UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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RYMAN HOSPITALITY PROPERTIES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 5, 2013

Dear Stockholder:

You are cordially invited to attend the 2013 Annual Meeting of Stockholders of Ryman Hospitality Properties, Inc. at the Gaylord Palms Resort and Convention Center in Kissimmee, Florida, on May 9, 2013 at 10:00 a.m. local time.

Details of the business that will be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting, proxy statement and proxy card.

It is important that your shares be represented and voted at the Annual Meeting. If you do not plan to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy card promptly in the accompanying reply envelope. If you received your Annual Meeting materials via email, the email contains voting instructions and links to the annual report and proxy statement on the Internet, which are both available at our website, www.rymanhp.com/investorrelations/proxymaterials.htm. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so by voting in person at the Annual Meeting.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Colin V. Reed

Chief Executive Officer, President

& Chairman of the Board

RYMAN HOSPITALITY PROPERTIES, INC.

One Gaylord Drive

Nashville, Tennessee 37214

(615) 316-6000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	10:00 a.m. local time on May 9, 2013

PLACE	Gaylord Palms Resort and Convention Center

6000 West Osceola Parkway

Kissimmee, FL 34746

ITEMS OF BUSINESS	At our Annual Meeting, our stockholders will be asked to:

(1)	Elect as directors the eight (8) nominees named in the Proxy Statement to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;

(2)	Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2013 fiscal year; and

(3)	Approve, on an advisory basis, the Company’s executive compensation.

The accompanying proxy statement more fully describes these proposals.

Our stockholders will also be asked to transact any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

RECORD DATE	You may vote if you were a stockholder of record at the close of business on March 20, 2013.

ANNUAL REPORT	Our 2012 Annual Report to Stockholders, which is not part of the proxy solicitation materials, is also enclosed.

PROXY VOTING	It is important that your shares be represented and voted at the meeting. If you do not plan to attend the Annual Meeting, please COMPLETE, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the reply envelope or, if you received the proxy materials via email, follow the voting instructions contained in the email. A proxy may be revoked at any time prior to its exercise at the Annual Meeting.

By Order of the Board of Directors,

Nashville, Tennessee	SCOTT J. LYNN
April 5, 2013	Secretary

PROXY STATEMENT

The Board of Directors of Ryman Hospitality Properties, Inc. (“Ryman,” the “Company,” “we” or “us”) is soliciting proxies for the 2013 Annual Meeting of Stockholders (the “Annual Meeting”) on May 9, 2013, and any postponements and adjournments of such meeting. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully. A copy of our 2012 Annual Report to Stockholders, this Proxy Statement and accompanying proxy card are being mailed to our stockholders beginning on or about April 5, 2013.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY

MATERIALS FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS

The following proxy materials are available for you to review online at our website,

www.rymanhp.com/investorrelations/proxymaterials.htm:

•	This Proxy Statement;

•	Form of proxy card;

•	The Company’s 2012 Annual Report to Stockholders (which is not deemed to be part of the official proxy soliciting materials); and

•	Any amendments to the foregoing materials that are required to be furnished to stockholders.

In accordance with Securities and Exchange Commission rules, this website does not use “cookies,” track user moves or gather any personal information.

GENERAL INFORMATION

QUESTIONS AND ANSWERS

What is the purpose of the Annual Meeting?

At the Annual Meeting, our stockholders will vote on the following matters:

•	Proposal 1: To elect as directors the eight (8) nominees named in this Proxy Statement to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified.

•	Proposal 2: To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2013 fiscal year.

•	Proposal 3: To approve, on an advisory basis, our executive compensation.

This proxy statement more fully describes each of these proposals. Stockholders will also transact any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

Who may vote?

You may vote if you were a holder of record of shares of our common stock at the close of business on March 20, 2013 (the record date). On the record date, there were 51,646,396 shares of common stock outstanding. On such date, the shares were held by 2,013 holders of record. You are entitled to one vote for each share of common stock held by you as of the record date.

How do I cast my vote?

If you hold the shares in your own name, you can vote in person at the meeting or by signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope. If you vote by proxy, the proxies identified on the back of the proxy card will vote your shares in accordance with your instructions. If you submit a signed proxy card but do not mark the boxes showing how you wish to vote, the proxies will vote your shares in accordance with the recommendations of the Board of Directors as described in greater detail below.

In addition, Ryman stockholders can vote using the Internet or by phone. To use the Internet, log onto www.proxyvote.com to transmit your voting instructions up until 11:59 p.m. Eastern time on May 8, 2013 (for shares in Ryman’s 401(k) Savings Plan, the voting deadline is 11:59 p.m. Eastern time on May 7, 2013). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. To vote by phone, dial 1-800-690-6903 using a touch-tone telephone up until 11:59 p.m. Eastern time on May 8, 2013 (for shares in Ryman’s 401(k) Savings Plan, the voting deadline is 11:59 p.m. Eastern time on May 7, 2013). Have your proxy card in hand when you call and then follow the instructions.

What if my shares are held in “street name” by a broker?

If you do not own your shares directly, but instead are the beneficial owner of shares held in “street name” by a broker, bank or other nominee, your broker, bank or other nominee, as the record holder of the shares, must vote those shares in accordance with your instructions. If you do not give instructions to your broker, bank or other nominee, your broker, bank or other nominee can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. On non-discretionary items for which you do not give instructions, your shares will be counted as “broker non-votes.” A discretionary item is a proposal that is considered routine under the rules of the New York Stock Exchange. Shares held in street name may be voted by your broker, bank or other nominee on discretionary items in the absence of voting instructions given by you.

Which matters to be presented at the Annual Meeting are considered routine?

The matters presented in Proposals 1 and 3 are not considered routine under the rules of the New York Stock Exchange. Therefore, brokers, banks or other nominees subject to New York Stock Exchange Rules will not have the ability to vote shares held in street name with respect to those proposals unless the broker, bank or other nominee has received voting instructions from the beneficial owner of the shares held in street name. Broker non-votes will not impact the outcome of Proposals 1 or 3. It is therefore important that you provide instructions to your broker, bank or other nominee if your shares are held in street name by a broker, banker or other nominee so that you are able to vote with respect to Proposals 1 or 3. Proposal 2 is considered routine and therefore may be voted upon by your broker, bank or other nominee if you do not give instructions for the shares held in street name by your broker, bank or other nominee.

If any other matter that properly comes before the meeting is not considered routine under the rules of the New York Stock Exchange, broker non-votes will not impact the outcome of the matter.

How are shares in the Company’s 401(k) Savings Plan voted?

Participants in the Company’s 401(k) Savings Plan are entitled to vote the shares held under the 401(k) Savings Plan in their name. To do this, you must sign and timely return the proxy card you received with this Proxy Statement. Your proxy card will be considered your confidential voting instructions, and the 401(k) Savings Plan trustee will direct your vote in the manner you indicate on the proxy card. In order to do this, the proxy results for the shares held in the 401(k) Savings Plan will be tabulated by our transfer agent for all plan participants and reported to the 401(k) Savings Plan trustee on an aggregate basis. The overall vote tallies will not show how individual participants voted. The trustee will vote the shares at the meeting through the custodian holding the shares. If a plan participant’s voting instructions are not received by our transfer agent before the meeting, or if the proxy is revoked by the participant before the meeting, the shares held by that participant will be considered unvoted. All unvoted shares in the plan will be voted at the Annual Meeting by the 401(k) Savings Plan trustee in direct proportion to the voting results of 401(k) Savings Plan shares for which proxies are received.

What shares are included on my proxy card?

Your proxy card represents all shares registered in your name with the transfer agent on the record date, including those shares owned pursuant to the Company’s 401(k) Savings Plan.

How many shares must be present to hold the Annual Meeting?

The holders of a majority of the shares of our common stock outstanding on the record date, or 25,823,199 shares, in person or by a valid proxy, must be present at the meeting for any business to be conducted, known as a “quorum.” Proxies received but marked as “abstain,” as well as shares that are counted as “broker non-votes,” will be counted as shares that are present for purposes of determining the presence of a quorum.

What if a quorum is not present at the Annual Meeting?

If a quorum is not present at the scheduled time of the Annual Meeting, we may adjourn the Annual Meeting, either with or without a vote of the stockholders. If we propose to have the stockholders vote whether to adjourn the meeting, the people named in the enclosed proxy will vote all shares of our common stock for which they have voting authority in favor of the adjournment. We also may adjourn the meeting if for any reason we believe that additional time should be allowed to enable our stockholders to (i) consider fully information which the Board of Directors determines has not been sufficiently or timely available to stockholders or (ii) otherwise to exercise effectively their voting rights. An adjournment will have no effect on the business that may be conducted at the Annual Meeting.

How does the Board recommend I vote on each of the proposals?

The Board recommends that you vote FOR:

•

Proposal 1: The election as directors of the eight (8) nominees named in this Proxy Statement to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified.

•	Proposal 2: The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2013 fiscal year.

•	Proposal 3: The approval, on an advisory basis, of our executive compensation.

How do I change my vote?

You can revoke your proxy at any time before the meeting by:

•	submitting a later-dated proxy card by mail, internet or phone (as provided above under “How do I cast my vote?”);

•	giving written notice to Scott J. Lynn, the Secretary of the Company, stating that you are revoking your proxy; or

•	attending the Annual Meeting and voting your shares in person.

Who will count the votes?

Representatives of Broadridge will count the votes and act as the independent inspectors of the election.

What if I send in my proxy card and do not specify how my shares are to be voted?

If you send in a signed proxy but do not give any voting instructions, your shares will be voted FOR:

•

Proposal 1: The election as directors of the eight (8) nominees named in this Proxy Statement to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified.

•	Proposal 2: The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2013 fiscal year.

•	Proposal 3: The approval, on an advisory basis, of our executive compensation.

How will the proxies vote on any other business brought up at the Annual Meeting?

We are not aware of any business to be considered at the Annual Meeting other than the proposals described in this proxy statement. If any other business is properly presented at the meeting, your signed proxy card authorizes Colin V. Reed, Ralph Horn and Scott J. Lynn to use their discretion to vote on these other matters.

What are my voting options on the proposals?

With respect to Proposal 1, you may:

•	Vote FOR all of the director nominees;

•	Vote FOR specific director nominees;

•	Vote AGAINST all of the director nominees

•	Vote AGAINST specific director nominees;

•	ABSTAIN from voting with respect to all of the director nominees; or

•	ABSTAIN from voting with respect to specific director nominees.

Under the majority voting provisions set forth in our bylaws, any director nominee will be elected to the Board of Directors if the number of votes cast “FOR” such nominee’s election exceeds the number of votes cast “AGAINST” such nominee’s election (with abstentions and broker non-votes not counted as votes cast either for or against such election). See “Proposal 1—Election of Directors—Majority Voting Standard for Director Elections” below for further discussion. Proxies may not be voted for more than eight (8) directors, and stockholders may not cumulate votes in the election of directors.

With respect to Proposal 2, you may vote FOR the proposal, AGAINST the proposal or you may elect to ABSTAIN from voting.

With respect to Proposal 3, you may vote FOR the proposal, AGAINST the proposal or you may elect to ABSTAIN from voting.

If you abstain from voting on Proposal 1, the abstention will not have an effect on the outcome of the vote. If you abstain from voting on Proposals 2 or 3, your shares will be counted as present in person or represented by proxy and entitled to vote on such proposal, and thus the abstention will have the same effect as a vote against such proposal.

What happens if a director nominee does not receive the required majority vote?

Each nominee is a current director who is standing for reelection. Under our Corporate Governance Guidelines, each director agrees, by serving as a director or by accepting nomination for election as a director, that if while serving as a director he or she fails to receive the required majority vote in a director election, he or she will tender his or her resignation as a director for consideration by the Nominating and Corporate Governance Committee and, ultimately, the Board. If the Board accepts the resignation, the nominee will no longer serve on the Board, and if the Board rejects the resignation, the nominee will continue to serve until his or her successor has been duly elected and qualified or until his or her earlier disqualification, death, resignation or removal. See “Proposal 1—Election of Directors—Majority Voting Standard for Director Elections” for further discussion of this issue.

How many votes are required to approve each proposal?

Proposal	Vote Required	Broker Discretionary Voting Allowed
Proposal 1—Election of eight (8) directors	Majority of Votes Cast (with abstentions and broker non-votes not counted as votes cast either for or against such election)	No

Proposal 2—Ratification of Ernst & Young LLP as independent registered public accounting firm for 2012 fiscal year	Majority of the Shares Entitled To Vote and Present in Person or Represented by Proxy	Yes

Proposal 3—Advisory vote on executive compensation	Majority of the Shares Entitled To Vote and Present in Person or Represented by Proxy	No

Is my vote confidential?

Yes. All proxy cards and vote tabulations that identify an individual stockholder are kept confidential. Except to meet legal requirements, your vote will not be disclosed to us unless:

•	a proxy solicitation is contested;

•	you write comments on the proxy card; or

•	you authorize disclosure of your vote.

This policy does not prevent us from ascertaining which stockholders have voted or from taking actions designed to encourage stockholder voting.

How is this proxy solicitation being conducted?

We will bear the cost of soliciting proxies for the Annual Meeting. We have retained Broadridge to assist in the solicitation and will pay approximately $5,000 for its assistance. Our officers and employees may also solicit proxies by mail, telephone, e-mail or facsimile transmission. They will not be paid additional remuneration for their efforts. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of shares of our common stock.

PRIOR AGREEMENTS WITH RESPECT TO DIRECTOR NOMINATIONS

On January 13, 2012, the Company entered into a letter agreement (the “2012 TRT Letter Agreement”) with a former stockholder, TRT Holdings, Inc., and Robert Rowling (collectively, “TRT”). TRT ceased to hold any shares of our common stock on August 16, 2012 as a result of certain sales transactions which are discussed below under “Transaction with Related Persons—TRT Repurchase and Public Offerings.”

Under the terms of the 2012 TRT Letter Agreement, we agreed to include a shareholder proposal (the “GAMCO Proposal”) submitted by GAMCO Asset Management, Inc. (“GAMCO”) in our 2012 proxy statement which requested that our Board not extend the August 12, 2012 expiration date of the amended and restated rights agreement dated as of March 9, 2009 (the “Rights Plan”), between us and Computershare Trust Company N.A., as amended, unless our stockholders approved such extension. The GAMCO Proposal was approved by our stockholders at our 2012 annual meeting, and we did not extend the term of the Rights Plan following its expiration on August 12, 2012.

The 2012 TRT Letter Agreement also required us to re-nominate David W. Johnson and Terrell T. Philen, Jr. (who had been prior designees of TRT pursuant to a settlement agreement dated as of March 9, 2009, between the Company and TRT), as well as Glenn J. Angiolillo and Robert S. Prather, Jr. (who had been prior designees of GAMCO as described below under “Prior Agreements with Respect to Director Nominations—2009 GAMCO Letter Agreement”) for election as directors at our 2012 annual meeting. Each of Messrs. Johnson, Philen, Angiolillo and Prather were elected as directors at our 2012 annual meeting, although Messrs. Johnson and Philen no longer serve as directors. In addition, the 2012 TRT Letter Agreement required TRT to vote at our 2012 annual meeting all shares of the Company’s common stock owned by TRT in favor of (a) each of the Company’s director nominees, (b) any proposal to approve, on an advisory basis, the Company’s executive compensation, and (c) any proposal requesting the ratification of the Company’s independent registered public accounting firm. The 2012 TRT Letter Agreement also required us to amend our corporate governance guidelines to include a policy with respect to shareholder rights plans, which we did upon execution of the 2012 TRT Letter Agreement. Under the terms of the 2012 TRT Letter Agreement, we were permitted to amend this policy if TRT owned less than 10% of our common stock. In connection with our restructuring transactions, our corporate governance guidelines, which were adopted on October 1, 2012 (following TRT’s exit as a stockholder of the Company on August 16, 2012), do not include any such rights plan policy. We do not have a shareholder rights plan.

The 2012 TRT Letter Agreement included various other obligations of both the Company and TRT which were summarized in greater detail in our 2012 proxy statement under the heading “Agreements with Respect to Director Nominations—Agreements with TRT.” In addition, the description of the 2012 TRT Letter Agreement above is qualified in its entirety by reference to the full text of the agreement, a copy of which was filed with the Securities and Exchange Commission as an exhibit to our Current Report on Form 8-K filed on January 17, 2012.

On March 9, 2009, we entered into a letter agreement (the “2009 GAMCO Letter Agreement”) with GAMCO, which had previously submitted notice of its intention to nominate four individuals for election to the Board of Directors at our 2009 annual meeting of shareholders. Under the terms of the 2009 GAMCO Letter Agreement, which has expired, GAMCO was entitled to name two directors for nomination by the Board and inclusion in our proxy statement for our 2009 annual meeting of stockholders, Glenn J. Angiolillo and Robert S. Prather, Jr. Messrs. Angiolillo and Prather were elected as directors at our 2009 annual meeting. Although we were not required by the 2009 GAMCO Letter Agreement to do so, we nominated Messrs. Angiolillo and Prather for re-election at our 2010 and 2011annual meetings of stockholders (and we nominated Messrs. Angiolillo and Prather for re-election at our 2012 annual meeting of stockholders pursuant to the 2012 TRT Letter Agreement). Mr. Prather has been re-nominated as a director nominee by the Board of Directors for election at the Annual Meeting, while Mr. Angiolillo will not be standing for re-election at the Annual Meeting.

The description of the 2009 GAMCO Letter Agreement above is qualified in its entirety by reference to the full text of the agreement, a copy of which we filed with the Securities and Exchange Commission as an exhibit to our Current Report on Form 8-K filed on March 10, 2009.

PROPOSALS AND CORPORATE GOVERNANCE INFORMATION

PROPOSAL 1—ELECTION OF DIRECTORS

You may vote on the election of eight (8) directors to the Board of Directors.

The current Board of Directors consists of nine (9) directors one of whom, Glenn Angiolillo, is not standing for reelection at this annual meeting. All of our directors are elected annually. All of our nominees are currently directors. The Board expects all of the nominees named below to be available for election. In case any nominee is not available, the person or persons voting the proxies may vote your shares for such other person or persons designated by the Board if you have submitted a proxy card.

Any director nominees will be elected to the Board of Directors if the number of votes cast for such nominee’s election exceeds the number of votes cast against such nominee’s election. See “Proposal 1—Election of Directors—Majority Voting Standard for Director Elections” below for further discussion. Each of the nominees shall be elected to serve as a director until the annual meeting of stockholders in 2014 or until his or her respective successor is duly elected and qualified, or until his or her earlier resignation or removal. The Board of Directors, acting through its Nominating and Corporate Governance Committee, is responsible for nominating a slate of director nominees that collectively have the complementary experience, qualifications, skills and attributes to guide the Company and function effectively as a Board. See “Committees of the Board—The Nominating and Corporate Governance Committee” for further discussion.

We historically operated as a lodging and hospitality company focusing on the large group meetings segment of the hospitality industry. On May 30, 2012, we entered into an agreement to sell our Gaylord Hotels brand and rights to manage our hotel properties to Marriott International, Inc. Effective October 1, 2012, the Marriott sale transaction closed and Marriott assumed responsibility for managing the day-to-day operations of our hotel properties pursuant to management agreements between us and Marriott. Following completion of the Marriott sale transaction and our other corporate reorganization steps taken in 2012, we became, as of January 1, 2013, a real estate investment trust specializing in group-oriented, destination hotel assets in urban and resort markets. The Nominating and Corporate Governance Committee seeks directors with established strong professional reputations and experience in areas relevant to the strategy and operations of our businesses. Each of the nominees for election as a director at the Annual Meeting holds or has held senior executive positions in large, complex organizations and has operating experience that meets this objective, as described below. The Nominating and Corporate Governance Committee also believes that each of the nominees has other key attributes that are important to an effective Board: integrity, candor, analytical skills, the willingness to engage management and each other in a constructive and collaborative fashion, and the ability and commitment to devote significant time and energy to service on the Board and its committees.

The Nominating and Corporate Governance Committee takes into account diversity considerations in determining the Company’s slate and planning for director succession and believes that, as a group, the nominees bring a diverse range of perspectives to the Board’s deliberations. See “Committees of the Board—The Nominating and Corporate Governance Committee” for further discussion of the Nominating and Corporate Governance Committee’s consideration of diversity.

In addition to the above, the Nominating and Corporate Governance Committee also considered the specific experience described in the biographical details that follow in determining to nominate the individuals set forth below for election as directors.

Information About the Nominees for Director

Information concerning the nominees proposed by the Board for election as directors is set forth below.

Michael J. Bender	Director since 2004. Age 51.

Mr. Bender is the EVP and President, West Business Unit, of retailer Wal-Mart Stores, Inc., with overall responsibility for a group of stores in the western United States, a position he has held since February 2011. Mr. Bender previously served as SVP of the Mountain Division of Wal-Mart from February 2010 to February 2011 and as a VP/Regional General Manager at Wal-Mart from February 2009 to February 2010. From 2003 through 2007, Mr. Bender served as the President/General Manager of the Retail and Alternate Care business of healthcare retailer Cardinal Health. Prior to joining Cardinal Health, Mr. Bender was Vice President of Store Operations for clothing retailer Victoria’s Secret Stores. Mr. Bender also spent 14 years with beverage company PepsiCo in a variety of sales, finance and operating roles.

The Nominating and Corporate Governance Committee concluded that Mr. Bender should serve as a director, in part, because of his experience in retail sales and his understanding of corporate finance and accounting.

E. K. Gaylord II	Director since 1977. Age 55.

Mr. Gaylord served as the Company’s Chairman of the Board from May 1999 through April 2001. He served as interim President and Chief Executive Officer of the Company from July 2000 until September 2000, and as Vice-Chairman of the Board from May 1996 to May 1999. He was the President of the privately-held Oklahoma Publishing Company from June 1994 until December 2002. Mr. Gaylord has been Chairman of Medtrust Online, a privately-held healthcare services firm, since 2007. Mr. Gaylord has been President of Eleven Sands Exploration, a privately-held energy company, since 2000, and is currently the Chairman of E.K. Capital, a privately-held investment entity. Mr. Gaylord is also a member of the Board of Trustees of the Scottsdale Healthcare Foundation, as well as a member of the National Board of the Smithsonian Institution, and is Chairman of the Smithsonian Institution’s Traveling Exhibitions.

The Nominating and Corporate Governance Committee concluded that Mr. Gaylord should serve as a director, in part, because of his previous specific experience in operations and management with the Company and the knowledge he has acquired from years of involvement with the Company.

Ralph Horn	Director since 2001. Age 72.

Mr. Horn served as the Chairman of the Board of financial services company First Tennessee National Corporation (now First Horizon National Corporation) and First Tennessee Bank, National Association, its principal subsidiary, from 1996 until his retirement in December 2003. Mr. Horn served as Chief Executive Officer of First Tennessee National Corporation from 1994 through 2002 and as its President from 1991 through 2001. Mr. Horn is co-lead director of Mid America Apartment Communities, Inc., an owner of apartment communities.

The Nominating and Corporate Governance Committee concluded that Mr. Horn should serve as a director, in part, because of his corporate finance background, his knowledge of the hospitality industry and his knowledge of corporate governance.

Ellen Levine	Director since 2004. Age 70.

Ms. Levine is Editorial Director of Hearst Magazines, one of the world’s largest magazine publishers. Prior to assuming this role in 2006, Ms. Levine had served as Editor-in-Chief of the Hearst publication Good Housekeeping since 1994. She was instrumental in founding O, The Oprah Magazine in 2000 (and continues to serve as its Editorial Consultant) and in founding Food Network Magazine in 2009. Ms. Levine also served as Editor-in-Chief of Redbook (1990-1994) and Woman’s Day (1982-1990) and as a Senior Editor of Cosmopolitan (1976-1982). During the past five years, Ms. Levine served as a director of retailer Finlay Enterprises, Inc.

The Nominating and Corporate Governance Committee concluded that Ms. Levine should serve as a director, in part, because of her sales and marketing background and her experience in the media industry.

Robert S. Prather, Jr.	Director since 2009. Age 68.

Mr. Prather has been President and Chief Operating Officer of Gray Television, Inc., a television broadcast company, since September 2002. He was an Executive Vice President of Gray Television, Inc. from 1996 until September 2002. Mr. Prather is also a director of Gray Television, Inc. Mr. Prather has served as a director of Southern Community Newspapers, Inc., a publishing and communications company formerly known as Triple Crown Media, Inc., since December 2005. He served as Chief Executive Officer and director of Bull Run Corporation, a sports and affinity marketing and management company, from 1992 until its merger into Triple Crown Media, Inc. in December 2005. Mr. Prather is also a member of the Board of Directors of GAMCO Investors, Inc., the parent company of GAMCO Asset Management, Inc.

The Nominating and Corporate Governance Committee concluded that Mr. Prather should serve as a director, in part, because of his overall business acumen and his experience in the entertainment and media industries. As noted above, Mr. Prather was originally nominated to the Board in 2009 pursuant to the GAMCO Agreement.

Colin V. Reed	Director since 2001. Age 65.

Mr. Reed has served as Chief Executive Officer and a director of the Company since April 2001, and Mr. Reed was also elected Chairman of the Board of Directors of the Company in May 2005. From April 2001 until November 2008, Mr. Reed also served as President of the Company, a position which he re-assumed in November 2012. Prior to joining the Company, Mr. Reed had served as a member of the three-executive Office of the President of Harrah’s Entertainment, Inc. since May 1999, and he had served as Harrah’s Chief Financial Officer since April 1997. Mr. Reed also was a director of Harrah’s from 1998 to May 2001. Mr. Reed served in a variety of other management positions with Harrah’s and its predecessor, hotel operator Holiday Corp., since 1977. Mr. Reed is a director of First Horizon National Corporation.

The Nominating and Corporate Governance Committee concluded that Mr. Reed should serve as a director, in part, because of his service as Chief Executive Officer of the Company, his financial and accounting background and his knowledge of the hospitality industry.

Michael D. Rose	Director since 2001. Age 71.

Mr. Rose served as Chairman of the Board of the Company from April 2001 through May 2005 and served as Chairman of the Executive Committee of the Board of the Company from May 2005 through May 2009. Since 1998, Mr. Rose has been a private investor and Chairman of Midaro Investments, a privately held investment firm. In 1995, Mr. Rose became Chairman of the Board of both hotel operator Promus Hotel Corporation and Harrah’s Entertainment, Inc. when the two companies split into two publicly-traded companies. He retired from the Boards of Harrah’s in 1996 and Promus in 1997. Mr. Rose also served as Chairman from 1990 to 1995, and Chief Executive Officer from 1990 to 1994, of the Promus Companies, Incorporated. Mr. Rose is also a director of restaurant operator Darden Restaurants, Inc. and food manufacturer General Mills, Inc. From January 2007 until December, 2011, Mr. Rose served as Chairman of the Board of Directors of First Horizon National Corporation. Mr. Rose served as a director of First Horizon National Corporation until his retirement in April 2012.

The Nominating and Corporate Governance Committee concluded that Mr. Rose should serve as a director, in part, because of his experience with public companies, his prior tenure as Chairman of the Board of the Company, his knowledge of the hospitality industry, his service as compensation committee chairman for two Fortune 250 companies and his understanding of corporate governance and finance.

Michael I. Roth	Director since 2004. Age 67.

Mr. Roth is Chairman and Chief Executive Officer of the Interpublic Group of Companies, a global marketing services company. He was appointed Interpublic’s Chief Executive Officer in January of 2005. Prior to becoming Chairman of Interpublic in July 2004, Mr. Roth had been a member of Interpublic’s Board of Directors since 2002. Previously, Mr. Roth was Chairman of the Board and Chief Executive Officer of financial services company The MONY Group Inc. and its predecessor entities since 1997. Mr. Roth is also a director of Pitney Bowes, Inc.

The Nominating and Corporate Governance Committee concluded that Mr. Roth should serve as a director, in part, because of his legal and accounting background, his previous experience managing public companies and his knowledge of corporate finance.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THESE NOMINEES.

Information About the Director Not Standing for Reelection

Glenn J. Angiolillo	Director since 2009. Age 59.

Mr. Angiolillo is President of GJA Management Corp., a consulting and advisory firm specializing in wealth management, a position he has held since 1998. Previously, Mr. Angiolillo was a partner and member of the Management Committee in the law firm of Cummings & Lockwood, where he concentrated in the areas of corporate law, mergers and acquisitions and banking and finance. During the past five years, Mr. Angiolillo served as a director of insurance company NYMAGIC, Inc. and electronics display company Trans-Lux Corporation.

The Nominating and Corporate Governance Committee concluded that Mr. Angiolillo should serve as a director, in part, because of his legal background, his understanding of corporate finance and his knowledge of corporate governance. As noted above, Mr. Angiolillo was originally nominated to the Board in 2009 pursuant to the GAMCO Agreement.

Corporate Governance

Our business is managed under the direction of the Board of Directors. The Board of Directors delegates the conduct of the business to our senior management team. The Board of Directors held eleven (11) meetings during 2012. All directors attended at least 75% of the Board meetings during their tenure on the Board in 2012, with the exception of Mr. Bender (63% attendance) and Mr. Roth (63% attendance).

We have adopted Corporate Governance Guidelines governing the conduct of our Board of Directors. The charters of our Audit Committee, Human Resources Committee and Nominating and Corporate Governance Committee, as well as our Corporate Governance Guidelines, are all posted on our web site at www.rymanhp.com (under “Corporate Governance” on the Investor Relations page).

We have also adopted a Code of Business Conduct and Ethics which is applicable to all employees, officers and directors, including the principal executive officer, the principal financial officer and the principal accounting officer. The Code of Business Conduct and Ethics is available on our web site at www.rymanhp.com (under “Corporate Governance” on the Investor Relations page). We intend to post amendments to or waivers from our Code of Business Conduct and Ethics (to the extent applicable to our directors, chief executive officer, principal financial officer or principal accounting officer) at this location on our website.

We will provide a copy of our Corporate Governance Guidelines, our committee charters or our Code of Business Conduct and Ethics (and any amendments or waivers) to any stockholder or other person upon receipt of a written request addressed to Ryman Hospitality Properties, Inc., Attn: Corporate Secretary, One Gaylord Drive, Nashville, Tennessee 37214.

Board Leadership Structure

The Board of Directors believes that Mr. Reed’s service as both Chairman of the Board and Chief Executive Officer is in the best interests of the Company and its stockholders. Mr. Reed possesses a detailed knowledge of the hospitality industry as well as an understanding of both the opportunities and challenges facing the Company and its businesses. The Board thus believes that Mr. Reed is best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most important matters facing the Company. The Board also believes that Mr. Reed’s combined role ensures clear accountability, enhances the Company’s ability to articulate its strategy and message to the Company’s employees, stockholders and business partners and enables decisive overall leadership.

The Board has determined that it is also important to have a Lead Director who will play an active role and oversee many of the functions that an independent chair would otherwise perform. The Board has adopted a description of the duties of the Lead Director, which is posted on the Company’s website at www.rymanhp.com (under “Corporate Governance” on the Investor Relations page). Pursuant to this job description, the Chairman of the Nominating and Corporate Governance Committee serves as the Company’s Lead Director, and that individual is currently Ralph Horn. Some of the primary functions of our Lead Director are:

•

To call, convene and chair meetings of the non-management directors or independent directors and other meetings as may be necessary from time to time and, as appropriate, provide prompt feedback to the Chief Executive Officer.

•	To coordinate and develop the agenda for and chair executive sessions of the independent directors.

•	To coordinate feedback to the Chief Executive Officer on behalf of independent directors regarding business issues and management.

•	To be available, as appropriate, for direct communication with major stockholders who request such a communication.

•

To perform such other duties as may be necessary for the Board to fulfill its responsibilities or as may be requested by the Board as a whole, by the non-management directors, or by the Chairman of the Board.

Each of the directors other than Mr. Reed is independent, and the Board believes that the independent directors coupled with the Lead Director provide effective oversight of management. Our non-management directors meet regularly in scheduled executive sessions, and the Lead Director presides at these executive sessions. Following an executive session of our non-management directors, the Lead Director acts as a liaison between the non-management directors and the Chairman regarding any specific feedback or issues, provides the Chairman with input regarding agenda items for Board and Committee meetings, and coordinates with the Chairman regarding information to be provided to the our non-management directors in performing their duties. The Board believes that this approach appropriately and effectively complements the combined Chief Executive Officer/Chairman structure.

Although the Company believes that the combination of the Chairman and Chief Executive Officer roles is appropriate in the current circumstances, the Board retains the authority to modify the Company’s current combined Chief Executive Officer/Chairman structure to best address the Company’s circumstances, if and when appropriate.

Board Member Attendance at Annual Meeting

We strongly encourage each member of the Board of Directors to attend the Annual Meeting of Stockholders. All of our directors attended the 2012 Annual Meeting of Stockholders.

Independence of Directors

Pursuant to our Corporate Governance Guidelines, the Board undertook its annual review of director independence in February 2013. Our Board of Directors determines the independence of its members through a broad consideration of all relevant facts and circumstances, including an assessment of the materiality of any relationship between the Company and a director. In making this assessment, the Board looks not only at relationships from the director’s standpoint, but also from the standpoint of persons or organizations with which the director has an affiliation. In making its determination, the Board of Directors adheres to the requirements of, and applies both the objective and subjective standards set forth by, the New York Stock Exchange (as set forth in Section 303A.02 of the listed company manual), as well as the requirements and standards of the Securities and Exchange Commission and other applicable laws and regulations.

During this review, the Board considered whether there are or have been any transactions and relationships between each director, or any member of his or her immediate family, and the Company and its subsidiaries and affiliates. The Board also examined whether there are or have been any transactions and relationships between directors, or their affiliates, and members of the Company’s senior management or their affiliates. The purpose of this review was to determine whether any of these relationships or transactions were inconsistent with a determination that the director is independent. As a result of this review, the Board affirmatively determined that, with the exception of Colin V. Reed, all of the current directors of the Company are independent of the Company and its management.

Committees of the Board

The Board maintains three (3) standing committees, an Audit Committee, Human Resources Committee and Nominating and Corporate Governance Committee, to facilitate and assist the Board in the execution of its responsibilities. The table below shows current membership for each of the standing Board committees:

Audit	Human Resources	Nominating and Corporate Governance
Michael J. Bender*	Michael I. Roth*	Ralph Horn*
Glenn J. Angiolillo	Ralph Horn	Glenn J. Angiolillo
E. K. Gaylord II	Ellen Levine	Ellen Levine
Ralph Horn	Robert S. Prather, Jr.	Michael I. Roth

*	Committee Chair

In accordance with New York Stock Exchange listing standards, all the committees are comprised solely of non-employee, independent directors.

Following the Annual Meeting, the Board of Directors will appoint the members of each of the standing Board committees.

The Audit Committee

We have a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee is responsible for, among other things:

•

overseeing the integrity of our financial information, the performance of our internal audit function and system of internal controls and compliance with legal and regulatory requirements relating to preparation of financial information;

•	appointing, compensating, retaining and overseeing our independent registered public accounting firm;

•	evaluating the qualifications, independence and performance of our independent registered public accounting firm;

•	meeting with our independent registered public accounting firm and with our vice president of internal audit concerning, among other things, the scope of audits and reports;

•	reviewing the work programs of our independent registered public accounting firm and the results of its audits; and

•	assessing our risk assessment and risk management policies.

The Board has determined that all the members of the Audit Committee are financially literate pursuant to the New York Stock Exchange rules. The Board also has determined that Mr. Horn is an “audit committee financial expert” within the meaning stipulated by the Securities and Exchange Commission.

In 2012, the Audit Committee met eight (8) times. All of the Audit Committee members attended at least 75% of the meetings of the Audit Committee during their tenure on the Board in 2011, with the exception of Mr. Gaylord (63% attendance).

The Human Resources Committee

The Human Resources Committee is responsible for, among other items:

•	reviewing and approving all compensation policies and programs that benefit employees, including employment and severance agreements, incentive programs, benefits and retirement programs;

•

reviewing and approving annually the corporate goals and objectives relative to the Chief Executive Officer’s compensation, evaluating the Chief Executive Officer’s performance in light of those objectives, and determining and approving the Chief Executive Officer’s compensation level based on this evaluation;

•	reviewing, approving and administering our equity incentive plans; and

•	reviewing and approving compensation for executive officers and directors (subject to, in the case of director compensation, approval by the full Board).

The Committee has also delegated to the Chief Executive Officer the authority to make limited equity grants to new members of the Company’s management team to allow such grants to be made in a timely manner, as the Committee generally only meets on a quarterly basis. Equity grants under this delegation of authority may only be made as initial equity grants to newly hired executives (other than officers subject to Section 16 of the Securities Exchange Act of 1934) and on the same terms and conditions as were applied by the Committee in its most recent prior equity grants. In addition, equity grants under this delegation of authority to any one executive are limited to 12,500 shares issuable upon the exercise of stock options (or similar awards such as stock appreciation rights) or 6,250 restricted shares (or similar awards such as restricted stock units or performance shares).

In 2012, the Committee continued its previous engagement of Towers Watson & Co., formerly Watson Wyatt & Company (“Towers Watson”), to assist the Committee in reviewing the Company’s compensation strategies and plans prior to the Company’s reorganization as a REIT. The Committee has affirmatively determined that no conflict of interest exists between Towers Watson and the Company (including the Company’s Board members and Company management) pursuant to Item 407(e)(3)(iv) of Regulation S-K. Neither Towers Watson nor any affiliate provided additional services to the Company or its affiliates in excess of $120,000 during fiscal 2012.

Towers Watson assisted the Committee in determining if its strategies and plans were advisable based on the Company’s current financial position and strategic goals, as well as developments in corporate governance and compensation design. At the Committee’s request, Towers Watson also performed several analyses, including updates to the executive salary structure and modeling of executive compensation levels at different levels of Company performance, to assist the Committee in its review.

For additional information regarding the Human Resources Committee’s processes and procedures for considering and determining executive compensation, including the role of executive officers in determining the amount or form of executive compensation and the formal engagement of a new compensation consultant, AonHewitt, by the Committee as of January 1, 2013 in connection with the Company’s REIT restructuring process, see “Compensation Discussion and Analysis” below.

In 2012, the Human Resources Committee met six (6) times. All of the Human Resources Committee members attended at least 75% of the meetings of the Human Resources Committee during their tenure on the Board in 2012.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for, among other things:

•	developing and recommending criteria for the selection of new directors and recommending to the Board nominees for election as directors and appointment to committees;

•	developing and recommending changes and modifications to our corporate governance guidelines and a code of conduct to the Board;

•	monitoring and enforcing compliance with our corporate governance guidelines, certain provisions of our code of conduct and other policies; and

•	advising the Board on corporate governance matters, including as appropriate obtaining updates on corporate governance developments from professional advisors.

In 2012, the Nominating and Corporate Governance Committee met three (3) times. All of the Nominating and Corporate Governance Committee members attended at least 75% of the meetings of the Nominating and Corporate Governance Committee during their tenure on the Board in 2012.

A formal Board evaluation covering Board operations and performance, with a written evaluation from each Board member, is conducted annually by the Nominating and Corporate Governance Committee to enhance Board effectiveness. Recommended changes are considered by the full Board. In addition, each Board committee conducts an annual self-evaluation.

The Nominating and Corporate Governance Committee annually reviews with the Board the Company’s “Statement of Expectations of Directors.” This review includes an assessment of independence, diversity, age, skills, experience and industry backgrounds in the context of the needs of the Board and the Company, as well as the ability of current and prospective directors to devote sufficient time to performing their duties in an effective manner. Directors are expected to actively participate in Board discussions and exemplify the highest standards of personal and professional integrity. In particular, the Nominating and Corporate Governance Committee seeks directors with established strong professional reputations and expertise in areas relevant to the strategy and operations of the Company’s businesses. While the Company’s Corporate Governance Guidelines do not prescribe specific diversity criteria for selection of directors, as a matter of practice, the Committee considers diversity in the context of the Board as a whole and takes into account the personal characteristics (such as gender, ethnicity, age) and experience (such as industry, professional, public service) of current and prospective directors when selecting new directors to facilitate Board deliberations that reflect a broad range of viewpoints. The Committee’s Charter gives the Committee responsibility to develop and recommend criteria for the selection of new directors to the Board, including, but not limited to diversity, age, skills, experience, time availability and such other criteria as the Committee shall determine to be relevant at the time.

The Nominating and Corporate Governance Committee also considers the impact of any changes in the employment of existing directors. In this regard, if a director changes employment, the director is required to submit a letter of resignation to the Committee. The Committee then reviews the director’s change of employment and determines whether the director’s continued service on the Board would be advisable as a result of such change. After completing this evaluation and interview, the Committee makes a recommendation to the full Board as to whether to accept the director’s resignation, and the Board makes a final determination of whether to accept the director’s resignation.

The Nominating and Corporate Governance Committee considers candidates for Board membership recommended by its members and other Board members, as well as by management and stockholders. To date the Committee has not engaged a third party to identify prospective nominees. The Committee will only consider stockholder nominees for Board membership submitted in accordance with the procedures set forth below in “Additional Information – Stockholder Nominations of Candidates for Board Membership.”

Once the Nominating and Corporate Governance Committee has identified a prospective nominee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Committee determines, in consultation with the Chairman of the Board and other Board members as appropriate, that additional consideration is warranted, it may request additional information about the prospective nominee’s background and experience. The Committee then evaluates the prospective nominee against the following standards and qualifications:

•	the ability of the prospective nominee to represent the interests of our stockholders;

•	the prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

•	the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other boards; and

•	the extent to which the prospective nominee contributes to the range of knowledge, diversity, skill and experience appropriate for the Board.

The Nominating and Corporate Governance Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board and the evaluations of other prospective nominees. In connection with this evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee, and others as appropriate, will interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.

New directors participate in an orientation program that includes discussions with senior management, background materials on our strategic plan, organization and financial statements and visits to our facilities. We encourage each director to participate in continuing educational programs that are important to maintaining a director’s level of expertise to perform his or her responsibilities as a Board member.

Majority Voting Standard for Director Elections

Our Amended and Restated Bylaws and Corporate Governance Guidelines provide for a majority voting standard in uncontested director elections. Under these provisions, any director nominee in an uncontested election will be elected to the Board of Directors if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election at any meeting for the election of directors at which a quorum is present (with abstentions and broker non-votes not counted as votes cast either for or against such election). In addition, under our Corporate Governance Guidelines, each director agrees, by serving as a director or by accepting nomination for election as a director, that if while serving as a director he or she fails to receive the required majority vote in a director election, he or she will tender his or her resignation as a director for consideration by the Nominating and Corporate Governance Committee and, ultimately, the Board, as described below. Any director nominee who is not an incumbent director who does not receive a majority vote will not be elected to the Board.

In the event any incumbent director nominee does not receive the requisite majority vote, our Corporate Governance Guidelines provide that our Nominating and Corporate Governance Committee will evaluate the circumstances of the failed election and will make a recommendation regarding the director’s resignation to the full Board, and will evaluate the resignation in light of the best interests of the Company and its stockholders in determining whether to recommend accepting or rejecting the tendered resignation, or whether other action should be taken. Thereafter, the Board will act upon the resignation, taking into account the recommendation of the Nominating and Corporate Governance Committee, and will publicly disclose (by a press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days of the certification of the election results. In such event, if the Board accepts the resignation, the nominee will no longer serve on the Board, and if the Board rejects the resignation, the nominee will continue to serve until his or her successor has been duly elected and qualified or until his or her earlier disqualification, death, resignation or removal.

Compensation Clawback

We expect that the Securities and Exchange Commission, in accordance with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), will issue regulations regarding clawback policies in the near future. In accordance with the Dodd-Frank Act, every public company will be required to adopt a “clawback” policy for the recovery of certain incentive-based compensation from its executive officers in the event the company is required to restate its financials as a result of material noncompliance with reporting requirements. In order to ensure full compliance with the Securities and Exchange Commission’s regulations, we intend to adopt our own formal clawback policy that will apply to our executive officers once such regulations have been implemented by the Commission.

In the interim, Section 304 of the Sarbanes-Oxley Act of 2002 requires the recovery of incentive awards in certain circumstances. If we are required to restate our financials due to material noncompliance with any financial reporting requirements as a result of misconduct, our chief executive officer and our chief financial officer will be required under Section 304 of the Sarbanes-Oxley Act to reimburse us for (1) any bonus or other incentive- or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (2) any profits realized from the sale of our securities during such 12 month period.

Compensation Committee Interlocks and Insider Participation

The Human Resources Committee (which functions as our compensation committee) is comprised entirely of independent directors. In addition, there are no relationships among our executive officers, members of the Human Resources Committee or entities whose executives serve on the Board of Directors or the Human Resources Committee that require disclosure under applicable regulations of the Securities and Exchange Commission.

Board’s Role in Risk Oversight

The Board as a whole has responsibility for oversight of the Company’s enterprise risk management function, with reviews of certain areas being conducted by the relevant Board Committees that report on their deliberations to the Board. The oversight responsibility of the Board and its Committees is made possible by a management report process that is designed to provide both visibility and transparency to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies. In this regard, each Committee meets in executive session with key management personnel and representatives of outside advisors (for example, the vice president of internal audit meets in executive session with the Audit Committee).

The areas of focus of the Board and its Committees include competitive, economic, operational, financial (accounting, credit, liquidity, and tax), legal, compliance, political and reputational risks. The Board and its Committees oversee risks associated with their respective principal areas of focus, as outlined below:

Board/Committee	Primary Areas of Risk Oversight
Full Board	Enterprise risk management, including strategic, financial and execution risks and exposures associated with both the annual operating plan and the long-term plan; major litigation and regulatory exposures and other current matters that may present material risk to the Company’s operations, plans, prospects or reputation; acquisitions and divestitures; senior management succession planning.

Audit Committee	Risks and exposures associated with financial matters, including financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial policies, investment guidelines, risk management and credit and liquidity matters.

Nominating and Corporate Governance Committee	Risks and exposures relating to corporate governance and director succession planning.

Human Resources Committee	Risks and exposures associated with leadership assessment, management succession planning, and executive compensation programs and arrangements, including incentive plans.

The Company believes that the Board’s role in risk oversight is facilitated by the leadership structure of the Board. In this regard, the Company believes that, by combining the positions of Chairman of the Board and Chief Executive Officer, the Board gains a valuable perspective that combines the operational experience of a member of management with the oversight focus of a member of the Board. The Company also believes that the division of risk management-related roles among the Company’s full Board, Audit Committee, Nominating and Corporate Governance Committee and Human Resource Committee as noted above fosters an atmosphere of significant involvement in the oversight of risk at the Board level and complements the Company’s risk management policies.

The Board, in executive sessions of non-management directors (which are presided over by the Company’s Lead Director), also considers and discusses risk-related matters. This provides a forum for risk-related matters to be discussed without management or the Chairman of the Board and Chief Executive Officer present. The Company’s Lead Director acts as a liaison between the Company’s Chairman of the Board and Chief Executive Officer and the Company’s independent directors to the extent that any risk-related matters discussed at these executive sessions require additional feedback or action.

In setting compensation, the Human Resources Committee also considers the risks to the Company’s stockholders that may be inherent in our compensation programs. We believe that our compensation programs are appropriately structured and provide for a suitable balance between long-term and short-term compensation and have an appropriate performance-based and “at risk” component, and that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

2012 Compensation of Directors

Summary of Compensation. As described more fully below, this chart summarizes the annual compensation for the Company’s non-management directors during 2012:

Name (a)	Fees Earned or Paid in Cash ($) (b)(1)	Stock Awards ($) (c)(2)	Option Awards ($) (d)	Non-Equity Incentive Plan Compen- sation ($) (e)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($) (f)(3)	All Other Compen- sation ($) (g)	Total ($) (h)
Glenn J. Angiolillo	$84,000	$99,986	—	—	—	—	$183,986
Michael J. Bender	79,000	99,986	—	—	—	—	178,986
E. K. Gaylord II	90,000	99,986	—	—	—	—	189,986
Ralph Horn	131,500	99,986	—	—	—	—	231,486
David W. Johnson(4)	99,750	99,986	—	—	—	—	199,736
Ellen Levine	81,500	99,986	—	—	—	—	181,486
Terrell T. Philen, Jr.(4)	119,250	99,986	—	—	—	—	219,236
Robert S. Prather, Jr.	74,000	99,986	—	—	—	—	173,986
Michael D. Rose	65,000	99,986	—	—	—	—	164,986
Michael I. Roth	98,500	99,986	—	—	—	—	198,486

(1)

The dollar amount listed in this column represents retainer fees actually paid in cash to each director or deferred pursuant to the Director Deferred Compensation Plan, described more fully below. The annual retainer fee for service on the Board of Directors and its committees is payable quarterly. Due to the timing of the payments, dates of board service and changes in committee assignments in 2012, the amounts listed in this column may not necessarily correspond to the amounts listed below under “Cash Compensation of Directors.”

(2)

Represents the grant date fair value of stock awards to directors in accordance with FASB ASC Topic 718. See Note 9 to our consolidated financial statements for the three years ended December 31, 2012, included in our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission on February 27, 2013, for the assumptions made in determining grant date fair values. As described more fully below in “Equity Compensation of Directors”, on May 10, 2012, each director listed above received an annual grant of 2,874 restricted stock units (later adjusted, pursuant to the anti-dilution provisions contained in the Company’s equity incentive plans, to take into account the Company’s special dividend paid on December 21, 2012, to 3,405 restricted stock units), which will vest fully on the first anniversary date of the grant (unless deferred as described below). As of December 31, 2012, the below-listed non-employee directors held the following restricted stock units (i.e., awards that have not fully vested, including restricted stock units the vesting of which has been deferred by a director until the earlier of a specified date or the end of the director’s Board service), as adjusted, pursuant to the anti-dilution provisions contained in the Company’s equity incentive plans, to take into account the Company’s special dividend paid on December 21, 2012: Mr. Angiolillo—15,586; Mr. Bender—12,032; Mr. Gaylord—8,827; Mr. Horn—10,255; Ms. Levine—3,405; Mr. Prather—10,255; Mr. Rose—12,032; and Mr. Roth—3,405. As of December 31, 2012, the below-listed directors had the following stock options outstanding, which as described below were previously granted in consideration for such director’s Board service, as adjusted to take into account the Company’s special dividend paid on December 21, 2012: Mr. Bender—21,343; Mr. Gaylord—24,392; Mr. Horn—6,098; Ms. Levine—24,392; Mr. Rose—12,196; and Mr. Roth—30,490.

(3)

During 2012 Messrs. Angiolillo, Gaylord, Horn and Rose elected to defer their annual retainer for service on the Board and committees pursuant to the Company’s Director Deferred Compensation Plan described in “Cash Compensation of Directors” below. No amount is reported in this column as a result of the fact that above-market or preferential earnings are not available under such plan.

(4)	Mr. Johnson and Mr. Philen resigned from the Board of Directors effective as of October 1, 2012.

The Human Resources Committee reviews and recommends the compensation for directors. In connection with the Company’s review of its management structure and compensation programs in connection with the Company’s REIT restructuring, as described below under “Compensation Discussion and Analysis” the Committee comprehensively reviewed the existing composition of, and compensation payable to, the Company’s Board of Directors in light of the Company’s conversion to a REIT. As a result of this review, the Committee recommended, and the Board of Directors approved, a reduction in the size of the Board of Directors, changes to the compensation paid to our directors, and a reduction in the total compensation paid to our directors. Accordingly, directors other than Mr. Reed will be compensated for their service as a director during 2013 as follows:

	2013	2012
Compensation Item	Compensation	Compensation
CASH COMPENSATION

Fees Payable to All Directors
Annual Retainer	$60,000	$50,000
Per Meeting Attendance Fee	—	1,500
Fees Payable to Lead Non-Management Director
Annual Retainer	20,000	20,000
Fees Payable to Audit Committee Members
Audit Committee Chair	20,000	20,000
Other Audit Committee Members	10,000	10,000
Fees Payable to Human Resources Committee Members
Human Resources Committee Chair	15,000	12,500
Other Human Resources Committee Members	7,500	7,500
Fees Payable to Nominating and Corporate Governance Committee Members
Nominating and Corporate Governance Committee Chair	15,000	12,500
Other Nominating and Corporate Governance Committee Members	7,500	7,500

EQUITY COMPENSATION

Value of Annual Restricted Stock Unit Grant	75,000	100,000

Pursuant to the Company’s Director Deferred Compensation Plan, non-employee directors may defer the cash fees described above into this plan until their retirement or resignation from the Board. Earnings on fees deferred under this plan accrue based on either, at the participant’s election, the performance of the Company’s common stock or the performance of a pre-determined investment allocation. Currently two (2) non-employee directors (Messrs. Horn and Rose) participate in this plan. Mr. Reed does not receive cash compensation for his service as a director. All directors are reimbursed for expenses incurred in attending meetings.

Each non-employee director will receive, as of the date of the first board meeting following the Annual Meeting, the annual grant of restricted stock units described above (having a fixed dollar value of $75,000, based upon the fair market value of our common stock on the grant date). The restricted stock units will vest fully on the first anniversary of the date of grant, pursuant to our Amended and Restated 2006 Omnibus Incentive Plan, unless deferred by the director until the earlier of a specified date or the end of the director’s Board service. Until restricted stock units vest and shares of common stock are issued in conversion of the restricted stock units, the director does not have any rights as a stockholder of the Company with respect to such shares, other than the right to receive a cash payment equal to any dividends paid on the common stock. The restricted stock units permit a director to defer the issuance of the common stock to be issued upon conversion of the restricted stock units to a specific date in the future or until the director’s date of retirement from the Board of Directors, whichever comes first. Shares of common stock issued upon conversion of restricted stock units must be held until six months after the conclusion of a director’s service on the Board of Directors.

Director Stock Ownership Guidelines. In 2006, the Board of Directors adopted stock ownership guidelines for non-employee directors. The guidelines provide that directors must hold a minimum of 5,000 shares of our common stock, with a five-year time period in which to comply with such requirement. Unvested shares of restricted stock or shares of common stock issuable upon conversion of outstanding restricted stock units will be credited toward this requirement. As of December 31, 2012, all of our non-employee directors were in compliance with this requirement.

COMMUNICATIONS WITH MEMBERS OF THE BOARD

Stockholders, employees and other parties interested in communicating directly with members of the Board of Directors (including our non-management directors) may do so by writing to Corporate Secretary, Ryman Hospitality Properties, Inc., One Gaylord Drive, Nashville, Tennessee 37214. The Corporate Secretary reviews all such correspondence and regularly forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or committees thereof or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by us that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters. In addition, stockholders, employees and other interested parties may communicate directly with the lead non-management director (Mr. Ralph Horn), individual non-management directors or the non-management directors as group by email at boardofdirectors@rymanhp.com.

TRANSACTIONS WITH RELATED PERSONS

Since the beginning of the Company’s last fiscal year, there were no related person transactions that are required to be disclosed pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, other than the transactions with TRT Holdings, Inc. discussed below and our entry into the 2012 TRT Letter Agreement, as described above under “Prior Agreements with Respect to Director Nominations—2012 TRT Letter Agreement.”

Our policies and procedures for the review, approval or ratification of related person transactions (including those required to be disclosed under Item 404(a) of Regulation S-K) are referenced in the charter of the Audit Committee of the Board of Directors and are as follows: Possible related person transactions are first screened by the Company’s legal department for materiality and then sent to the Audit Committee of the Board (or, if otherwise determined by the Board, another committee of the Board) for review, discussion with the Company’s management and independent registered public accounting firm and approval. In its discretion, the Audit Committee (or such other Board Committee) may also consult with the Company’s legal department or external legal counsel. Audit Committee (or such other Board Committee) review and approval of related person transactions would be evidenced in the minutes of the applicable Audit Committee (or such other Board Committee) meeting.

On August 6, 2012, we entered into a repurchase agreement with our largest stockholder, TRT Holdings, Inc. (“TRT Holdings”), who at the time beneficially owned approximately 22% of our common stock, pursuant to which we repurchased and retired 5.0 million shares of our common stock from TRT Holdings in a privately negotiated transaction for a purchase price of approximately $185 million, or $37.00 per share, which we funded with borrowings under the revolving credit line of our $925 million credit facility. On August 16, 2012, TRT Holdings sold the remainder of its shares of our common stock, or 5,643,129 shares, in an underwritten secondary public offering to Deutsche Bank Securities Inc. which were offered by the underwriter at a public offering price of $40.00 per share, or $225.7 million in the aggregate. As a result of its sale, TRT Holdings ceased to hold shares of our common stock. We reimbursed 50% of the underwriting discounts and commissions paid by TRT Holdings with respect to shares it sold in the secondary offering, or an aggregate of approximately $2.8 million, and also paid all costs of effecting the registration for the secondary offering, other than the legal fees of TRT Holdings. We did not receive any proceeds from the secondary offering. However, in connection therewith, we granted Deutsche Bank Securities Inc. the option to purchase up to an additional 846,469 shares of our common stock to be offered to the public at a price of $40.00 per share. Deutsche Bank Securities Inc. exercised its option, and on August 23, 2012, we sold 846,469 shares of Company common stock for net proceeds of approximately $33 million after the underwriter’s discounts.

The repurchase agreement also contained several post-closing obligations of the parties. Under a standstill provision in the repurchase agreement, TRT Holdings and affiliated parties of TRT Holdings agreed not to take certain actions for a period of three years ending August 6, 2015, including acquiring beneficial ownership of any of our securities, indebtedness or assets, making any takeover bid, merger or tender offer involving us, seeking to influence or control management, our board of directors, or our policies, and participating in any proxy solicitation with respect to us. In addition, under the repurchase agreement, the Company, TRT Holdings, and affiliated parties of TRT Holdings agreed to a mutual non-disparagement provision for the same period ending August 6, 2015. Each of the Company, TRT Holdings, and affiliates of TRT Holdings also agreed in the repurchase agreement to a general release of any or all past, existing, or future claims relating to matters, causes or things occurring or existing on or prior to August 6, 2012, subject to certain conditions contained in the repurchase agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of March 20, 2013 (unless otherwise noted) for:

•	each of our directors;

•	each of our named executive officers (the executive officers named in the Summary Compensation Table below);

•	each person who is known by us to beneficially own more than five percent (5%) of the outstanding shares of our common stock; and

•	all of our directors and executive officers as a group.

The percentages of shares outstanding provided in the table are based on 51,646,396 shares outstanding as of March 20, 2013. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless otherwise indicated, each person or entity named in the table has sole voting and investment power, or shares voting and investment power with his or her spouse, with respect to all shares of stock listed as owned by that person. The number of shares shown does not include the interest of certain persons in shares held by certain family members in their own right. Shares issuable upon the exercise of options that are exercisable within 60 days of March 20, 2013 or the vesting of restricted stock units which are scheduled to vest within 60 days of March 20, 2013 are considered outstanding for the purpose of calculating the percentage of outstanding shares of our common stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares held by any other individual. Except as stated below, the number of shares set forth in the chart below, including the number of shares issuable upon the exercise of stock options or vesting of restricted stock units, has been adjusted, pursuant to anti-dilution provisions contained in the Company’s equity incentive plans, to reflect the Company’s special dividend consisting of cash and stock paid on December 21, 2012 in connection with the Company’s REIT conversion process. Unless otherwise indicated, the address for each person listed in the table is our principal office.

Name	Number of Shares Owned		Percent of Class
Glenn J. Angiolillo, Director	15,586	(1)	*
Michael J. Bender, Director	36,770	(2)	*
E. K. Gaylord II, Director	185,089	(3)	*
Ralph Horn, Director	67,669	(4)	*
Ellen Levine, Director	39,432	(5)	*
Robert S. Prather, Jr., Director	15,347	(6)	*
Colin V. Reed, Director and Named Executive Officer	1,118,043	(7)	2.2%
Michael D. Rose, Director	148,658	(8)	*
Michael I. Roth, Director	48,569	(9)	*
Mark Fioravanti, Named Executive Officer	127,078	(10)	*
David C. Kloeppel, Named Executive Officer	0	(11)	*
Carter R. Todd, Named Executive Officer	0	(12)	*
Rod Connor, Named Executive Officer	19,148	(13)	*
Richard A. Maradik, Named Executive Officer	0	(14)	*
Columbia Wanger Asset Management, L.P.	8,160,410	(15)	15.8%
GAMCO Asset Management, Inc.	6,222,088	(16)	12.0%
Paulson & Co. Inc.	4,300,459	(17)	8.3%
Dimensional Fund Advisors LP.	3,059,938	(18)	5.9%
BlackRock, Inc.	2,784,074	(19)	5.4%
Fred Alger Management, Inc.	2,557,039	(20)	5.0%
Executive officers and directors as a group (18 persons)	1,818,267	(21)	3.5%

*	Less than 1%
(1)

Consists of 15,586 shares of common stock issuable upon the vesting of restricted stock unit awards, the vesting of which has been deferred by Mr. Angiolillo until the earlier of a specified date or the termination of his service as a director.

(2)

Includes 21,343 shares issuable upon the exercise of exercisable options and 12,032 shares of common stock issuable upon the vesting of restricted stock unit awards, the vesting of which has been deferred by Mr. Bender until the earlier of a specified date or the termination of his service as a director.

(3)

Includes 24,392 shares issuable upon the exercise of exercisable options. Includes 8,827 shares of common stock issuable upon the vesting of restricted stock unit awards, the vesting of which has been deferred by Mr. Gaylord until the earlier of a specified date or the termination of his service as a director.

(4)

Includes 6,098 shares issuable upon the exercise of exercisable options and 10,255 shares of common stock issuable upon the vesting of restricted stock unit awards, the vesting of which has been deferred by Mr. Horn until the earlier of a specified date or the termination of his service as a director.

(5)

Includes 24,392 shares issuable upon the exercise of options exercisable within 60 days of March 20, 2013, and 3,405 shares of common stock issuable upon the vesting of restricted stock unit awards within 60 days of March 20, 2013.

(6)

Includes 10,255 shares of common stock issuable upon the vesting of restricted stock unit awards, the vesting of which has been deferred by Mr. Prather until the earlier of a specified date or the termination of his service as a director.

(7)

Includes 216,033 shares issuable upon the exercise of options exercisable within 60 days of March 20, 2013. Includes 456,446 shares credited to Mr. Reed’s SERP, as defined below (each of which is the economic equivalent of one share of the Company’s common stock and is payable solely in shares of common stock following Mr. Reed’s termination of employment with the Company). Mr. Reed does not have voting power or investment power with respect to the shares credited to Mr. Reed’s SERP, and his sole right with respect to these shares is to receive these shares upon termination of his employment in accordance with the terms of Mr. Reed’s employment agreement. See “Nonqualified Deferred Compensation-Supplemental Executive Retirement Plan” for a further discussion of Mr. Reed’s SERP shares. Does not include the following shares of common stock issuable upon the ultimate vesting of time-based restricted stock unit awards: 32,287 (granted on February 4, 2008); 52,133 (granted on February 8, 2012); and 23,000 (granted on February 14, 2013). Does not include the following shares of common stock issuable upon the satisfaction of criteria with respect to performance-based restricted stock unit awards (assuming vesting at the target performance level): 28,436 (granted on February 2, 2011); 52,133 (granted on February 8, 2012); and 23,000 (granted on February 14, 2013). See “Compensation Discussion and Analysis” for a further discussion of these restricted stock unit awards.

(8)

Includes 12,196 shares issuable upon the exercise of options exercisable within 60 days of March 20, 2013 and 12,032 shares of common stock issuable upon the vesting of restricted stock unit awards, the vesting of which has been deferred by Mr. Rose until the earlier of a specified date or the termination of his service as a director.

(9)

Includes 30,490 shares issuable upon the exercise of options exercisable within 60 days of March 20, 2013. Includes 3,405 shares of common stock issuable upon the vesting of restricted stock unit awards within 60 days of March 20, 2013.

(10)

Includes 66,287 shares issuable upon the exercise of options exercisable within 60 days of March 20, 2013. Does not include the following shares of common stock issuable upon the ultimate vesting of time-based restricted stock unit awards: 3,258 (granted on June 22, 2009); 11,789 (granted on February 3, 2010); 10,663 (granted on February 8, 2012); and 8,000 (granted on February 14, 2013). Does not include the following shares of common stock issuable upon the satisfaction of criteria with respect to performance-based restricted stock unit awards (assuming vesting at the target performance level): 5,924 (granted on February 2, 2011); 10,663 (granted on February 8, 2012); and 8,000 (granted on February 14, 2013). See “Compensation Discussion and Analysis” for a further discussion of these restricted stock unit awards.

(11)

Based upon information most recently available to the Company. Does not include the following shares of common stock issuable upon the ultimate vesting of performance-based restricted stock unit awards

(assuming vesting at the target performance level): 16,588 (granted on February 2, 2011); and 17,772 (granted on February 8, 2012). Pursuant to the terms of Mr. Kloeppel’s separation agreement, Mr. Kloeppel will be entitled to receive these awards to the extent of the Company’s achievement of the performance criteria stated in each award. See “Compensation Discussion and Analysis” for a further discussion of these restricted stock unit awards.
(12)

Based upon information most recently available to the Company. Does not include 3,436 shares of common stock issuable upon the ultimate vesting of performance-based restricted stock unit awards previously granted on February 2, 2011 (assuming vesting at the target performance level). Pursuant to the terms of Mr. Todd’s separation agreement, Mr. Todd will be entitled to receive these awards to the extent of the Company’s achievement of the performance criteria stated in each award. See “Compensation Discussion and Analysis” for a further discussion of these restricted stock unit awards.

(13)	Based upon information most recently available to the Company. Consists of shares issuable upon the exercise of exercisable options.
(14)	Based upon information most recently available to the Company.
(15)

Based on information set forth in Schedule 13G, filed with the Securities and Exchange Commission on February 14, 2013 by Columbia Wanger Asset Management, LLC (“CWAM”). CWAM has sole dispositive power with respect to 8,160,410 shares and sole voting power with respect to 7,543,953 shares. The shares listed include shares held by Columbia Acorn Fund, a Massachusetts investment company that is advised by CWAM. The address for CWAM is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.

(16)

Based upon information set forth in Amendment No. 40 to Schedule 13D (the “Amendment No. 40 to Schedule 13D”), filed with the Securities and Exchange Commission on November 13, 2012 jointly by: GGCP, Inc. (“GGCP”), GGCP Holdings LLC (“GGCP Holdings”), GAMCO Investors, Inc. (“GBL”), Gabelli Funds, LLC (“Gabelli Funds”), GAMCO Asset Management Inc. (“GAMCO”), Teton Advisors, Inc. (“Teton Advisors”), Gabelli Securities, Inc. (“GSI”), Gabelli & Company, Inc. (“Gabelli & Company”), MJG Associates, Inc. (“MJG Associates”), Gabelli Foundation, Inc. (“Foundation”), MJG-IV Limited Partnership (“MJG-IV”), and Mario Gabelli (collectively, the “GAMCO Persons”). The number of shares reflected in the table above is based on the number of shares owned by the GAMCO Persons as reflected in the Amendment No. 40 to Schedule 13D, as adjusted to reflect an assumed cash election by the GAMCO Persons in connection with the Company’s special dividend of cash and stock paid on December 21, 2012, which would have resulted in the GAMCO Persons being issued .1317 shares of common stock for every share held on November 13, 2012 (the record date for the special dividend) taking into account the 20% limit on the total amount of cash payable to the Company’s stockholders in the aggregate in connection with such special dividend in proportion to the total amount of such dividend. However, as the result of the fact that the Amendment No. 40 to Schedule 13D was filed prior to the date of the issuance of shares by the Company in connection with the special dividend as noted above, the Company is unable to determine the number of shares issued to the GAMCO Persons following November 13, 2012 (including the shares issued to the GAMCO Persons in respect of such special dividend), and therefore the number reflected in the chart above with respect to the GAMCO Persons is an estimate. The numbers set forth in this footnote below are taken from the Amendment No. 40 to Schedule 13D, and do not take into account any shares of common stock that may have been issued to the GAMCO Persons in connection with the special dividend. GGCP (which had sole voting and dispositive power with respect to 13,000 shares of the Company’s common stock) makes investments for its own account and is the manager and a member of GGCP Holdings which is the controlling shareholder of GBL. GBL, a public company listed on the New York Stock Exchange, is the parent company for a variety of companies engaged in the securities business, including those named below. GAMCO (which had sole voting power with respect to 4,413,664 shares of the Company’s common stock and sole dispositive power with respect to 4,635,964 shares of the Company’s common stock), a wholly-owned subsidiary of GBL, is an investment adviser registered under the Investment Advisers Act of 1940, as amended (“Advisers Act”). GSI (which had sole voting and dispositive power with respect to 3,500 shares of the Company’s common stock), a majority-owned subsidiary of GBL, is an investment adviser registered under the Advisers Act and serves as a general partner or investment manager to limited partnerships and offshore investment companies and other accounts. Gabelli Funds, a wholly owned subsidiary of GBL, is a limited liability company. Gabelli Funds (which had sole voting power with respect to 25,000 shares of the Company’s common stock and dispositive power with respect to 753,038 shares of the Company’s common stock) is an investment adviser registered under the Advisers Act which provides advisory services for registered investment companies. Teton Advisors (which had sole voting and dispositive power with respect to 6,000 shares of the Company’s common stock), is an investment adviser registered under the Advisers Act which provides discretionary advisory services to registered investment companies. MJG Associates (which had sole voting and dispositive power with respect to 1,000 shares of the Company’s common stock) provides advisory services to private investment partnerships and offshore funds. Mario Gabelli is the sole shareholder, director and employee of MJG Associates. The Foundation (which had sole voting and dispositive power with respect to 10,000 shares of the Company’s common stock) is a private foundation. Mario Gabelli is the Chairman, a Trustee and the Investment Manager of the Foundation. Elisa M. Wilson is the President of the Foundation. Mario Gabelli is the controlling stockholder, Chief Executive Officer and a director of GGCP and Chairman and Chief Executive Officer of GBL. Mario Gabelli is also a member of GGCP Holdings. Mario Gabelli is the controlling shareholder of Teton Advisors. MJG-IV (which had sole voting and dispositive power with respect to 17,000 shares of the Company’s common stock) is a family partnership in which Mario Gabelli is the general partner. Mario Gabelli has less than a 100% interest in MJG-IV. MJG-IV makes investments for its own account. Mario Gabelli disclaims ownership of the securities held by MJG-IV beyond his pecuniary interest. Mario Gabelli had sole voting and dispositive power with respect to 58,500 shares of the Company’s common stock. The above-referenced reporting persons do not admit that they constitute a group. The address for all of the above-referenced reporting persons is One Corporate Center, Rye, New York 10580.
(17)

Based on information set forth in Schedule 13G, filed with the Securities and Exchange Commission on February 14, 2013 by Paulson & Co. Inc. Paulson & Co. Inc. has sole voting and dispositive power with respect to 4,300,459 shares. The address for Paulson & Co. Inc. is 1251 Avenue of the Americas, New York, New York 10020.

(18)

Based on information set forth in Amendment No. 1 to Schedule 13G, filed with the Securities and Exchange Commission on February 11, 2013 by Dimensional Fund Advisors LP (“DFA”). DFA has sole voting power with respect to 3,004,887 shares and sole dispositive power with respect to 3,059,938 shares. The address for DFA is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(19)

Based on information set forth in Amendment Number 1 to Schedule 13G, filed with the Securities and Exchange Commission on February 5, 2013, by BlackRock, Inc. BlackRock, Inc. has sole voting and dispositive power with respect to 2,784,074 shares. The address for BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(20)

Based on information set forth in Amendment Number 1 to Schedule 13G, filed with the Securities and Exchange Commission on March 11, 2013 jointly by Fred Alger Management, Inc. and Alger Associates, Incorporated (collectively, “FAM”). FAM has sole voting and dispositive power with respect to 2,557,039 shares. The address for FAM is 360 Park Avenue South, New York, New York 10010.

(21)

Includes 427,026 shares issuable upon the exercise of options issued to executive officers (including the former named executive officers listed below) and directors exercisable within 60 days of March 20, 2013. Includes 456,446 shares of common stock credited to Mr. Reed’s SERP. Does not include 285,295 shares of common stock issuable upon the vesting of time-based and performance-based restricted stock unit awards granted to the Company’s executive officers (including the former named executive officers listed below) that do not vest within 60 days of March 20, 2013. Includes 3,405 shares of common stock issuable upon the vesting of restricted stock unit awards issued to directors within 60 days of March 20, 2013 and 68,987 shares of common stock issuable to directors upon the vesting of restricted stock unit awards, the vesting of which has been deferred by the director until the earlier of a specified date or the termination of service as a director.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Overview

Over the past eight years or so, our company has been confronted with a number of significant challenges, from the worst global recession since the Great Depression to shareholder activism, as well as a thousand-year flood in Nashville in May of 2010. We believe that as a company we have come together to meet these challenges head-on, and ultimately, have emerged as a stronger enterprise.

However, we believe that the most difficult challenge we ever have faced began in May of 2012, when, after many months of deliberation about how best to unlock shareholder value, we entered into an agreement to sell our Gaylord Hotels brand and rights to manage our hotel properties to Marriott International, Inc. for a purchase price of $210 million and began the process of converting to a real estate investment trust, or REIT. This decision meant that we would no longer be a hospitality operating company and that Marriott would assume the responsibility for managing the day-to-day operations of our hotels. This meant that over 8,000 employees of our hotels and some of our Nashville area attractions would no longer be employed by us but would become Marriott employees. This also meant that we would undergo a substantial reduction in the size of our corporate staff, which ultimately resulted in the loss of approximately 300 corporate-level employees, with around 100 of these individuals becoming Marriott employees. This reduction included, as described below, several named executive officers.

This transition was difficult on a number of fronts, including because many of our employees at both the corporate and hotel levels were faced with a great degree of uncertainty of their futures as we fundamentally restructured our company. Understandably, many of them were primarily focused on whether they would still have a place within the new REIT or the new hotel business. Consequently, it was a priority for our management team to treat our employees as compassionately and responsibly as possible, as we crafted the structure of the new organization.

At the same time, management was tasked with successfully completing the Marriott transition (which closed on October 1, 2012), as well as doing everything necessary to meet the regulatory requirements essential for our REIT conversion. Simultaneously, we began the extensive process of engaging with our shareholders to ensure the support necessary to approve the transaction. We also executed a major stock repurchase with, and secondary offering on behalf of, a significant shareholder (that ultimately exited its position as a shareholder in August 2012 in connection with these transactions) that enabled us to focus on the future of our company.

Despite these challenges, we also delivered strong financial and stock price performance. Specifically,

•

Our total shareholder return in 2012 (that is, our stock price appreciation, assuming reinvestment of cash dividends) was approximately 94%, which significantly outperformed both the S&P 500 Index and the Dow Jones Lodging Index.

•

We delivered solid operating results in 2012, despite the headwinds created by general economic conditions and the uncertainty caused by our restructuring transactions. Our Consolidated Cash Flow, or CCF[1], for the full year 2012, excluding cash-based REIT conversion costs of $67.9 million and base hotel management fees of $4.3 million paid to Marriott in the fourth quarter of 2012, was $243.0 million, which was an increase of 11.9 percent over the prior year CCF of $217.2 million and the highest level of CCF ever recorded by the Company.

[1]	CCF, as defined below under “Compensation Programs Prior to Our Restructuring Transactions – Annual Cash Incentive Compensation”, as well as CCF adjusted to exclude cash-based REIT conversion costs and base management fees, are non-GAAP financial measures. For a description of these non-GAAP financial measures, as well as why we believe these non-GAAP financial measures present useful information to investors, see footnote 2 below. For a reconciliation of these non-GAAP financial measures, see Annex A.

With this background in mind, we will outline in this Compensation Discussion and Analysis both of the following:

•

Our Compensation Philosophy, Objectives and Programs as a Hospitality Operating Company. Our historical compensation philosophy that was in place, and the compensation decisions we made, at the beginning of 2012 (prior to commencement of our REIT restructuring transactions); and

•

Changes to our Compensation Programs as a Result of the REIT Restructuring. The changes we made to our compensation programs in connection with our REIT restructuring transactions, including the 2013 compensation decisions we made for our continuing named executive officers.

Specifically, we will discuss the compensation decisions regarding the following named executive officers:

Named Executive Officers Continuing with the Company

•	Colin V. Reed, our Chairman, President and Chief Executive Officer; and

•	Mark Fioravanti, our Executive Vice-President and Chief Financial Officer.

Named Executive Officers No Longer Employed by the Company

•	David C. Kloeppel, our President and Chief Operating Officer (until his resignation from this position and as an employee effective as of November 1, 2012);

•

Carter R. Todd, our Executive Vice-President, Secretary and General Counsel (until his resignation from this position, effective as of January 1, 2013, and as an employee, effective as of March 1, 2013);

•	Rod Connor, our Senior Vice-President and Chief Administrative Officer (until his retirement from this position and as an employee effective as of March 2, 2013); and

•	Richard A. Maradik, our Senior Vice-President and Chief Marketing Officer (until his resignation from this position and as an employee effective as of March 1, 2012).

The Human Resources Committee (the “Committee”) of the Board establishes compensation programs which are intended to align our named executive officers’ interests with those of our shareholders by rewarding performance that meets or exceeds the goals the Human Resources Committee establishes with the objective of increasing stockholder value. In line with our pay for performance philosophy, the total compensation received by our named executive officers will vary based on individual and corporate performance measured against performance goals. Our named executive officers’ total compensation is comprised of a mix of base salary, annual incentive compensation and long term equity incentive awards.

Initial Compensation Actions as a Hospitality Operating Company

At its February 2012 meeting the Committee took the following key compensation actions described more fully below to implement its historical compensation programs:

•

Base Salaries. The Committee determined that Mr. Reed’s base salary should not be increased (and should remain at the level in place since 2008), and the Committee determined that Mr. Kloeppel’s base salary should not be increased (and should remain at the level in place since 2009). The Committee also determined that Messrs. Fioravanti, Todd and Connor should receive small increases in base salary.

•

Annual Cash Incentive Compensation. Each of the named executive officers serving as of December 31, 2012 received annual cash incentive compensation at a level between the “target” and “stretch” performance levels set by the Committee. Additionally, Mr. Reed and Mr. Fioravanti received an additional amount of discretionary annual cash incentive compensation for their significant contributions with respect to the completion of our restructuring transactions.

•

Long-Term Equity Incentive Compensation. The named executive officers received long-term equity incentive awards in the form of performance-based restricted stock units, time-based restricted stock units and time-based stock options.

Changes to our Compensation Programs In Connection With Our REIT Restructuring

In connection with our REIT restructuring transactions, the Committee, with the proactive involvement of senior management, took the following key compensation actions, described more fully below, which were intended to reflect our status as a REIT instead of a hospitality operating company effective as of January 1, 2013:

•	Reductions of Base Salary and Perquisites. The Committee reduced the base salary and certain perquisites previously provided to our continuing named executive officers, Mr. Reed and Mr. Fioravanti.

•

Changes to Incentive Compensation Programs. The Committee restructured our cash incentive compensation program to increase the percentage of base salary payable to Mr. Reed and Mr. Fioravanti as cash incentive compensation upon the achievement of designated financial performance goals. The Committee also restructured the long-term equity incentive compensation program in a manner designed to reward shareholder return performance measured against lodging REITs as well as high-performing companies in both the lodging and other industries.

•

Changes to Senior Management Team. The Committee oversaw changes implemented by the Company to reduce the size of, and change the composition of, our senior management team, including the resignations of Mr. Kloeppel and Mr. Todd and the retirement of Mr. Connor.

Role of the Human Resources Committee

The Committee establishes and monitors compliance with our compensation philosophy. The Committee makes sure that the total compensation paid to our named executive officers and our other executives is fair, reasonable and competitive. The Committee also oversees the Board’s and management’s evaluation of the performance of the named executive officers and administration of our cash- and equity-based incentive plans. The Committee acts under a written charter adopted by the Committee and the Board, which is reviewed at least annually by the Committee. You can view the charter on our website, www.rymanhp.com (under “Corporate Governance” on the Investor Relations page).

The Committee is comprised solely of “non-employee directors” as defined in Rule 16b-3 of the rules promulgated under the Securities and Exchange Act of 1934, as amended, “outside directors” for purposes of regulations promulgated pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, and “independent directors” as defined in Section 303A.02 of the New York Stock Exchange corporate governance listing standards. The Nominating and Corporate Governance Committee of our Board determines independence and recommends Committee membership based on such knowledge, experience and skills that it deems appropriate in order to adequately perform the responsibilities of the Committee.

The Committee makes all compensation decisions with respect to our named executive officers. These compensation decisions are ratified by the Company’s Board of Directors. Our Chief Executive Officer annually reviews the performance of each named executive officer (other than the Chief Executive Officer, whose performance is reviewed by the Committee). Recommendations based on these reviews are discussed with the Committee. The Committee then discusses and approves compensation for each named executive officer, based on such factors as the compensation analysis performed by the Committee’s external compensation consultant, the Chief Executive Officer’s assessment of individual performance and our performance.

The process is similar for determining compensation for the Chief Executive Officer, except that the Chief Executive Officer does not generally provide the Committee with a recommendation with respect to the Chief Executive Officer’s compensation. In addition, as described below, the Chief Executive Officer and certain other named executive officers were involved in presenting recommended compensation levels in connection with the REIT restructuring to the Committee for its review and approval. The Chief Executive Officer presents a self-assessment of his performance during the year to the Committee, which then meets in executive session to discuss and set his compensation, based on the compensation analysis performed by the Committee’s external compensation consultant and the Committee’s assessment of the Chief Executive Officer’s performance and our performance.

Compensation Programs Prior to Our REIT Restructuring

Compensation Objectives

Our executive compensation programs have historically been designed to achieve the following key objectives:

•	Attract and Retain highly qualified executives by providing competitive pay for each position, based on compensation levels at similar companies.

•	Pay for Performance by providing appropriate incentives for each executive to achieve our financial goals and to achieve the relevant goals established for that executive.

•	Align Executive and Stockholder Interests by rewarding performance that enhances long-term stockholder value.

Compensation Consultant

From 2007 to 2012, the Committee engaged Towers Watson & Co., formerly Watson Wyatt & Company (“Towers Watson”), to assist it in reviewing our compensation strategies and plans. The engagement of Towers Watson and its work on behalf of the Committee has not raised any conflict of interest with respect to either the Company or the Committee.

Compensation Programs

In determining total compensation for 2012 at the start of the year, the Committee assessed the performance, responsibilities, expectations and experience of each named executive officer. The Committee also reviewed data provided by Towers Watson derived from several broad-based market-wide studies. This includes data from nationally recognized surveys prepared by Towers Watson and other third-party consultants in order to obtain a general understanding of current compensation practices. These market-wide studies were comprised of companies operating in various markets and industries (excluding financial services companies) with an annual revenue size comparable to our revenue size. When preparing the data derived from these studies delivered to the Committee, Towers Watson used a regression analysis to adjust for differences in the size of the surveyed companies compared to us. The revenue regression used to determine comparative market levels for us from published data sources was $1.03 billion.

In addition, for purposes of structuring our compensation program, the Committee also approved a peer group of companies and reviewed data compiled by Towers Watson regarding the structure of compensation programs at those companies, which were:

• Ameristar Casinos, Inc.	• The Marcus Corp.
• Bluegreen Corp.	• Morgans Hotel Group Co.
• Boyd Gaming Corp.	• MTR Gaming Group, Inc.
• Cedar Fair, L.P.	• Penn National Gaming, Inc.
• Choice Hotels International, Inc.	• Pinnacle Entertainment, Inc.
• Hyatt Hotels Corp.	• Starwood Hotels & Resorts Worldwide, Inc.
• International Speedway Corp.	• Vail Resorts, Inc.
• Isle of Capri Casinos, Inc.	• Wyndham Worldwide Corp.

This peer group was selected because of each company’s industry classification, size and existence of publicly available data with respect to such companies. The median size of the peer group was $1.05 billion in revenue. The peer group information was used for purposes of structuring our compensation program only, and the published survey data was used primarily to understand market-competitive levels of pay. Together these two sources of data helped inform the Committee’s decisions on compensation but did not dictate the compensation actually paid to our named executive officers.

Target Total Compensation

In February 2012, the Committee established the named executive officers’ total compensation package, which consisted of three primary elements:

•	Base Salary, which was intended to guarantee cash compensation at a level appropriate for the named executive officer’s experience and responsibilities;

•	Annual Cash Incentive Compensation, which primarily was tied to our financial performance, in accordance with the goals established by the Committee; and

•	Long-Term Equity Incentive Compensation, which was designed to align the interests of the named executive officers and our stockholders.

There was no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Instead, the Committee reviewed information provided by its compensation consultant and other factors to determine the appropriate level and mix of incentive compensation. Historically, the Committee has granted a majority of total compensation to the named executive officers in the form of incentive compensation.

In establishing this total compensation package, the Committee attempted to provide total compensation to each named executive officer that was competitive based on current compensation practices. In setting target total compensation for each named executive officer, the Committee also confirmed that the past individual performance of each named executive officer did not merit a lower level of total compensation. The Committee did not make compensation decisions with respect to Mr. Maradik as a result of his resignation as an officer and employee of the Company, which was effective as of March 1, 2012.

The Committee generally endeavored to provide a total target compensation package to our named executive officers between the 50th and 75th percentile of total compensation paid to executives in comparable positions based on the data derived from the market-wide studies noted above (using a regression analysis to adjust for differences between our size and the size of the surveyed companies), except for Mr. Kloeppel (whose total target compensation was slightly above the 75th percentile as a result of his position and responsibilities with the Company). Due to Mr. Connor’s position with the Company, the Committee did not perform the analysis described above with respect to Mr. Connor. Instead, the Committee analyzed compensation for comparable positions in the marketplace, also taking into account Mr. Connor’s lengthy tenure and experience with the Company.

In determining target total compensation for all of the named executive officers (other than Mr. Connor) in February 2012 in comparison to the market-wide studies noted above, the Committee took into account each named executive officer’s 2012 base salary and 2012 target cash incentive compensation opportunity, as well as the fair value of the performance-based restricted stock unit awards and stock options granted to our named executive officers in early 2012 as described below. In this determination, the Committee did not take into account any amounts included under “All Other Compensation” in the 2012 Summary Compensation Table below as the result of the fact that the market-wide studies referenced above do not include compensation of this nature when determining total compensation.

Excluding Mr. Connor (which analysis was not undertaken for the reasons described above), the Committee noted that compensation actually received by each of our other named executive officers during 2012 in respect of the elements of compensation taken into account in setting target total compensation (that is, all 2012 compensation reflected in the 2012 Summary Compensation Table below, other than amounts included under the

“All Other Compensation” column) was between the 50th and 75th percentile of total compensation based on the market-wide studies noted above, except that Mr. Kloeppel’s actual total compensation on an annualized basis (and not taking into account the cash severance payments actually made to him included in the “All Other Compensation” column of the Summary Compensation Table) would have been slightly above the 75th percentile.

Base Salary

We have historically sought to provide base salaries for our named executive officers that provided a secure level of guaranteed cash compensation in accordance with their experience, professional status and job responsibilities. We also sought to provide base salaries which were competitive with comparable positions at other companies, using the market surveys described above for guidance (and, in the case of Mr. Connor, other sources as relevant).

In February 2012, the Committee reviewed the base salary to be paid to the named executive officers for the 2012 fiscal year. In assessing the base salary to be paid to the named executive officers for the 2012 fiscal year, the Committee considered the overall economic environment in the United States and in the hospitality industry, as well as expected economic conditions in 2012. The Committee further considered the market competitiveness of the base salary to be paid to each named executive officer, in light of the market-wide studies described above, as well as in light of each officer’s scope of responsibility at the Company. The Committee also considered the impact of base salaries paid in 2011 to each named executive officer, as well as the percentage increase in base salary to be given to the Company’s other employees in 2012.

Based on this review, the Committee determined that Mr. Reed’s base salary should not be increased (and should remain at the level in place since 2008), and the Committee determined that Mr. Kloeppel’s base salary should not be increased (and should remain at the level in place since 2009). The Committee also determined that Messrs. Fioravanti, Todd and Connor should receive small increases in base salary to meet the objectives described above. Accordingly, base salaries for the named executive officers for 2012 were set at:

Name	2012 Base Salary	2011 Base Salary	Percentage Increase
Colin V. Reed	$910,000	$910,000	—
Mark Fioravanti	430,000	410,000	4.9%
David C. Kloeppel	700,000	700,000	—
Carter R. Todd	324,000	314,000	3.2%
Rod Connor	276,133	266,152	3.8%

Annual Cash Incentive Compensation

2012 Incentive Compensation Plan. At its February 2012 meeting, the Committee also established the parameters of the annual cash incentive program for the named executive officers. In this regard, as described below, the Committee established earnings per share, or EPS, targets for the payment of annual incentive compensation during 2012. At the time the Committee established these targets, the Committee provided that the Company’s actual EPS would be adjusted upon the occurrence of certain extraordinary events.

Plan Design. The Company’s named executive officers and other employees participate in our cash incentive plan in accordance with stockholder-approved criteria specified in our omnibus incentive plans. Our annual cash incentive plan is designed to motivate the named executive officers by directly linking the payment of cash incentive compensation to the attainment of designated financial goals. The annual cash incentive compensation paid to the named executive officers in 2012 was based on the level of achievement of Company EPS, calculated in accordance with generally accepted accounting principles (subject to adjustment by the Committee as described below). The Committee selected EPS because it was one of the principal tools used by our management and our investors in evaluating our financial performance as a hospitality operating company.

In determining whether the named executive officers met their designated EPS goals, the Committee could provide for certain adjustments to this calculation in order to take into account certain extraordinary or unusual transactions or events as set forth in our Amended and Restated 2006 Omnibus Incentive Plan which cause this calculation to more accurately reflect our actual performance. As described below, the Committee provided for such adjustments at the time of setting EPS goals in 2012. The Committee also retained the discretion to lower the amount of, or not award, annual cash incentive compensation otherwise payable to a named executive officer if the officer does not attain a minimum-level annual performance rating, which was a prerequisite to receiving cash incentive compensation under the plan.

2012 Performance Goals. The Committee established the following performance goals for our annual cash incentive compensation plan for 2012:

•

“Threshold” Performance Goal: the goal meriting payment of the minimum cash incentive award opportunity established by the Committee. For 2012, the Committee set the “threshold” performance goal at EPS of $0.308.

•

“Target” Performance Goal: the goal meriting payment of the target cash incentive award opportunity established by the Committee. For 2012, the Committee set the “target” performance goal at EPS of $0.652.

•

“Stretch” Performance Goal: the goal meriting payment of the maximum cash incentive award opportunity established by the Committee. For 2012, the Committee set the “stretch” performance goal at EPS of $0.989.

The Committee set the EPS “target” performance goal at our projected EPS level for 2012, as the Committee believed that achieving this goal would represent a significant step in meeting our long-term strategic and financial objectives. In choosing this goal, the Committee considered the general economic climate expected in 2012, the expected conditions in the hospitality industry during 2012 and our expected financial results during 2012. In setting the “threshold,” “target” and “stretch” performance goals for 2012, the Committee attempted to ensure that the relative level of difficulty of achieving these levels was generally consistent with prior years.

The Committee also approved the following potential bonus award opportunities (set as a percentage of base salary) under the cash incentive plan for each named executive officer for 2012:

	Percentage of Base Salary Payable Upon Achievement of EPS Performance
	Threshold Performance Goal	Target Performance Goal	Stretch Performance Goal
Colin V. Reed	50%	100%	200%
Mark Fioravanti	35%	70%	140%
David C. Kloeppel	45%	90%	180%
Carter R. Todd	30%	60%	120%
Rod Connor	20%	40%	60%

The percentage of salary awarded for performance falling between the “threshold” and “target” goals and the “target” and “stretch” goals was to be based on actual results achieved using interpolation.

2012 Cash Incentive Awards. In analyzing our results for the purpose of determining the extent to which annual cash incentive plan compensation had been earned, the Committee reviewed the Company’s operating and financial results. Specifically, the Committee noted the following:

•	Our total shareholder return in 2012 was approximately 94%, which significantly outperformed both the S&P 500 Index and the Dow Jones Lodging Index.

•

We delivered solid operating results, despite the headwinds created by general economic conditions and the uncertainty caused by our restructuring transactions. Our CCF[2] for the full year 2012 was $170.7 million, and excluding cash-based REIT conversion costs of $67.9 million and base management fees of $4.3 million, our CCF was $243.0 million, which (taking into account such adjustments) was an increase of 11.9 percent over the prior year CCF of $217.2 million and the highest level of CCF ever recorded by the Company.

The Committee also took note of management’s oversight of the difficult tasks associated with the Company’s REIT restructuring transactions while delivering this financial performance. As described more fully in “Overview” above, the Company’s management was faced with the transition of over 8,000 hotels and attractions employees to employment by Marriott as well as the loss of approximately 300 corporate-level employees, with around 100 of these individuals becoming Marriott employees. The Committee noted that management was also tasked with successfully completing the Marriott transition (which closed on October 1, 2012), as well as doing everything necessary to meet the regulatory requirements essential for our REIT conversion. The Committee further noted that management also simultaneously had to extensively engage with the Company’s shareholders to ensure the support necessary to approve the transaction, as well as to execute a major stock repurchase and secondary offering with a significant shareholder that facilitated the completion of the REIT restructuring transactions.

As noted above, under the terms of our Amended and Restated 2006 Omnibus Incentive Plan, the Committee provided that adjustments to our EPS calculation would be made in order to take into account certain extraordinary or unusual transactions or events to cause this calculation to more accurately reflect our actual performance. As a result of this analysis, the Committee determined that it would be appropriate to adjust the EPS calculation to take into account certain extraordinary, non-reoccurring events, including the impact of the conversion costs associated with our REIT restructuring transactions and the Marriott sale transaction, as well as the impact of Hurricane Sandy, which resulted in a loss of convention business at our hotels.

[2]	Consolidated cash flow, or CCF, is a non-GAAP financial measure which, as defined in the indenture governing the Company’s previously outstanding 6.75% senior notes, equals Adjusted EBITDA (as defined below) plus pre-opening costs, impairment charges, the non-cash portion of the Company’s Florida hotel ground lease, certain other non-cash expenses, stock option expense, the non-cash gains and losses on the disposal of certain fixed assets and other gains and losses. The Company believes that CCF presents useful information to investors and is discussed herein and has been discussed in other public filings of the Company because it has historically been one of the principal tools used by the Company’s management in evaluating the operating performance of the Company’s business and represented the method by which the indenture governing the Company’s outstanding 6.75% senior notes calculated whether or not the Company could incur additional indebtedness. The Company’s Adjusted EBITDA is a non-GAAP financial measure which essentially equals the Company’s operating income (loss) plus depreciation and amortization. The calculation of the Company’s CCF and Adjusted EBITDA may be different than the method used by other companies and therefore comparability may be limited. Adjusted EBITDA and CCF should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States, such as operating income, net income or cash from operations. A reconciliation of the Company’s Adjusted EBITDA and the Company’s CCF to the Company’s net income (loss) for the 2012 and 2011 fiscal years is included as Annex A to this Proxy Statement. CCF, excluding cash-based REIT conversion costs and base management fees, is also a non-GAAP financial measure. The Company believes that the 2012 CCF figure, excluding cash-based REIT conversion costs and base management fees, presents useful information to investors because it takes into account the impact that the expenses associated with our REIT conversion had on our CCF performance during 2012. A reconciliation of the Company’s CCF, excluding cash-based REIT conversion costs and base management fees, to the Company’s CCF during 2012 is also included in Annex A to this Proxy Statement.

Our EPS during 2012 was $(0.560). After taking into account the items described above, the Committee concluded that adjusted EPS for determining compliance with Section 162(m) was $0.786, which exceeded our target EPS goal but was below our stretch EPS goal. The resulting payout, using interpolation, was at a level equal to 120.5% of target bonus levels.

As a result, the Committee determined that each of our named executive officers other should receive cash incentive compensation in an amount equal to approximately 120.5% of the target bonus amount. The Committee determined that Mr. Reed and Mr. Fioravanti should receive additional discretionary cash incentive compensation, in the amount listed below, due to their substantial contributions to the successful completion of the Marriott transaction and the other REIT restructuring transactions. The Committee also awarded a small discretionary bonus to Mr. Todd in light of his contributions to the successful completion of the Marriott transaction and the other REIT restructuring transactions, although in setting this amount the Committee noted that Mr. Todd would also receive amounts under his contemplated separation agreement, described more fully in “Potential Payments on Termination and Upon Change of Control” below. The Committee did not award a discretionary bonus to Mr. Connor due to the fact that Mr. Connor was entitled to receive a severance and retention payment upon his planned retirement pursuant to a general plan implemented by the Company in connection with the REIT restructuring transactions, described more fully in “Potential Payments on Termination and Upon Change of Control” below.

Accordingly, the annual cash incentive compensation awards made to each named executive officer for 2012 were:

Name	Annual Cash Incentive Compensation		Discretionary Cash Incentive Compensation
Colin V. Reed	$1,271,840		$728,160
Mark Fioravanti	416,195		233,805
David C. Kloeppel	—	(1)	—
Carter R. Todd	269,774		$5,226
Rod Connor	131,314		—

(1)

Pursuant to the terms of the separation agreement between the Company and Mr. Kloeppel (described more fully below), the Company paid Mr. Kloeppel $630,000 in full satisfaction of the Company’s obligation to pay a 2012 cash incentive compensation award to Mr. Kloeppel.

The Committee also reviewed the annual performance rating of each named executive officer then serving and determined that each named executive officer met the minimum-level performance rating, which was a prerequisite to receiving cash incentive compensation under the plan.

Long-Term Equity Incentive Compensation

Program Design. The Committee has historically believed that a powerful way to align the long-term interests of the named executive officers with those of our stockholders was to award equity-based compensation, which took the form of stock options, restricted stock, restricted stock unit awards or other equity-based awards pursuant to the terms of our Amended and Restated 2006 Omnibus Incentive Plan. A significant percentage of each named executive officer’s targeted total compensation was allocated to incentive compensation, including equity-based incentive compensation.

2012 Equity Incentive Compensation Awards. At its February 8, 2012 meeting, the Committee reviewed the long-term incentive compensation program decisions implemented in 2011. Based on this review, the Committee determined that long-term equity incentive compensation awards should be made to the named executive officers for 2012 to reinforce the goals of rewarding performance and encouraging retention. The Committee decided to structure the new incentive awards as a combination of performance-based restricted stock unit awards (which as described below are based on shareholder return performance goals), time-based restricted stock unit awards and time-based stock option awards. Accordingly, the following long-term equity incentive compensation awards were made to the named executive officers for 2012:

Name	Number of Performance-Based Restricted Stock Unit Awards Available to Vest on February 8, 2015(1)	Number of Time-Based Restricted Stock Unit Awards(2)	Number of Time-Based Stock Option Awards(3)	Exercise Price of Stock Option Awards(4)
Colin V. Reed	44,000	44,000	58,500	$29.75
Mark Fioravanti	9,000	9,000	12,000	$29.75
David C. Kloeppel	15,000	15,000	20,000	$29.75
Carter R. Todd	4,500	4,500	6,000	$29.75
Rod Connor	n/a	5,360	n/a	n/a

(1)

The performance-based restricted stock units will vest in full on February 8, 2015 only to the extent that the designated performance goals under these awards as established by the Committee (more fully described below) are achieved by the Company. The amounts set forth in the column above represent the number of units that will vest assuming achievement of the “target” performance level. Up to 150% of the performance-based restricted stock units set forth in the column above will vest assuming the achievement of the maximum or “stretch” goal established by the Committee. Conversely, if the minimum goal established by the Committee is not met, then none of the awards will vest. Due to an adjustment to these awards pursuant to anti-dilution provisions contained in the Company’s equity incentive plans as a result of the special dividend of cash and stock paid by the Company on December 21, 2012, the named executive officers now hold the following number of performance-based restricted stock unit awards (assuming vesting at the target performance level): Mr. Reed—52,133; and Mr. Fioravanti—10,663. As part of his separation agreement, Mr. Kloeppel has the right to receive such award (which has been adjusted pursuant to anti-dilution provisions contained in the Company’s equity incentive plans as a result of the Company’s special dividend described above to a total of 17,772 restricted stock units, assuming vesting at the target performance level) to the extent of the satisfaction of the applicable performance target. Mr. Todd forfeited all of this award in connection with his resignation.

(2)

The time-based restricted stock unit awards vest in 50% increments, on February 8, 2015 and February 8, 2016. Due to an adjustment to these awards pursuant to anti-dilution provisions contained in the Company’s equity incentive plans as a result of the Company’s special dividend described above, the named executive officers now hold the following number of performance-based restricted stock unit awards in respect of these awards: Mr. Reed—52,133; Mr. Fioravanti—10,663. As part of his separation agreement, Mr. Kloeppel received the immediate vesting of 7,500 shares of such award and forfeited the remaining 7,500 shares of such award. Mr. Todd forfeited all of this award in connection with his resignation, and Mr. Connor forfeited all of this award in connection with his retirement.

(3)

The stock option awards vest in 50% increments, on February 8, 2015 and February 8, 2016. Due to an adjustment to these awards pursuant to anti-dilution provisions contained in the Company’s equity incentive plans as a result of the Company’s special dividend described above, the named executive officers now hold the following number of stock option awards: Mr. Reed—71,351; and Mr. Fioravanti—14,636. As part of his separation agreement, Mr. Kloeppel received the immediate vesting of 10,000 of these stock options (with an exercise period ending on November 9, 2014), and forfeited the remaining 10,000 shares of such award (in each case not adjusted to reflect the Company’s special dividend described above). Mr. Todd forfeited all of this award in connection with his resignation.

(4)	As a result of the special dividend of cash and stock paid by the Company on December 21, 2012 as described above, the exercise price of these stock options was adjusted to a price of $24.40.

Some, all or none of the performance-based restricted stock units will vest based on the Company’s Total Shareholder Return (“TSR”) performance over the 3-year award cycle using the Company’s TSR for the three-year period. The amount of the performance-based restricted stock unit awards earned by the named executive officer is determined by comparing the Company’s TSR performance during the performance period (January 1, 2012—December 31, 2014) to the TSR for the Russell 2000 Index during the same performance period. Specifically:

•	One hundred fifty percent (150%) of the award will vest if the Company’s TSR performance equals the 75th percentile of the TSR for the Russell 2000 Index.

•	One hundred percent (100%) of the award will vest if the Company’s TSR performance equals the 50th percentile of the TSR for the Russell 2000 Index.

•	Fifty percent (50%) of the award will vest if the Company’s TSR performance equals the 33rd percentile of the TSR for the Russell 2000 Index.

•	No portion of the award will vest if the Company’s TSR performance falls below the 33rd percentile of the TSR for the Russell 2000 Index.

If the performance achieved falls in between the established goal levels, the percentage of the award earned by the named executive officer will be determined on a directly proportional basis using straight-line interpolation and rounding to the nearest full share. As used above, the term “Total Shareholder Return” or “TSR” is calculated by measuring the cumulative performance of the Company’s stock price on the New York Stock Exchange (plus any dividends paid) over the three-year performance period (January 1, 2012—December 31, 2014).

Changes to Our Compensation Programs in Connection with Our REIT Restructuring

Role of the Company’s Senior Management

In connection with the Board’s and senior management’s exploration of various strategic alternatives for the Company (which included the REIT conversion) during the course of 2012, Mr. Reed and the Company’s senior management, including certain other named executive officers, analyzed the compensation programs of various REITs. AonHewitt was engaged by senior management to assist in this review, based on AonHewitt’s experience and expertise in working with other REITs to establish and monitor their compensation philosophies and programs.

Based on their review and on compensation information provided by Aon Hewitt, Mr. Reed and the other members of the Company’s senior management understood that the compensation programs of a REIT would differ materially from that of a hospitality operating company due primarily to the removal of oversight of the Company’s hotel operations. Accordingly, Mr. Reed and the Company’s senior management, including certain other named executive officers, prepared, and presented to the Committee, proposed compensation programs for the Company following the REIT restructuring. These proposed compensation programs provided for a substantial reduction in the composition of the Company’s senior management team. These proposed compensation programs also included a substantial reduction in base salary and cash perquisites for Mr. Reed and for other members of senior management, as more fully described below, in connection with the overall changes to the Company’s compensation programs.

The Committee’s Determinations

As part of the Company’s REIT restructuring transactions, the Committee engaged in a detailed review of our existing compensation programs. The Committee’s review included a detailed analysis of the compensation information compiled by AonHewitt and the proposed compensation programs presented by the Company’s senior management. In performing this review, the Committee also compared its existing compensation programs with those of publicly-traded REITs and other similarly-situated companies.

The Committee continues to believe that our executive compensation programs should be designed to:

•	Attract and Retain highly qualified executives by providing competitive pay for each position, based on compensation levels at similar companies.

•	Pay for Performance by providing appropriate incentives for each executive to achieve our financial goals and to achieve the relevant goals established for that executive.

•	Align Executive and Stockholder Interests by rewarding performance that enhances long-term stockholder value.

The Committee also believes, that in implementing programs designed to meet these objectives, the Committee should ensure that:

•	Our pay practices create proper incentives for our executive management to achieve corporate and individual objectives and maximize shareholder value over the long-term;

•	Our pay programs balance risk and reward and are compatible with prudent capital and risk management decisions;

•	A strong pay-for-performance philosophy synchronizes incentive payments with actual business results relative to performance expectations;

•	Performance measures align with business objectives and are tied to total shareholder returns;

•	Our pay decisions are transparent to all stakeholders and tethered to sound governance measures; and

•	Total compensation opportunity throughout our organization is market competitive to support recruitment and retention.

Compensation Consultant

In January 2013 the Committee formally engaged AonHewitt as its compensation consultant. The Committee believes that AonHewitt’s engagement is appropriate due to the expertise and experience of AonHewitt in formulating compensation programs for REITs and other similar companies. The engagement of AonHewitt and its work on behalf of the Committee does not raise, has not raised, any conflict of interest with respect to either the Company or the Committee.

Changes to Our Compensation Programs

Target Total Compensation

The Committee continues to believe that, in order to implement the revised compensation philosophy described above, the named executive officers should be rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals and the realization of increased stockholder value. The Committee continues to believe that each named executive officer’s total compensation package should consist of three primary elements:

•	Base Salary, intended to guarantee cash compensation at a level appropriate for the named executive officer’s experience and responsibilities;

•	Annual Cash Incentive Compensation, which primarily reflects our financial performance, in accordance with the goals established by the Committee; and

•	Long-Term Equity Incentive Compensation, designed to align the interests of the named executive officers and our stockholders.

The Committee continues to believe that there should be no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Instead, the Committee intends to continue to review information provided by its compensation consultant and other factors to determine the appropriate level and mix of incentive compensation to determine amounts that are appropriate. The Committee expects that it will continue to grant a majority of the total target compensation to the named executive officers in the form of cash and equity incentive compensation.

In determining target total annual compensation for each named executive officer, the Committee intends to rely on its general experience and subjective considerations of various factors, including our strategic business goals, proprietary and publicly available compensation surveys and data with respect to REITs and other public companies provided by AonHewitt, and each executive officer’s position, experience, level of responsibility, individual job performance, contributions to our corporate performance, job tenure and future potential. The Committee does not intend to set specific targets or benchmarks for overall compensation or for allocations between fixed and performance-based compensation, cash and non-cash compensation or short-term and long-term compensation. In addition, the Committee intends to use the proprietary and publicly available compensation surveys and data noted above to obtain a general understanding of current compensation practices, including to assess whether the compensation for each of the executive officers is within a reasonably competitive range. The Committee does not intend to, however, specifically target or benchmark any element of compensation or the total compensation payable to named executive officers based on these surveys and data.

Reductions in Base Salary and Perquisites

In connection with the REIT restructuring transactions, the Committee reviewed the elements of base salary and certain other annual cash perquisites then paid to Mr. Reed and Mr. Fioravanti, the named executive officers continuing with the Company following completion of the restructuring transactions. The Committee then considered, in light of the new compensation philosophy described above and the compensation information provided by AonHewitt, the proposed decreases in compensation submitted by the Company’s senior management. As a result of this review, the Committee determined that, effective as of January 1, 2013, it would adopt the following changes (which were consistent with the recommendations of Mr. Reed and the other members of the Company’s senior management):

•	Mr. Reed’s and Mr. Fioravanti’s base salaries should be reduced as follows:

Name	Base Salary (effective January 1, 2013)	2012 Base Salary	Percentage Change
Colin V. Reed	$670,000	$910,000	-26.4%
Mark Fioravanti	425,000	430,000	-1.2%

•	The following cash perquisites would no longer be paid to Mr. Reed and Mr. Fioravanti:

Name	Car Allowance	Annual Financial Planning	Total Amount of Cash Perquisites Eliminated
Colin V. Reed	$14,400	$15,000	$29,400
Mark Fioravanti	12,000	3,000	15,000

On November 5, 2012, Mr. Reed and Mr. Fioravanti entered into amendments to their employment agreements to implement these modifications, and to confirm that such modifications did not constitute grounds for termination of such agreement by the named executive officer for Good Reason (as defined in “Potential Payments on Termination or Change of Control” below). As a result of Mr. Kloeppel’s prior resignation, the upcoming resignation of Mr. Todd and the upcoming retirement of Mr. Connor (each as described below under “Potential Payments on Termination or Change of Control”), the Committee did not reduce the base salary and other compensation elements for these officers.

At its February 14, 2013 meeting, the Committee reviewed its recent decisions with respect to Mr. Reed’s and Mr. Fioravanti’s base salary and other compensation elements. Based on its review, compensation information provided by AonHewitt and its analysis of the factors described above, the Committee determined that the base salary amounts should continue unchanged for the remainder of 2013.

Changes to Components of Incentive Compensation Plan

Annual Cash Incentive Compensation. In connection with the REIT restructuring transactions, the Committee reviewed the annual cash incentive compensation then paid to Mr. Reed and Mr. Fioravanti in light of the new compensation philosophy and objectives described above and the compensation information provided by AonHewitt. As a result of this review, the Committee determined that, effective as of January 1, 2013, Mr. Reed and Mr. Fioravanti should receive a greater portion of their total target compensation in the form of incentive compensation than had been allocated in previous years.

Accordingly, in conjunction with their reductions in base salary described above, the Committee determined that Mr. Reed and Mr. Fioravanti would have the opportunity to earn cash incentive compensation equal to the percentage of their base salary set forth in the table below based upon achievement of designated performance goals established by the Committee described below.

	Percentage of Base Salary Payable Upon Achievement of Performance Goals
	Threshold Performance Goal	Target Performance Level	Stretch Performance Level
Colin V. Reed	75%	150%	300%
Mark Fioravanti	50%	100%	200%

In determining these amounts, the Committee believed that the increases in the percentages of base salary payable based upon achievement of designated performance goals (combined with the reductions in base salary described above) were appropriate given the new compensation philosophy of the Company, particularly with respect to the goals of maximizing shareholder value, tying total compensation to shareholder returns and implementing pay-for-performance. The Committee also believed that the increases in the potential percentage payouts from previous years were appropriate in light of the compensation information provided by AonHewitt as well as the decreases in base salary described above. Mr. Reed’s and Mr. Fioravanti’s November 5, 2012 employment agreement amendments provided that such officer would be entitled to participate in the Company’s annual cash incentive program at the percentages described above. As a result of Messrs. Kloeppel’s and Todd’s resignations and Mr. Connor’s retirement (each as described below under “Potential Payment on Termination or Change of Control”), the Committee did not establish annual cash incentive compensation percentages for these executives.

At its February 14, 2013 Committee meeting, the Committee set the designated performance goals for 2013 for purposes of the annual cash incentive compensation plan. Mr. Reed’s performance goals are based (a) 25% on the Company’s achievement of designated Company strategic and individual performance goals, which have been established by the Committee, and (b) 75% on the Company’s achievement of designated levels of Adjusted Funds from Operations, or AFFO3. Mr. Fioravanti’s performance goals are based solely on achievement of designated AFFO levels.

[3]	We calculate AFFO to mean net income (loss) (computed in accordance with GAAP), excluding non-controlling interests, and gains and losses from sales of property; plus depreciation and amortization (excluding amortization of deferred financing costs and debt discounts) and impairment losses; we also exclude written-off deferred financing costs, non-cash ground lease expense, amortization of debt premiums and amortization of deferred financing costs; and gain (loss) on extinguishment of debt, and subtract maintenance capital expenditures. We believe that the presentation of AFFO provides useful information to investors regarding our operating performance as a REIT because it is a measure of our operations without regard to specified non-cash items such as real estate depreciation and amortization, gain or loss on sale of assets and certain other items which we believe are not indicative of the performance of our underlying hotel properties. We believe that these items are more representative of our asset base than our ongoing operations. We also use AFFO as one measure in determining our results after taking into account the impact of our capital structure.

The Committee set our “target” AFFO performance goal at our projected AFFO level for 2013, as the Committee believes that achieving this goal will represent a significant step in meeting our long-term strategic and financial objectives. In making determinations of the desired “threshold,” “target” and “stretch” performance goals, the Committee also considered the general economic climate and the specific market conditions that we are likely to face in 2013. The Committee attempted to set the “threshold,” “target” and “stretch” performance goals to ensure that the relative level of difficulty of achieving these levels was generally consistent with prior years. In setting these performance goals, the Committee noted that the Company’s achievements of levels in excess of the “target” performance goal would be accompanied by financial results in excess of goals communicated to investors.

In determining whether the named executive officers meet their designated Company AFFO goals in 2013, the Committee will adjust the actual AFFO for the year to exclude losses or expense related to certain extraordinary, non-recurring events or occurrences as set forth in the Amended and Restated 2006 Omnibus Incentive Plan (and may exclude any items of income or gain) before exercising any negative discretion in determining the final amounts of the cash incentive awards to ensure that such awards accurately reflect our actual performance. The Committee also can lower the amount of, or not award, annual cash incentive compensation otherwise payable to an officer under the cash incentive plan for 2013 if the officer does not attain a minimum-level annual performance rating, which will continue to be a prerequisite to receiving cash incentive compensation under the plan.

Long-Term Equity Incentive Compensation. In connection with the REIT restructuring transactions, the Committee reviewed the long-term incentive compensation then paid to Mr. Reed and Mr. Fioravanti in light of the new compensation philosophy and objectives described above and the compensation information provided by AonHewitt. As a result of this review, the Committee determined that generally long-term equity incentive compensation awards should be made to the named executive officers on an annual basis to reinforce the goals of rewarding performance and encouraging retention. The Committee decided to structure future incentive awards as a combination of time-based restricted stock units and performance-based restricted stock units.

At its February 14, 2013 meeting, the Committee made the following long-term incentive compensation awards to Mr. Reed and Mr. Fioravanti:

Name	Number of Performance-Based Restricted Stock Unit Awards Available to Vest on February 14, 2016(1)	Number of Time-Based Restricted Stock Unit Awards(2)
Colin V. Reed	23,000	23,000
Mark Fioravanti	8,000	8,000

(1)

The performance-based restricted stock units set forth in the column above will vest in full on February 14, 2016 only to the extent that the designated goals under these awards as established by the Committee (more fully described below) are achieved. The amounts set forth in the column above represent the number of restricted stock units that will vest assuming achievement of the “target” performance level. Up to 150% of the restricted stock units set forth in the column above will vest on February 14, 2016 assuming the achievement of the maximum or “stretch” goal established by the Committee. Conversely, if the minimum goal established by the Committee is not met, then none of the restricted stock units will vest.

(2)	The time-based restricted stock units will vest ratably over four years, beginning on February 14, 2014.

In determining these amounts, the Committee believed that these long-term incentive awards were appropriate given the new compensation philosophy and objectives of the Company, specifically noting that achievement of greater than “target” level performance would have also resulted in higher than average total shareholder returns to the Company’s stockholders, compared to the Company’s peers as described below. As a result of Messrs. Kloeppel’s and Todd’s resignations and Mr. Connor’s retirement, the Committee did not make long-term incentive compensation awards to these officers.

Up to 150% of the performance-based restricted stock units listed above will vest based on the Company’s TSR performance over the 3-year award cycle using the Company’s TSR for the three-year period. The amount of the award earned by the named executive officer will be determined by comparing the Company’s TSR performance during the performance period (January 1, 2013—December 31, 2015) relative to the median of the TSR performance of the following two peer groups, weighted equally: (1) 16 companies within the FTSE NAREIT Lodging Resorts Index selected by the Committee in its sole discretion; and (2) a custom group of high-performing hospitality and non-hospitality peer companies selected by the Committee in its sole discretion (collectively, the “Peer Groups”). The award will vest as follows:

•	One hundred fifty percent (150%) of the award will vest if the Company’s TSR performance is 15 percentage points or more above the median TSR performance of the Peer Groups.

•	One hundred percent (100%) of the award will vest if the Company’s TSR performance is equal to the median TSR performance of the Peer Groups.

•	Fifty percent (50%) of the award will vest if the Company’s TSR performance is 15 percentage points below the median TSR performance of the Peer Groups.

•	No portion of the award will vest if the Company’s TSR performance is more than 15 percentage points below the median TSR performance of the Peer Groups.

If the performance achieved falls in between the established goal levels, the percentage of the award earned by the named executive officer will be determined on a directly proportional basis using straight-line interpolation and rounding to the nearest full share. In the event that the Company’s TSR is negative, on an absolute basis, the Committee may, in its discretion, reduce by 25% the number of awards ultimately vesting. These awards also provide that in no event will the final value of the award exceed 500% of the fair market value of the Company’s shares on the grant date of February 14, 2013.

Notwithstanding the foregoing, the Committee also retains the discretion to re-evaluate the Peer Groups for each fiscal year to take into account changes to the composition of the Peer Groups (i.e., mergers or delistings), or to otherwise modify the terms of the award to take into account such other factors which the Committee in its sole discretion may determine.

Changes to Senior Management Team

In connection with the REIT restructuring transactions, the Committee oversaw the Company’s comprehensive review of its organization and structure, including a review of the roles and compensation of each member of the Company’s senior management (including the named executive officers). With Committee approval, the Company established a revised management structure more appropriate to a REIT as compared to a hospitality operating company. In connection with this revised management structure:

•	David C. Kloeppel, our President and Chief Operating Officer, resigned from this position and as an employee effective as of November 1, 2012;

•	Carter R. Todd, our Executive Vice-President, Secretary and General Counsel, resigned from this position, effective as of January 1, 2013, and as an employee, effective as of March 1, 2013; and

•	Rod Connor, our Senior Vice-President and Chief Administrative Officer, retired effective as of March 2, 2013.

The term of each of these named executive officer’s resignation or retirement (as applicable), as well as the terms of Mr. Maradik’s March 1, 2012 resignation, are outlined under “Potential Payments Upon Termination or Change of Control” below.

Other Compensation Information

Equity Compensation

Restricted Stock and Restricted Stock Unit Awards. We grant restricted stock awards or restricted stock unit awards (with time-based or performance-based vesting) to our eligible employees pursuant to the Amended and Restated 2006 Omnibus Incentive Plan, and prior to adoption of this plan, we made such awards pursuant to our 1997 Omnibus Stock Option and Incentive Plan.

In 2011 the Committee determined that we would make restricted stock unit awards the primary component of our equity incentive compensation plan to our eligible employees other than the named executive officers, and the Committee intends to continue this practice following the REIT conversion. These awards are made on an annual basis and are focused on the goals of encouraging our financial performance and encouraging employee retention. Except as otherwise determined by the Committee, the restricted stock unit awards will generally vest ratably over four years, beginning on the first anniversary of the date of grant. Other vesting schedules may be determined by the Committee in its discretion. In addition, we may from time to time grant performance-based vesting restricted stock unit awards, which will vest based on the achievement of financial criteria established by the Committee.

Prior to 2011, we made restricted stock and restricted stock unit awards, with time-based vesting, primarily in connection with an employee’s promotion or assumption of additional job duties, or as otherwise determined by the Committee. In addition, we have also granted performance-based vesting restricted stock unit awards, which vest based on the achievement of financial criteria established by the Committee.

Restricted stock and restricted stock unit awards are evidenced by a written agreement between us and the employee. Prior to the vesting of a restricted stock award, the holder of such award would have rights as a stockholder with respect to shares (including as to dividends or other distributions), but may not sell or otherwise dispose of such shares. Prior to the vesting of a restricted stock unit award, the holder has no rights as a stockholder with respect to the shares subject to such award, including voting rights and the right to receive dividends or dividend equivalents.

Stock Option Awards. We have historically granted stock option awards pursuant to the Amended and Restated 2006 Omnibus Incentive Plan. The Committee does not intend to make stock option awards a substantial component of the Company’s equity incentive compensation in the future. If options are granted, prior to the exercise of an option, a holder will have no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents.

Other Compensation Elements

Employment Agreements. In February 2008 we entered into employment agreements with each of the named executive officers (other than Mr. Connor) which had an initial two-year term, with automatic renewal terms of two years each (unless either party provides the other with prior notice of non-renewal). In 2010, the Company and each of these named executive officers agreed to eliminate the Company’s obligation to reimburse the named executive officers for certain excise tax payments that may have applied under Internal Revenue Code Sections 4999 and 280G in connection with compensation payable after a change in control of the Company. On November 5, 2012 Mr. Reed’s and Mr. Fioravanti’s employment agreements were amended as described above. The terms of the employment agreement for each named executive officer other than Mr. Connor serving as of December 31, 2012 (and the terms of a severance agreement, dated August 30, 1994, between the Company and Mr. Connor), including a description of required severance and/or change of control payments in designated circumstances, are more fully described under “Potential Payments on Termination or Change of Control” below.

Retirement Plans. We currently maintain a tax-qualified 401(k) retirement savings plan (the “401(k) Savings Plan”). The 401(k) Savings Plan enables our employees to contribute a portion of their annual salary, subject to a limit prescribed by the Internal Revenue Service (the “IRS”), to the 401(k) Savings Plan on a before-tax basis. Our named executive officers, along with certain other highly compensated employees, may contribute the lesser of up to 40% of annual salary on a before-tax basis or an IRS-prescribed limit. We make matching contributions of 100% of each participant’s contributions, up to four percent of the participant’s pay, which are fully vested upon contribution.

Participants in the 401(k) Savings Plan may choose to invest their account balances from an array of investment options as selected by plan fiduciaries from time to time, plus a Company stock fund. Participants can daily change their investment selections prospectively by contacting the 401(k) Savings Plan’s trustee.

In addition to the 401(k) Savings Plan, the named executive officers, in addition to certain other eligible executive officers, are entitled to participate in an unfunded, unsecured deferred compensation plan (the “Supplemental Deferred Compensation Plan”). Deferrals of compensation under the Supplemental Deferred Compensation Plan by each named executive officer and our matching obligations are discussed in further detail under “Nonqualified Deferred Compensation” below. We believe that this plan provides an important retirement savings vehicle for senior executive officers.

We have also agreed to pay Mr. Reed a retirement benefit pursuant to a Custom Non-Qualified Mid-Career Supplemental Employee Retirement Plan (“SERP”). This benefit, which is discussed in more detail under “Nonqualified Deferred Compensation” below, was in the Committee’s view essential to attracting Mr. Reed to employment with us and has proved valuable in securing his extended employment as well.

Perquisites and Other Personal Benefits. Pursuant to the terms of their employment agreements (which were amended as described above to remove certain cash perquisites), we provide perquisites to Messrs. Reed and Fioravanti (and prior to their resignation, Messrs. Kloeppel, Todd and Maradik and his retirement, Mr. Connor), all of which are quantified in the Summary Compensation Table below. These perquisites include items such as life and disability insurance benefits (including in some instances the payment of a small “gross up” amount to compensate the executive for the additional taxable income associated with such benefits, as described in footnote 7 of the Summary Compensation Table below), not available to all employees generally. We believe these benefits are offered by many companies and enable us to be competitive in the market for executive talent.

In addition, we allow limited personal use of our company airplane by members of our senior management team. In the past, we maintained a company plane to support the extensive amount of travel required for our hotel operations, including for supervisory and other meetings at each hotel on a regular basis and the large number of trade show appearances, hotel site visits and other sales trips necessary to service the convention and large group customer base at each of our hotels. As part of our REIT restructuring, we have determined that the amount of required senior executive travel will be greatly reduced. Accordingly, we have listed our aircraft for sale and do not expect to obtain a replacement upon its sale.

However, we believe that, for as long as we maintain a company plane, we should continue to offer this benefit as it provides a higher level of security for the named executive officers and allows them to devote additional time to our business. If a named executive officer’s spouse or other guest accompanies him, that person’s personal use of the company plane is considered a personal benefit to him. This benefit is taxable to the named executive officer in accordance with Internal Revenue Service regulations. Mr. Reed’s November 5, 2012 amendment to his employment agreement provides that if we sell the company plane we will provide Mr. Reed with up to $50,000 per year in value of aircraft charter, rental or fractional share ownership fees for his personal use.

Stock Ownership Guidelines

To directly align the interests of our senior management team with the interests of the stockholders and to ensure that our senior management team retains a significant portion of their long-term equity incentive awards, the Committee has adopted stock ownership guidelines which require that our senior management team, including each of the named executive officers, maintain a minimum ownership interest in our stock. The value of our stock (as a multiple of the executive’s base salary) required to be owned is as follows:

Named Executive Officer	Multiple of Base Salary
Chief Executive Officer	5x
Executive Vice-Presidents	3x
Other Senior Executives	2x

The Committee believes that the guidelines above appropriately align the interests of our senior executives with those of its stockholders. The named executive officers were required to achieve these ownership requirements by December 31, 2011 (five years from the adoption of the requirement). Moreover, senior executives, including our named executive officers, are required to achieve applicable ownership requirements within five years of becoming subject to any such requirement. Shares that are either owned directly (including restricted shares of common stock or restricted stock units, whether vested or not) or indirectly through savings plans sponsored by us are included in determining whether an individual attains the minimum ownership guidelines. Shares that are subject to unexercised stock options are not included. At December 31, 2012, each named executive officer then serving was in compliance with the guidelines, as detailed below:

Executive Officer	Share Ownership Requirement as of December 31, 2012		Number of Shares Owned as of December 31, 2012
Colin V. Reed	118,305	(1)	1,066,999	(2)
Mark Fioravanti	22,361	(3)	103,088	(4)
Carter R. Todd	16,849	(5)	28,524	(6)
Rod Connor	14,360		18,333	(7)

(1)	Represents the share ownership requirement in effect prior to the reduction in Mr. Reed’s salary in connection with the Company’s REIT restructuring transactions.
(2)

Includes 456,446 shares credited to Mr. Reed’s SERP, as defined below, and 164,989 shares of common stock issuable upon the vesting of restricted stock unit awards (assuming, in the case of performance-based restricted stock unit awards, vesting at the “target” performance level), as more fully described in “Outstanding Equity Awards at Fiscal Year End December 31, 2012” below.

(3)

Represents the share ownership requirement in effect prior to the reduction in Mr. Fioravanti’s salary in connection with the Company’s REIT restructuring transactions. In connection with his promotion from Senior Vice-President to Executive Vice-President on August 1, 2011, Mr. Fioravanti became subject to the 3x multiple stock ownership guidelines (with an additional five-year compliance period). The stock ownership guideline listed above for Mr. Fioravanti reflects the 2x multiple stock ownership guideline, which was the applicable compliance requirement for Mr. Fioravanti as of December 31, 2012.

(4)

Includes 42,297 shares of common stock issuable upon the vesting of restricted stock unit awards (assuming, in the case of performance-based restricted stock unit awards, vesting at the “target” performance level), as more fully described in “Outstanding Equity Awards at Fiscal Year End December 31, 2012” below.

(5)

In connection with his promotion from Senior Vice-President to Executive Vice-President on June 22, 2009, Mr. Todd became subject to the 3x multiple stock ownership guidelines (with an additional five-year compliance period). The stock ownership guideline listed above for Mr. Todd reflects the 2x multiple stock ownership guideline, which was the applicable compliance requirement for Mr. Todd as of December 31, 2012.

(6)

Includes 24,171 shares of common stock issuable upon the vesting of restricted stock unit awards (assuming, in the case of performance-based restricted stock unit awards, vesting at the “target” performance level), as more fully described in “Outstanding Equity Awards at Fiscal Year End December 31, 2012” below. In connection with his resignation, Mr. Todd forfeited all outstanding restricted stock unit awards, except for 10,071 time-based restricted stock unit awards, which vested on March 1, 2013, and up to 3,436 performance-based restricted stock unit awards (assuming vesting at the “target” performance level), which will vest on February 2, 2014 to the extent performance targets for such award are satisfied.
(7)

Includes 11,375 shares of common stock issuable upon the vesting of restricted stock unit awards, as more fully described in “Outstanding Equity Awards at Fiscal Year End December 31, 2012” below. In connection with his resignation, Mr. Connor forfeited all of these stock unit awards.

Deductibility of Executive Compensation

As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals unless earned under certain objective performance-based arrangements. We believe that compensation paid under the management incentive plans (except for restricted stock and restricted stock units with solely time-based vesting) for 2012 is generally fully deductible for federal income tax purposes. After January 1, 2013, we will operate as a REIT and will generally not pay corporate income taxes to the extent that our REIT taxable income is distributed to shareholders. Since we are required by federal tax law to generally distribute substantially all of our REIT taxable income to stockholders, we believe that the loss of deductibility of compensation should not have a material adverse impact on us in the future. Nevertheless, the Committee generally will seek to preserve the federal income tax deductibility of compensation paid to our named executive officers, provided, that in certain circumstances the Committee may approve compensation that will not be deductible as a result of Section 162(m) of the Code in order to ensure competitive levels of total compensation for our executive officers.

Advisory Vote on Executive Compensation

At our annual meeting in May 2012, we held a stockholder advisory vote on the compensation of our named executive officers, commonly referred to as a “say-on-pay” vote. In our say-on-pay vote, 89.5% of the stockholder votes (excluding broker non-votes) were cast in favor of our 2012 say-on-pay resolution. As the Committee re-evaluated the Company’s compensation practices in connection with its REIT restructuring transactions, it was mindful of the support the stockholders had previously expressed for the Company’s compensation programs, including our “pay-for-performance” philosophy and emphasis on incentive compensation. The Committee intends to continue to consider the outcome of the Company’s advisory say-on-pay votes when making future executive compensation decisions.

COMPENSATION COMMITTEE REPORT

The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this Report by reference therein.

The Human Resources Committee, comprised of independent directors, reviewed and discussed the above Compensation Discussion and Analysis with the Company’s management. Based on its review and these discussions, the Human Resources Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in these proxy materials.

HUMAN RESOURCES COMMITTEE:

MICHAEL I. ROTH, CHAIRMAN

RALPH HORN

ELLEN LEVINE

ROBERT S. PRATHER, JR.

2012 SUMMARY COMPENSATION TABLE

The following Summary Compensation Table shows compensation information (including both cash compensation amounts and, as required by applicable SEC rules, compensation amounts associated with non-cash items such as equity awards, certain of which awards are performance-based and may or may not be ultimately earned as described elsewhere in this Proxy Statement) for Colin V. Reed, our principal executive officer; Mark Fioravanti, our principal financial officer; and David C. Kloeppel, Carter R. Todd, Rod Connor and Richard A. Maradik, who were the most highly compensated executive officers (as defined by applicable SEC rules) in 2012 other than Mr. Reed and Mr. Fioravanti.

Name and Principal Position (a)	Year (b)	Salary ($) (c)(1)	Bonus ($) (d)(2)	Stock Awards ($) (e)(3)	Option Awards ($) (f)(4)	Non-Equity Incentive Plan Compen- sation ($) (g)(5)		Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($) (h)	All Other Compen- sation ($) (i)(7)	Total ($) (j)
Colin V. Reed Chairman of the Board, President and Chief Executive Officer	2012	$910,000	—	$3,063,720	$1,023,480	$2,000,000		—	$111,434	$7,108,634
	2011	$945,000	—	$823,200	$1,395,625	1,100,000		—	$111,369	$4,375,194
	2010	910,000	—	3,752,470	1,022,869	2,000,000		—	100,454	7,785,793

Mark Fioravanti Executive Vice President and Chief Financial Officer	2012	425,385	—	626,670	209,943	650,000		—	45,461	1,957,459
	2011	412,577	—	171,500	309,031	300,044		—	47,107	1,240,259
	2010	358,039	—	533,060	157,716	430,090		—	37,896	1,516,801

David C. Kloeppel Former President and Chief Operating Officer	2012	646,154	—	1,044,450	349,796	—	(6)	—	3,904,279	5,944,679
	2011	726,923	—	480,200	797,500	737,412		—	24,120	2,766,155
	2010	700,000	—	1,798,175	600,007	1,260,000		—	25,956	4,384,138

Carter R. Todd Former Executive Vice President, Secretary and General Counsel	2012	321,692	—	313,335	104,972	275,000		—	34,058	1,049,057
	2011	324,462	—	99,470	171,463	219,540		—	36,023	850,958
	2010	305,847	—	492,900	114,287	367,338		—	31,196	1,311,568

Rod Connor Former Senior Vice President and Chief Administrative Officer	2012	277,821	—	159,460	—	131,314		—	35,135	603,730
	2011	274,302	—	145,432	—	114,753		—	38,359	572,846
	2010	256,302	—	—	114,279	153,939		—	36,413	560,933

Richard Maradik Former Senior Vice President and Chief Marketing Officer	2012	81,712	—	—	—	—		—	32,448	114,160
	2011	351,192	—	99,470	171,463	237,636		—	30,344	890,105
	2010	330,846	—	492,900	114,287	377,338		—	19,842	1,335,213

(1)

Amounts shown are not reduced to reflect the named executive officers’ contributions, if any, to the Company’s 401(k) Savings Plan or elections, if any, to defer receipt of salary into the Company’s Supplemental Deferred Compensation Plan. Amounts shown are amounts actually paid to the named executive officer during the applicable fiscal year and reflect, to the extent applicable, the impact of a salary increase for certain of the named executive officers during the year. Additionally, in the 2011 fiscal year the timing of the Company’s payroll schedule resulted in the payment of an additional bi-weekly payment of base salary to all salaried employees, including each named executive officer, as compared to 2012 and 2010. This payment, which was based on each named executive officer’s applicable rate of pay, resulted in each named executive officer actually receiving a slightly higher amount of base salary payment than the base salary established by the Committee. In the case of Mr. Kloeppel and Mr. Maradik, the amounts set forth in the 2012 row represent the base salary paid to such individuals through their date of resignation from the Company (November 1, 2012 in the case of Mr. Kloeppel, and March 1, 2012 in the case of Mr. Maradik). In addition, although Mr. Todd and Mr. Connor are no longer employed by the Company, these individuals were employed through December 31, 2012, so the amounts set forth above represent the base salaries paid to these individuals for the full year of 2012.

(2)	Cash incentive compensation paid to each named executive officer with respect to the applicable fiscal year is reflected in column (g).
(3)

The amount listed in column (e) for 2012 represents a non-cash amount equal to the grant date fair value of the restricted stock units awarded to the named executive officers in 2012 determined in accordance with FASB ASC Topic 718, disregarding for this purpose estimated forfeitures. See Note 9 to our consolidated financial statements for the three years ended December 31, 2012, included in our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission on February 27, 2013, for the assumptions made in determining the grant date fair value. See “Compensation Discussion and Analysis—Compensation Programs for 2012” for a description of the terms of these restricted stock unit awards.

(4)

The amount listed in column (f) is a non-cash amount which represents the grant date fair value of the stock option awards granted to the named executive officers. The grant date fair value of the stock option awards was determined in accordance with FASB ASC Topic 718 based on the Black-Scholes-Merton option pricing formula. See Note 9 to our consolidated financial statements for the three years ended December 31, 2012, included in our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission on February 27, 2013, for the assumptions made in determining the grant date fair value. See “Compensation Discussion and Analysis—Compensation Programs Prior to our REIT Restructuring” for a description of the terms of these stock option awards.

(5)	Amounts shown represent amounts paid under the Company’s annual cash incentive compensation program as described in “Compensation Discussion and Analysis—Compensation Programs for 2012” above.
(6)

Pursuant to the terms of the separation agreement between the Company and Mr. Kloeppel (described more fully below in “Potential Payments on Termination or Change of Control), the Company paid Mr. Kloeppel $630,000 in full satisfaction of the Company’s obligation to pay a 2012 cash incentive compensation award to Mr. Kloeppel (which amount is included in “All Other Compensation” above).

(7)	The following table sets forth the components of the All Other Compensation amount for each named executive officer in 2012:

Name	Company Match to Supp. Def. Comp. Plan ($)(a)	Company Match to 401(k) Plan ($)(b)	Group Term Life ($)(c)	Executive LTD ($)(d)	Car Allowance ($)	Financial Couns. and Tax Prep. ($)	Other ($)(e)	Total ($)
Colin V. Reed	$33,173	$10,000	$14,357	$4,242	$14,400	$14,936	$20,326	$111,434
Mark Fioravanti	15,583	10,000	3,658	2,547	12,000	755	918	$45,461
David Kloeppel	—	10,000	5,159	1,658	10,154	—	3,877,308	$3,904,279
Carter R. Todd	—	10,000	3,695	3,006	12,000	3,000	2,357	$34,058
Rod Connor	5,358	9,858	3,786	3,627	9,620	427	2,459	$35,135
Richard Maradik	—	10,000	1,363	498	1,846	—	18,741	$32,448

(a)	The Company makes matching contributions to the Supplemental Deferred Compensation Plan accounts of the named executive officers as described in “Nonqualified Deferred Compensation” below.
(b)

The Company makes matching contributions to the 401(k) Savings Plan accounts of the named executive officers as described in “Compensation Discussion and Analysis—Compensation Programs for 2012” above.

(c)	Represents premiums paid for executive group term life insurance not made available generally to the other officers or employees of the Company.
(d)	Represents premiums paid for executive long-term disability insurance not made available generally to the other employees of the Company.
(e)

Represents, for Mr. Reed, $4,603 for personal use of the Company airplane (based on the aggregate incremental cost to the Company associated with such use), $2,617 for physical examination fees, and $13,106 associated with a tax gross up for income attributable to the Company’s executive group term life insurance and executive long-term disability insurance. Represents, for Mr. Fioravanti, a tax gross up for income attributable to the Company’s executive group term life insurance and executive long-term disability insurance. Represents, for Mr. Kloeppel, his severance payment of $3,876,775, as described below in “Potential Payments on Termination or Change of Control” and $533 associated with a tax gross up for income attributable to the Company’s executive group term life insurance and executive long-term disability insurance. Represents, for Mr. Todd, $1,100 for physical examination fees, and $1,257 associated with a tax gross up for income attributable to the Company’s executive group term life insurance and executive long-term disability insurance. Represents for Mr. Connor, $990 for physical examination fees, and $1,469 associated with a tax gross up for income attributable to the Company’s executive group term life insurance and executive long-term disability insurance. Represents, for Mr. Maradik, payment of accrued vacation pay.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2012

The following table provides information on awards pursuant to the Company’s incentive plan to each of the Company’s named executive officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (c)(1)
Name (a)	Grant Date (b)	Threshold ($)	Target ($)	Stretch ($)	All Other Stock Awards: Number of Shares of Stock or Units (#) (d)		All Other Option Awards: Number of Securities Underlying Options (#) (e)		Exercise or Base Price of Option Awards ($/sh) (f)(2)	Closing Price on Grant Date ($/sh) (g)	Grant Date Fair Value of Stock and Option Awards ($) (h)(3)
Colin V. Reed		$455,000	$910,000	$1,820,000
	2/8/12				44,000	(4)					$1,309,000
	2/8/12				44,000	(5)					1,754,720
	2/8/12						58,500	(13)	$29.75	$29.77	1,023,480
Mark Fioravanti		$148,889	$297,778	$595,556
	2/8/12				9,000	(6)					267,750
	2/8/12				9,000	(7)					358,920
	2/8/12						12,000	(14)	29.75	29.77	209,943
David Kloeppel		$315,000	$630,000	$1,260,000
	2/8/12				15,000	(8)					446,250
	2/8/12				15,000	(9)					598,200
	2/8/12						20,000	(15)	29.75	29.77	349,796
Carter R. Todd		$96,510	$193,019	$386,038
	2/8/12				4,500	(10)					133,875
	2/8/12				4,500	(11)					179,460
	2/8/12						6,000	(16)	29.75	29.77	104,972
Rod Connor		$54,767	$109,534	$164,301
	2/8/12				5,360	(12)					159,460
Richard A. Maradik		—	—	—	—		—		—	—	—

(1)

Represents threshold, target and stretch performance goal achievement payout levels established under the Company’s annual cash incentive plan for 2012 performance. See the “Non-Equity Incentive Plan Compensation” column of the 2012 Summary Compensation Table above for the amount actually paid to each named executive officer for 2012 performance under the Company’s annual cash incentive plan. See “Compensation Discussion and Analysis—Compensation Programs Prior to our REIT Restructuring” for a description of the terms of the cash incentive plan. As a result of Mr. Maradik’s resignation effective as of March 1, 2012, no incentive plan awards were made to Mr. Maradik for 2012.

(2)

As a result of the special dividend of cash and stock paid by the Company on December 21, 2012 in connection with its REIT restructuring, the exercise price of these stock options was adjusted to a price of $24.40 pursuant to anti-dilution provisions contained in the Company’s equity incentive plans.

(3)

Amounts listed represent a non-cash amount equal to the grant date fair value of the equity award determined in accordance with FASB ASC Topic 718, as more fully described in “2012 Summary Compensation Table” above.

(4)

Represents a time-based restricted unit award granted to Mr. Reed on February 8, 2012, as described in “Compensation Discussion and Analysis—Compensation Programs Prior to our REIT Restructuring” above. As a result of the special dividend of cash and stock paid by the Company on December 21, 2012, this award was adjusted pursuant to anti-dilution provisions contained in the Company’s equity incentive plans to a total of 52,133 restricted stock units.

(5)

Represents a performance-based restricted unit award granted to Mr. Reed on February 8, 2012, as described in “Compensation Discussion and Analysis—Compensation Programs Prior to our REIT Restructuring” above (assuming vesting at the target achievement level). As a result of the special dividend of cash and stock paid by the Company on December 21, 2012, this award was adjusted pursuant to anti-dilution provisions contained in the Company’s equity incentive plans to a total of 52,133 restricted stock units.

(6)

Represents a time-based restricted unit award granted to Mr. Fioravanti on February 8, 2012, as described in “Compensation Discussion and Analysis—Compensation Programs Prior to our REIT Restructuring” above. As a result of the special dividend of cash and stock paid by the Company on December 21, 2012, this award was adjusted pursuant to anti-dilution provisions contained in the Company’s equity incentive plans to a total of 10,663 restricted stock units.

(7)

Represents a performance-based restricted unit award granted to Mr. Fioravanti on February 8, 2012, as described in “Compensation Discussion and Analysis—Compensation Programs Prior to our REIT Restructuring” above (assuming vesting at the target achievement level). As a result of the special dividend of cash and stock paid by the Company on December 21, 2012, this award was adjusted pursuant to anti-dilution provisions contained in the Company’s equity incentive plans to a total of 10,663 restricted stock units.

(8)

Represents a time-based restricted unit award granted to Mr. Kloeppel on February 8, 2012, as described in “Compensation Discussion and Analysis—Compensation Programs Prior to our REIT Restructuring” above. As part of Mr. Kloeppel’s separation agreement, 7,500 of these restricted stock units vested on November 1, 2013, and Mr. Kloeppel forfeited the remaining 7,500 restricted stock units (in each case without giving effect to the special dividend of cash and stock paid by the Company on December 21, 2012).

(9)

Represents a performance-based restricted unit award granted to Mr. Kloeppel on February 8, 2012, as described in “Compensation Discussion and Analysis—Compensation Programs Prior to our REIT Restructuring” above (assuming vesting at the target achievement level). As a result of the special dividend of cash and stock paid by the Company on December 21, 2012, this award was adjusted pursuant to anti-dilution provisions contained in the Company’s equity incentive plans to a total of 17,772 restricted stock units. Pursuant to the terms of Mr. Kloeppel’s severance agreement, Mr. Kloeppel has the right to receive these restricted stock units to the extent of the Company’s satisfaction of the applicable performance targets.

(10)

Represents a time-based restricted unit award granted to Mr. Todd on February 8, 2012, as described in “Compensation Discussion and Analysis—Compensation Programs Prior to our REIT Restructuring” above. Pursuant to Mr. Todd’s separation agreement, Mr. Todd forfeited all of this award upon his resignation.

(11)

Represents a performance-based restricted unit award granted to Mr. Todd on February 8, 2012, as described in “Compensation Discussion and Analysis—Compensation Programs Prior to our REIT Restructuring” above (assuming vesting at the target achievement level). Pursuant to Mr. Todd’s separation agreement, Mr. Todd forfeited all of this award upon his resignation.

(12)

Represents a time-based restricted unit award granted to Mr. Connor on February 8, 2012, as described in “Compensation Discussion and Analysis—Compensation Programs Prior to our REIT Restructuring” above. Pursuant to the terms of the Company’s equity incentive plan, Mr. Connor forfeited all of this award upon his retirement.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END DECEMBER 31, 2012

The following table provides information with respect to the outstanding equity awards held by the Company’s named executive officers as of December 31, 2012.

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)(2)	Option Grant Date (f)	Option Expi- ration Date (g)	Number of Shares or Units of Stock That Have Not Vested (#) (h)(3)		Market Value of Shares or Units of Stock That Have Not Vested ($) (i)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (j)(4)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (k)(4)
Colin V. Reed	91,475			23.79	2/5/04	2/5/14
	54,580	54,581		16.47	2/3/10	2/3/20
	21,344	64,033		28.13	2/2/11	2/2/21
		71,351		24.40	2/8/12	2/8/22
							84,420	(5)	$3,246,793
										106,636	(6)	$4,101,202
Mark Fioravanti	12,196			23.79	2/5/04	2/5/14
	18,295			25.53	5/6/04	5/6/14
	13,721	4,574		10.23	6/22/09	6/22/19
	8,415	8,416		16.47	2/3/10	2/3/20
	4,726	14,179		28.13	2/2/11	2/2/21
		14,636		24.40	2/8/12	2/8/22
							25,710	(7)	$988,807
										21,919	(8)	$843,005
David Kloeppel										43,246	(9)	$1,663,241

Carter Todd		6,098		16.47	2/3/10	2/3/20
		7,867		28.13	2/2/11	2/2/21
		7,318		24.40	2/8/12	2/8/22
							15,402	(10)	$592,361
										11,434	(11)	$439,752
Rod Connor	14,636			34.30	2/2/11	2/2/21
	10,367			36.33	2/8/06	2/8/16
	8,781			46.03	2/7/07	2/7/17
	14,636			25.44	2/4/08	2/4/18
	2,977	3,659		8.45	2/4/09	2/4/19
		6,098		16.47	2/3/10	2/3/20
							11,375	(12)	$437,483
Richard A. Maradik	—	—		—	—	—	—		—	—		—

(1)

Represents options granted pursuant to the Company’s equity incentive plans, all of which have a term of 10 years from the grant date. Except with respect to the options granted on February 8, 2012 (which vest in 50% increments on the third and fourth anniversary of the grant date) the options listed above vest in equal installments on the first, second, third and fourth anniversary of the grant date. The number of options listed above has been adjusted pursuant to anti-dilution provisions contained in the Company’s equity incentive plans to take into account the Company’s special dividend paid on December 21, 2012. Mr. Maradik, who resigned effective March 1, 2012, did not hold any option awards as of December 31, 2012.

(2)

The exercise prices of the stock options listed above have been adjusted pursuant to anti-dilution provisions contained in the Company’s equity incentive plans to take into account the Company’s special dividend paid on December 21, 2012.

(3)

The number of time-based restricted stock unit awards listed above has been adjusted pursuant to anti-dilution provisions contained in the Company’s equity incentive plans to take into account the Company’s special dividend paid on December 21, 2012. The market value of the time-based restricted stock units set forth in this column is determined based on the closing market price of the Company’s common stock on December 31, 2012, which was $38.46 as reported on the New York Stock Exchange. Mr. Maradik, who resigned effective March 1, 2012, did not hold any time-based restricted stock unit awards as of December 31, 2012.

(4)

The number of performance-based restricted stock unit awards listed above has been adjusted pursuant to anti-dilution provisions contained in the Company’s equity incentive plans to take into account the Company’s special dividend paid on December 21, 2012. In addition, the number and value of the performance-based restricted stock unit awards listed above (i) assumes vesting at the target performance level in the case of the performance-based restricted stock units granted on February 2, 2011 (that is, 100% of the restricted stock units awarded on such date), and (ii) assumes vesting at the stretch performance level in the case of the performance-based restricted stock units granted on February 8, 2012 (that is, 150% of the restricted stock units awarded on such date) taking into account performance to date with respect to performance metrics under the award agreement. The market value of the performance-based restricted stock units set forth in this column is determined based on the closing market price of the Company’s common stock on December 31, 2012, which was $38.46 as reported on the New York Stock Exchange. Mr. Maradik, who resigned effective March 1, 2012, did not hold any time-based restricted stock unit awards as of December 31, 2012.
(5)

Consists of the following shares of common stock issuable upon the ultimate vesting of time-based restricted stock unit awards (which reflect the impact of the Company’s special divided paid on December 21, 2012): 32,287 granted on February 3, 2010 (vesting on February 3, 2014); and 52,133 granted on February 8, 2012 (50% vesting on each of February 8, 2015 and February 8, 2016). This column does not include 170,000 shares of common stock (not adjusted to reflect the impact of the Company’s special divided paid on December 12, 2012) issuable upon the vesting of restricted stock units (with a performance-based acceleration feature which was not met) awarded to Mr. Reed in 2003, the original vesting date (February 4, 2008) of which was deferred by Mr. Reed until December 31, 2011. Accordingly, the restricted stock units vested as of December 31, 2011, but pursuant to the terms of the Company’s Amended and Restated 2006 Omnibus Incentive Plan, the shares of the Company’s common stock were issued to Mr. Reed on January 3, 2012, the first trading day immediately following December 31, 2011. See “Nonqualified Deferred Compensation-Supplemental Deferred Compensation Plan” for a discussion of this restricted stock unit award.

(6)

Consists of the following shares of common stock issuable upon the ultimate vesting of performance-based restricted stock unit awards (which reflect the impact of the Company’s special dividend paid on December 21, 2012): 28,436 granted on February 2, 2011 (which will vest on February 2, 2014 based upon the Company’s achievement of designated financial performance goals); and 52,133 granted on February 8, 2012 (which will vest on February 8, 2015 based upon the Company’s achievement of designated financial performance goals), adjusted solely for purposes of this chart to reflect 150% vesting based upon an assumed stretch performance level as noted in footnote 4 above.

(7)

Consists of the following shares of common stock issuable upon the ultimate vesting of time-based restricted stock unit awards: 3,258 granted on June 22, 2009 (which will vest on June 22, 2013); 11,789 granted on February 3, 2010 (which will vest on February 3, 2014); and 10,663 granted on February 8, 2012 (vesting 50% on each of February 8, 2015 and February 8, 2016).

(8)

Consists of the following shares of common stock issuable upon the ultimate vesting of performance-based restricted stock unit awards: 5,924 granted on February 2, 2011 (which will vest on February 2, 2014 based upon the Company’s achievement of designated financial performance goals); and 10,663 granted on February 8, 2012 (which will vest on February 8, 2015 based upon the Company’s achievement of designated financial performance goals), adjusted solely for purposes of this chart to reflect 150% vesting based upon an assumed stretch performance level as noted in footnote 4 above.

(9)

Consists of the following shares of common stock issuable upon the ultimate vesting of performance-based restricted stock unit awards: 16,588 granted on February 2, 2011 (which will vest on February 2, 2014 based upon the Company’s achievement of designated financial performance goals); and 17,772 granted on February 8, 2012 (which will vest on February 8, 2015 based upon the Company’s achievement of designated financial performance goals), adjusted solely for purposes of this chart to reflect 150% vesting based upon an assumed stretch performance level as noted in footnote 4 above.

(10)

Consists of the following shares of common stock issuable upon the ultimate vesting of time-based restricted stock unit awards: 10,071 granted on February 3, 2010 (all of which were vested on March 1, 2013 pursuant to the terms of Mr. Todd’s separation); and 5,332 granted on February 8, 2012 (which were forfeited by Mr. Todd in connection with his resignation).

(11)

Consists of the following shares of common stock issuable upon the ultimate vesting of performance-based restricted stock unit awards: 3,436 granted on February 2, 2011 (which pursuant to the terms of Mr. Todd’s separation agreement may be received by Mr. Todd on February 2, 2014 based upon the Company’s achievement of designated financial performance goals); and 5,332 granted on February 8, 2012 (which were forfeited by Mr. Todd in connection with his resignation on March 1, 2013), adjusted solely for purposes of this chart to reflect 150% vesting based upon an assumed stretch performance level as noted in footnote 4 above.

(12)	These time-based restricted stock unit awards were forfeited by Mr. Connor upon his retirement from the Company on March 2, 2013.

2012 OPTION EXERCISES AND STOCK VESTED

The following table provides information related to the exercise of stock options by the named executive officers and the vesting of the named executive officers’ restricted stock awards in 2012.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)(1)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)(2)
Colin V. Reed	295,262	$4,319,701	172,160	$5,481,122
Mark Fioravanti	52,014	1,000,215	20,724	679,937
David C. Kloeppel	297,468	4,951,482	120,500	4,150,419
Carter R. Todd	4,650	53,775	17,424	559,437
Rod Connor	35,636	646,321	—	—
Richard A. Maradik	9,300	62,712	11,500	329,935

(1)

With respect to stock option awards, value realized upon exercise is determined by multiplying the number of shares of common stock issuable upon vesting of the option award exercised by the difference between the sales price realized when the shares are sold (in the case of the options above, immediately upon exercise) and the option exercise price.

(2)

With respect to restricted stock unit awards, value realized upon vesting is determined by multiplying the number of shares of common stock issued upon the vesting of restricted stock units by the closing price of the Company’s common stock on the day immediately preceding the vesting date.

(3)

This column does not include 170,000 shares of common stock issuable upon the exercise of restricted stock units (with a performance-based acceleration feature which was not met) awarded to Mr. Reed in 2003, the original vesting date (February 4, 2008) of which was deferred by Mr. Reed until December 31, 2011. Accordingly, the restricted stock units vested as of December 31, 2011, but pursuant to the terms of the Company’s Amended and Restated 2006 Omnibus Incentive Plan, the shares of the Company’s common stock were issued to Mr. Reed on January 3, 2012, the first trading day immediately following December 31, 2011. On the date of vesting, the shares had a fair market value of $4,103,800, based on the closing market price of the Company’s common stock on December 30, 2011 (the last trading day of 2011), which was $24.14 as reported on the New York Stock Exchange). See “Nonqualified Deferred Compensation—Supplemental Deferred Compensation Plan” for a discussion of this restricted stock unit award.

EQUITY COMPENSATION PLAN INFORMATION

The following table includes information about our equity compensation plans as of December 31, 2012:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	1,175,646	$26.02	4,590,374
Equity compensation plans not approved by security holders	—	—	—

Total	1,175,646	$26.02	4,590,374

PENSION BENEFITS

Prior to his retirement effective March 2, 2013, Mr. Connor was the only named executive officer of the Company who participated in the Retirement Plan or the Restoration Plan. The following table presents the actuarial present value as of December 31, 2012 of accumulated benefits payable to Mr. Connor under the Retirement Plan for Employees of Ryman Hospitality Properties, Inc. (the “Retirement Plan”) and the Ryman Hospitality Properties, Inc. Retirement Benefit Restoration Plan (the “Restoration Plan”). The Retirement Plan is a cash balance defined benefit pension plan subject to the Employee Retirement Income Security Act of 1974, as amended, and intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”). The Restoration Plan is an unfunded and unsecured nonqualified defined benefit pension plan intended to provide deferred compensation to a select group of management or highly compensated employees of the Company whose benefits under the Retirement Plan are limited by Sections 401(a)(17) and 415 of the Code.

Participants in the Retirement Plan retiring at age 65 are entitled to full benefits as calculated under the normal retirement benefit formula of the plan. Participants are entitled to early retirement benefits upon attaining age 55 and completing 15 years of service.

The Retirement Plan was frozen effective December 31, 2001. Participants will continue to earn vesting service and the cash balances will continue to be credited each month with an interest rate that is based on United States Treasury rates. The Company will continue to make contributions to the Retirement Plan based on actuarial calculations.

Benefits under the Restoration Plan are calculated under the benefit formula provisions of the plan and are paid to Participants at the same time or times and in the same form as elected under the Retirement Plan. Benefits are actuarially adjusted using the actuarial assumptions used in the Retirement Plan. The Restoration Plan was frozen effective December 31, 2001. Participants will continue to earn vesting service as determined under the Retirement Plan.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)		Payments During Last Fiscal Year ($)
Rod Connor	Retirement Plan for Employees of Ryman Hospitality Properties, Inc.	30.0	$527,601	(1)	$0

	Ryman Hospitality Properties, Inc. Retirement Benefit Restoration Plan	30.0	$287,485	(2)	$0

(1)

The actuarial present value of Mr. Connor’s accumulated benefits under the Retirement Plan was computed as of December 31, 2012, the last day of the most recently completed fiscal year of the Retirement Plan. The amount was computed using the following assumptions and valuation methods: (i) a discount rate of 3.60% and (ii) the RP2000 Combined Mortality Table with AA Projection to 2019.

(2)

The actuarial present value of Mr. Connor’s accumulated benefits under the Restoration Plan was computed as of December 31, 2012, the last day of the most recently completed fiscal year of the Restoration Plan. The amount was computed using the following assumptions and valuation methods: (i) a discount rate of 3.59% and (ii) the RP2000 Combined Mortality Table with AA Projection to 2019.

NONQUALIFIED DEFERRED COMPENSATION

Supplemental Deferred Compensation Plan

The table set forth below shows the salary deferrals, Company matching obligations, earnings and account balances for the named executive officers in the Company’s Supplemental Deferred Compensation Plan. The plan allows eligible participants (including all named executive officers) to defer:

•	All or a portion of their annual bonus; and

•	Up to 40% of their base salary reduced by the percentage deferred into the 401(k) Savings Plan.

The Company makes matching contributions of 100% of each participant’s contributions, up to four percent of the participant’s contributions (reduced by the percentage deferred into the 401(k) Savings Plan).

Account balances may be invested in hypothetical investments selected by the executive from an array of investment options mirroring the funds in the Company’s 401(k) Savings Plan, with the exception of Company stock (which is not included as an investment option under the Supplemental Deferred Compensation Plan). On a daily basis, participants can change their investment selections prospectively by contacting the 401(k) Savings Plan’s trustee in the same manner that applies to participants in the 401(k) Savings Plan.

When participants elect to defer amounts into the Supplemental Deferred Compensation Plan, they also select when the amounts ultimately will be distributed to them. Distributions may either be made in a specific year—whether or not employment has then ended—or at a time that begins at or after the executive’s retirement or separation. Distributions can be made in a lump sum or up to 15 annual installments. However, soon after a participant’s employment ends, his or her account balance is automatically distributed in a lump sum—without regard to his or her election—if the balance is $10,000 or less.

The table set forth below shows the named executive officers’ salary deferrals, Company matching obligations, earnings and account balances in 2012:

Name (a)	Plan (b)	Executive Contributions in Last FY ($) (c)(1)	Registrant Contributions in Last FY ($) (d)(1)	Aggregate Earnings (Losses) in Last FY ($) (e)(2)	Aggregate Withdrawals/ Distributions ($) (f)	Aggregate Balance at Last FY ($) (g)(3)
Colin V. Reed	Supplemental Deferred Compensation Plan	$234,377	$33,173	$1,108,425	-0-	$9,159,769

Mark Fioravanti	Supplemental Deferred Compensation Plan	17,532	15,583	50,302	-0-	417,005

David C. Kloeppel	Supplemental Deferred Compensation Plan	-0-	-0-	43,031	-0-	370,591

Carter R. Todd	Supplemental Deferred Compensation Plan	-0-	-0-	48,899	-0-	427,028

Rod Connor	Supplemental Deferred Compensation Plan	17,095	5,358	85,507	-0-	1,038,007

Richard A. Maradik	Supplemental Deferred Compensation Plan	-0-	-0-	8,417	84,631	31

(1)

The amounts set forth in columns (c) and (d) with respect to the Supplemental Deferred Compensation Plan are reported as compensation in the 2012 Summary Compensation Table. Does not include amounts deferred in connection with the cash incentive bonus with respect to the 2012 fiscal year paid in February 2013 (for Mr. Reed—$992,500; and for Mr. Fioravanti—$26,000) or Company matching obligations with respect to such amounts (for Mr. Reed—$72,330; and for Mr. Fioravanti—$18,319).

(2)

None of the amounts set forth in column (e) are reported as compensation in the 2012 Summary Compensation Table because above-market or preferential earnings are not available under the applicable plan.

(3)

Of the amounts set forth in column (g), the following amounts with respect to the Supplemental Deferred Compensation Plan have previously been reported as compensation in the 2012 Summary Compensation Table and/or the summary compensation table in previous years (or would have been reported had the named executive officer been included in the Company’s Summary Compensation Table in all previous years): Mr. Reed—$6,037,962; Mr. Fioravanti—$224,299; Mr. Kloeppel—$157,708; Mr. Todd—$238,626; Mr. Connor—$575,053; and Mr. Maradik—$46,238.

The amounts listed above do not include time-based restricted stock units awarded to Mr. Reed in 2003, which were, upon vesting, convertible into 170,000 shares of the Company’s common stock. The terms of the restricted stock unit awards provided that the awards would vest on February 1, 2008 unless a participant elected to defer vesting of the awards until the earlier of (1) the participant’s termination of employment with the Company or (2) a designated future date. Mr. Reed elected a deferral date of December 31, 2011, and accordingly, the restricted stock units vested as of such date. Pursuant to the terms of the Company’s equity incentive plan, the 170,000 shares of the Company’s common stock were issued to Mr. Reed on January 3, 2012, the first trading day immediately following December 31, 2011.

Supplemental Executive Retirement Plan

In connection with the initial recruitment of Mr. Reed to the Company in 2001, the Company agreed to establish a SERP for Mr. Reed with an initial retirement benefit of $2.5 million. The Company believed at the time (and continues to believe) that the establishment of this SERP was a material factor in Mr. Reed’s agreement to give up certain benefits at his former employer and to begin working for the Company. The Company also believes that the establishment of this benefit was necessary to attract to the Company, and to retain, a highly qualified hospitality executive such as Mr. Reed. Mr. Reed’s April 23, 2001 employment agreement with the Company established the ESERP, which vested at the rate of 25% per year beginning on April 23, 2001 (fully vesting on April 23, 2005). In 2004, as part of an amendment to Mr. Reed’s employment agreement extending his employment term, the Company agreed to adjust the initial SERP benefit for hypothetical investment earnings or losses, based on the performance of one or more mutual funds selected by Mr. Reed. Also as part of this amendment, the Company agreed to pay Mr. Reed an additional retirement benefit under the SERP of $1.0 million, as adjusted beginning April 23, 2005 for hypothetical investment earnings or losses, based on the performance of one or more mutual funds selected by Mr. Reed. This additional SERP benefit, which vested at the rate of 20% per year, fully vested on May 1, 2010. Accordingly, Mr. Reed is entitled to receive all of his SERP benefit upon any termination of employment. Mr. Reed may elect to receive his SERP benefits, as adjusted, in the form of one lump sum payment or in the form of up to 15 equal annual installments.

Effective February 4, 2008, the Company and Mr. Reed entered into a new employment agreement, with an initial term of two years, with automatic renewal terms of two years each (unless either party provides the other with prior notice of non-renewal). On December 18, 2008, the Company and Mr. Reed entered into an amendment to Mr. Reed’s employment agreement. The amendment provided Mr. Reed with the option of making an irrevocable election to invest his SERP benefit in Company common stock, which election Mr. Reed made. The investment was made by a rabbi trust to which the Company transferred cash in an amount equal to the then-current balance of the SERP benefit. In January 2009 the independent trustee of the rabbi trust purchased a total of 385,242 shares of Company common stock in the open market. As a result of the special dividend consisting of cash and stock paid on December 21, 2012 described above, an additional 71,204 shares were issued in respect of the existing 385,242 shares, resulting in a total of 456,446 shares being held in the rabbi trust.

After making the irrevocable election, Mr. Reed is only entitled to a distribution of the Company common stock held by the rabbi trust in satisfaction of his SERP benefit. The Company believes that the ownership of shares of common stock by the rabbi trust and the distribution of those shares to Mr. Reed in satisfaction of his SERP benefit meets requirements necessary so that the Company will not recognize any increase or decrease in expense as a result of subsequent changes in the value of the Company common stock. The terms of the rabbi trust provide that to the extent that the shares owned by the rabbi trust are entitled to vote on any matter, the rabbi trustee will be entitled to vote such shares.

The table set forth below shows the salary deferrals, Company matching obligations, earnings and account balances with respect to Mr. Reed’s SERP benefit in 2012. For purposes hereof the Company has summarized Mr. Reed’s SERP benefit using the disclosure format prescribed by the Securities and Exchange Commission for nonqualified deferred compensation (under Item 402(i) of Regulation S-K) rather than pension benefits due to the fact that this SERP benefit more closely resembles a “defined contribution” award than a “defined benefit” award. This determination was based on the fact that the value of the SERP benefit in 2012 was based solely on the amounts previously contributed by the Company to the plan on Mr. Reed’s behalf and the performance of the Company’s common stock.

Name (a)	Executive Salary Deferrals in Last FY (b)	Registrant Contributions in Last FY (c)(1)	Aggregate Earnings (Losses) in Last FY (d)(2)	Aggregate Withdrawals/ Distributions in Last FY (e)(2)	Aggregate Balance at Last FY (f)(3)
Colin V. Reed	-0-	-0-	$8,255,171	-0-	$17,554,913

(1)	As described above, the Company has an obligation to pay to Mr. Reed the initial SERP benefit and the additional SERP benefit by distributing the shares of the Company’s common stock held by the rabbi trust. None of these amounts have been reported as compensation in the Summary Compensation Table for 2012 or previous years.
(2)	Represents the change of market value of the Company’s common stock from December 31, 2011 to December 31, 2012. The calculation of market value as of December 31, 2012 includes the additional shares of the Company’s common stock issued in connection with the Company’s special dividend paid on December 21, 2012. None of the amounts set forth in column (d) are reported as compensation in the Summary Compensation Table for 2011 or previous years since above-market or preferential earnings are not available with respect to the SERP.
(3)	Represents the value of both the initial SERP benefit and the additional SERP benefit as of December 31, 2012, which is calculated by multiplying the 456,446 shares of the Company’s common stock held by the rabbi trust by the closing market price of our common stock on December 31, 2012, which was $38.46 as reported on the New York Stock Exchange. None of these amounts have been reported as compensation in the Summary Compensation Table for 2012 or previous years. As of December 31, 2012, Mr. Reed was fully vested with respect to all of this amount.

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE OF CONTROL

Employment and Severance Agreements with Named Executive Officers

In February 2008 each of the Company’s named executive officers (other than Mr. Connor) entered into an employment agreement with the Company with an initial term of two years, with automatic renewal terms of two years each (unless either party provides the other party with prior notice of non-renewal). Mr. Reed’s employment agreement was further amended in December 2008, and Mr. Reed’s and Mr. Fioravanti’s employment agreements were amended on November 5, 2012 in connection with our REIT restructuring transactions, as more fully described in “Compensation Discussion and Analysis” above. Mr. Connor and the Company had entered into a severance agreement, dated August 30, 1994, pursuant to which the Company agreed to make certain payments to Mr. Connor upon a defined “change of control” of the Company.

Each named executive officer’s employment agreement governs the terms of his cash compensation upon termination. In addition, the provisions of such agreement, the named executive officer’s equity incentive award agreements and the terms of the Company’s incentive and other benefit plans provide for the payment of certain amounts to each named executive officer upon termination. Payments of these amounts generally are conditioned upon the officer’s compliance with the other provisions of his employment agreement, which include limitations upon the use and disclosure of confidential information, restrictions on solicitation of employees and interference with the Company’s business opportunities, and an obligation not to compete with the business of the Company for a specified period following termination of employment.

As described above in “Compensation Discussion and Analysis”, in connection with the REIT restructuring transactions, the Committee oversaw management’s comprehensive review of the organization and structure of the Company’s management team, including each of the named executive officers. With Committee approval, the Company negotiated a separation agreement with Mr. Kloeppel, dated September 25, 2012. The agreement and actual payments made to Mr. Kloeppel (and to Mr. Maradik upon his March 1, 2012 resignation) are described more fully below under “Summary of Payments Made in Connection with the Resignation of Named Executive Officers in 2012” below. Due to the fact that Mr. Kloeppel and Mr. Maradik were not employed by the Company as of December 31, 2012, no discussion of their previous employment agreements is included in “Description of Potential Payments on Termination or Change of Control” below, and no potential severance amounts payable as of December 31, 2012 are listed under “Summary of Potential Payments on Termination or Change of Control” below.

Additionally, in connection with the REIT restructuring transactions, with Committee approval, the Company negotiated a separation agreement with Mr. Todd, dated February 6, 2013. The Company also made certain severance and retention payments to Mr. Connor upon his retirement pursuant to the general severance and retention plans established by the Company in connection with the REIT restructuring transactions. Due to the fact that Mr. Todd and Mr. Connor were employed by the Company as of December 31, 2012, as required by SEC rules their existing employment and severance agreements are described below in “Description of Potential Payments on Termination or Change of Control” below, and potential severance amounts payable as of December 31, 2012 are listed in under “Summary of Potential Payments on Termination or Change of Control” below. However, the terms of Mr. Todd’s separation agreement and the actual payments made to Mr. Todd upon this March 1, 2013 resignation, and the actual payments made to Mr. Connor upon his March 2, 2013 retirement, are also described more fully under “Summary of Potential Payments on Termination or Change of Control” below.

Description of Potential Payments on Termination or Change of Control

The discussion below outlines the amount of compensation payable, as of December 31, 2012 (the “Assumed Termination Date”) to each of the named executive officers of the Company employed by the Company as of the Assumed Termination Date in the event of a termination of employment or following a change of control, as stated in each named executive officer’s employment agreement with the Company (or, in the case of Mr. Connor, his severance agreement). Except as otherwise noted, the discussion below applies to each of the named executive officers.

Payments Made Upon Any Termination of Employment. Regardless of the manner in which a named executive officer’s employment with the Company is terminated, the officer would be entitled to receive:

•	accrued but unpaid base salary through the date of termination;

•	any unpaid portion of any annual cash bonus for prior calendar years;

•	accrued but unpaid vacation pay, unreimbursed employment-related expenses and any other benefits owed to the executive under the Company’s employee benefit plans or policies;

•	all vested 401(k) Savings Plan and Supplemental Deferred Compensation Plan account balances; and

•	in the case of Mr. Reed, his SERP benefit.

Payments Made Upon Termination of a Named Executive Officer for Cause. The Company may terminate each named executive officer for “cause,” which is defined in the employment agreement of each named executive officer (other than Mr. Connor) as:

•	fraud, self-dealing, embezzlement or dishonesty in the course of the officer’s employment, or any conviction of a crime involving moral turpitude;

•	the officer’s failure to comply with any valid and legal Company directive, or any material uncured breach of obligations under the officer’s employment agreement; or

•

the officer’s failure to adequately perform the officer’s responsibilities, as demonstrated by objective and verifiable evidence showing that the business operations under the officer’s control have been materially harmed as a result of gross negligence or willful misconduct.

If a named executive officer were terminated for cause, the officer would not be entitled to receive any amounts other than as listed under “Payments Made Upon Any Termination of Employment” above.

Payments Made Upon Resignation of a Named Executive Officer without Good Reason. Each named executive officer may resign at any time. If a named executive officer resigned without “good reason” (as defined in the employment agreements of each named executive other than Mr. Connor), the officer would not be entitled to receive any amounts other than as listed under “Payments Made Upon Any Termination of Employment” above.

The term “good reason” is defined under each named executive officer’s employment agreement as:

•

any adverse change in the officer’s position or title (whether or not approved by the Board of Directors), an assignment over the officer’s reasonable objection to any duties materially inconsistent with the officer’s current status or a substantial adverse alteration in the nature of the officer’s responsibilities;

•	a reduction in the officer’s annual base salary;

•

the Company’s failure to pay any portion of the officer’s current compensation, or the Company’s failure to continue in effect any material compensatory plan (or an equivalent alternative) in which the officer may participate;

•	permanent relocation of the officer’s principal place of employment with the Company to a location other than the Company’s headquarters in Nashville, Tennessee;

•

the Company’s failure to provide the officer with, or material reduction of, an insurance, retirement savings and other benefits package substantially similar to those enjoyed by the Company’s other senior executives in which the officer is entitled to participate; or

•	a material uncured breach of the Company’s obligations under the officer’s employment agreement or the Company’s failure to renew the employment agreement.

Payments Made Upon Death or Disability of a Named Executive Officer. In the event of a named executive officer’s death or “permanent disability” (defined in the employment agreement for each named executive officer (other than Mr. Connor) as a physical or mental incapacity rendering the officer unable to perform job duties for 90 consecutive days or for a total of 180 days in any 12 months), the officer (or the officer’s estate, as applicable) would be entitled to receive:

•	all amounts under “Payments Made Upon Any Termination of Employment” above;

•	a pro-rata portion of the executive’s annual cash bonus, if any, for the year in which termination occurred;

•	payments under the Company’s disability insurance or life insurance plans, as applicable;

•

with respect to all performance-based restricted stock unit awards, a pro rata share of the awards actually vesting (based on the executive’s length of service during the applicable vesting period), to the extent of the satisfaction of the performance criteria set forth therein;

•	the immediate release of all restrictions with respect to all time-based restricted stock unit awards;

•	the accelerated vesting of all outstanding stock option awards (with an exercise period equal to the stated expiration date of the awards); and

•

in the case of Mr. Reed, continuation of health care coverage at employee rates for Mr. Reed and his spouse until the earlier of their election to terminate such coverage (or non-payment of premiums), their death or the Company’s cessation of health care coverage to its employees.

Mr. Connor would have generally been entitled to all of the payments listed above (except the continuation of health care coverage) as of the Assumed Termination Date upon his death or permanent disability, with the exception that the definition of “permanent disability” would be defined by reference to (1) in the case of equity incentive awards, the terms of the applicable award, or (2) in the case of payments under the Company’s disability insurance or life insurance plans, the terms of such plans.

Payments Made Upon Termination of a Named Executive Officer Without Cause or Resignation of a Named Executive Officer for Good Reason (Other Than Within One Year Following a Change of Control). In the event of a named executive officer’s termination without cause (or resignation for good reason), other than within one year following a designated “change of control” of the Company, each named executive officer (other than Mr. Connor) would be entitled to receive:

•	all amounts under “Payments Made Upon Any Termination of Employment” above;

•	the following severance payment:

Mr. Reed	Mr. Fioravanti and Mr. Todd

two times base salary in the year of termination, plus two times the annual cash incentive bonus for the previous year	one times base salary in the year of termination, plus one times the annual cash incentive bonus for the previous year

•	in the case of Mr. Fioravanti and Mr. Todd, a pro rata portion of the executive’s annual cash bonus, if any, for the year in which the termination occurred;

•

with respect to all restricted stock unit awards, the immediate release of all restrictions with respect to such awards as follows (in the case of performance-based restricted stock unit awards, to the extent of the satisfaction of the performance criteria set forth therein):

Mr. Reed	Mr. Fioravanti and Mr. Todd

all awards with restrictions scheduled to lapse within two years of termination	all awards with restrictions scheduled to lapse within one year of termination

•	the ability to exercise all stock option awards vested as of termination, as well as the accelerated vesting and ability to exercise the following additional awards:

Mr. Reed	Mr. Fioravanti and Mr. Todd

all unvested stock option awards held at termination scheduled to vest within two years of termination	all unvested stock option awards held at termination scheduled to vest within one year of termination

Mr. Reed would have two years from termination to exercise the awards. Mr. Fioravanti and Mr. Todd would have one year from termination to exercise the awards;

•

in the case of Mr. Reed, continuation of health care coverage at employee rates for Mr. Reed and his spouse until the earlier of their election to terminate such coverage (or non-payment of premiums), their death or the Company’s cessation of health care coverage to its employees; and

•

continuation of a monthly car allowance for, in the case of Mr. Reed, two years following termination, and in the case of Messrs. Fioravanti and Todd, one year following termination. Pursuant to the November 5, 2012 employment agreements amendments, each of Mr. Reed’s and Mr. Fioravanti’s car allowance was eliminated effective as of January 1, 2013.

Mr. Connor would generally not have been entitled to any of the payments listed above in the event of such a termination as of the Assumed Termination Date. However, pursuant to the terms of the Company’s equity incentive plan, in such event Mr. Connor would have had a period of 90 days from termination to exercise any previously vested stock option awards.

Payments Made Upon a Termination Without Cause or Resignation for Good Reason Within One Year Following a Change of Control. In the event of a named executive officer’s termination without cause or resignation for good reason, as defined above, within one year following a designated change of control of the Company, each named executive officer (other than Mr. Connor) would be entitled to receive:

•	all amounts under “Payments Made Upon Any Termination of Employment” above;

•

a lump-sum severance payment equal to three times the officer’s base salary for the year in which termination occurred, plus a payment equal to three times the officer’s highest annual cash incentive bonus for the preceding three years;

•

in the case of Messrs. Fioravanti, and Todd, continuation of health care coverage at employee rates for a period of three years following termination, as well as continuation of a monthly car allowance and an annual allowance for financial planning assistance and executive physical examination fees for three years following termination. Pursuant to Mr. Fioravanti’s November 5, 2012 employment agreement amendment, the payments for a monthly car allowance and an annual allowance for financial planning assistance were eliminated effective as of January 1, 2013.

•

in the case of Mr. Reed, continuation of health care coverage at employee rates for Mr. Reed and his spouse until the earlier of their election to terminate such coverage (or non-payment of premiums), their death or the Company’s cessation of health care coverage to its employees, as well as continuation of a monthly car allowance for three years following termination. Pursuant to Mr. Reed’s November 5, 2012 employment agreement amendment, the payment for a monthly car allowance was eliminated effective as of January 1, 2013.

In addition, in the event of a change of control, each named executive officer would be entitled to receive:

•

with respect to all outstanding restricted stock unit awards, the immediate release of restrictions with respect to such awards (including, in the case of performance-based restricted stock unit awards, 100% vesting of such awards); and

•

the ability to exercise all stock option awards vested as of such change of control, as well as the accelerated vesting and ability to exercise all unvested stock option awards. Mr. Reed will have two years from any termination following such change of control to exercise the awards, and Messrs. Fioravanti and Todd will have three years from such termination to exercise the awards.

Under the terms of each named executive officer’s employment agreement and the Amended and Restated 2006 Omnibus Incentive Plan, a “change of control” is deemed to occur if:

•

any person, other than the Company, a wholly-owned subsidiary, a benefit plan of the Company or certain affiliates, becomes the beneficial owner of 35% or more of the outstanding voting stock of the Company;

•	a majority of the incumbent members of the Board of Directors cease to serve on the Board without the consent of the incumbent Board;

•

following a merger, tender or exchange offer, other business combination or contested election, the holders of the Company’s stock prior to the transaction hold less than a majority of the combined voting power of the surviving entity; or

•	the Company sells all or substantially all of its assets.

Under the terms of Mr. Connor’s severance agreement upon a termination for any reason other than gross misconduct (defined as an intentional act of fraud or embezzlement, intentional wrongful damage to property of the Company, or intentional wrongful disclosure of material confidential information of the Company) during the 24 month period following a Change of Control (as defined below), Mr. Connor would have been entitled to receive:

•	a lump sum severance payment equal to 150% of Mr. Connor’s salary and bonuses paid to him during the 12 month period preceding his termination;

•	a lump sum tax reimbursement payment, if any, that is owed to Mr. Connor; and

•

from the date of termination until the second anniversary of the date of the Change of Control, Mr. Connor and his dependents would have continued to receive the benefits, at the expense of the Company, all medical, dental, life insurance, and accident plans at such level as in effect prior to the Change of Control.

According to the terms of Mr. Connor’s severance agreement a “Change of Control” would have been deemed to occur if:

•

any person or entity, including a “group” as defined in Section 13(d)(3) of the Securities Act, other than the Company or a wholly-owned subsidiary thereof, had become the beneficial owner of Company securities have 33 1/3% or more of the combined voting power of the outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business); or

•

following a merger, tender or exchange offer, other business combination or contested election, the holders of the Company’s stock prior to the transaction held less than a majority of the combined voting power of the surviving entity; or

•

during any period of two consecutive years, individuals who at the beginning of any such period constitute the Board of Directors of the Company ceased for any reason to constituted at least a majority thereof, unless the election, or the nomination for election by the Company’s shareholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of any such period.

Summary of Potential Payments on Termination or Change of Control

The tables below estimate the value of the potential payments upon termination or a change of control of the Company for Messrs. Reed, Fioravanti, Todd and Connor as of December 31, 2012. In addition, the actual amounts paid to Messrs. Todd and Connor upon their termination of employment in March of 2013 are listed below.

The value of potential payments upon termination or a change of control of the Company set forth below assume that the triggering event took place on December 31, 2012 and utilize the closing market price of the Company’s common stock on December 31, 2012, which was $38.46 as reported on the New York Stock Exchange).

Colin V. Reed. The following table shows the potential payments described above for Mr. Reed as of December 31, 2012:

Benefits and Payments Upon Separation	Involuntary Termination for Cause or Resignation Without Good Reason ($)	Retirement ($)	Death or Disability ($)		Involuntary Termination Without Cause or Resignation for Good Reason ($)		Involuntary Termination Without Cause or Resignation for Good Reason upon a Change of Control ($ )
Cash Severance Payment	—	—	-0-		$4,020,000	(5)	$8,730,000	(6)
Non-Equity Incentive Compensation(1)	—	—	$2,000,000		-0-		-0-
Accelerated Vesting of Stock Option Awards(2)	—	—	2,864,892		1,641,203		2,864,892
Accelerated Lapse of Restrictions on Performance-Based Restricted Stock Unit Awards(3)	—	—	1,296,364		1,093,649		3,098,684
Accelerated Lapse of Restrictions on Time-Based Restricted Stock Unit Awards(4)	—	—	3,246,793		1,241,758		3,246,793
Other Benefits and Perquisites	—	—	204,952	(7)	233,752	(8)	248,152	(9)

(1)	Reflects the non-equity incentive bonus for the 2012 fiscal year paid in February 2013, which is also included in the 2012 Summary Compensation Table above.
(2)

Accelerated vesting of stock option amounts is calculated as the difference between the respective exercise prices of the executive’s in-the-money stock options and the closing market price of the Company’s common stock on December 31, 2012, which was $38.46 as reported on the New York Stock Exchange.

(3)

Accelerated lapse of restrictions on outstanding performance-based stock unit awards is calculated by multiplying the applicable number of shares of common stock to be issued upon vesting of such award by the closing market price of the Company’s common stock on December 31, 2012, which was $38.46 as reported on the New York Stock Exchange. The amounts set forth in this row reflect the shares of common stock issuable under the performance-based restricted stock units awarded to Mr. Reed on February 2, 2011 and February 8, 2012 in connection with the circumstances noted above. In the “Involuntary Termination

Without Cause or Resignation for Good Reason upon a Change of Control” column, this amount reflects the 100% vesting that would occur in the event of a change of control. The amounts set forth in the “Death or Disability” column and the “Involuntary Termination Without Cause or Resignation for Good Reason upon a Change of Control” column assume vesting at the target performance level (that is, vesting of 100% of the restricted stock units awarded on February 2, 2011 and February 8, 2012). The number of shares of common stock ultimately to be issued upon vesting of these awards under these circumstances would be determined based on the achievement of the performance goals stated in the award agreement.
(4)

Accelerated lapse of restrictions on outstanding time-based restricted stock unit awards is calculated by multiplying the number of shares of common stock to be issued upon such vesting by the closing market price of the Company’s common stock on December 31, 2012, which was $38.46 as reported on the New York Stock Exchange.

(5)	Amount equal to two times base salary in effect at December 31, 2012, plus two times cash incentive bonus for the 2011 fiscal year.
(6)

Amount equal to three times base salary in effect at December 31, 2012, plus three times Mr. Reed’s cash incentive bonus for the 2010 fiscal year (which is Mr. Reed’s highest incentive cash bonus for the preceding three fiscal years).

(7)

Represents the continuation of the Company’s standard level of health insurance coverage for Mr. Reed and his spouse for a period of 17 years (assuming a life expectancy for Mr. Reed of 82 years and assuming an annual cost to the Company of $12,056, which was the cost to the Company of providing these benefits to Mr. Reed in 2012).

(8)

Consists of (i) $204,952, which represents continuation of the Company’s standard level of health insurance coverage for Mr. Reed and his spouse for a period of 17 years (using the assumptions described above); and (ii) $28,800, which represents continuation of Mr. Reed’s monthly car allowance for two years following termination. The November 5, 2012 amendment to Mr. Reed’s employment agreement removed the car allowance perquisite, effective as of January 1, 2013.

(9)

Consists of (i) $204,952, which represents continuation of the Company’s standard level of health insurance coverage for Mr. Reed and his spouse for a period of 17 years (using the assumptions described above); and (ii) $43,200, which represents continuation of Mr. Reed’s monthly car allowance for three years following termination. The November 5, 2012 amendment to Mr. Reed’s employment agreement removed the car allowance perquisite, effective as of January 1, 2013.

Mark Fioravanti. The following table shows the potential payments described above for Mr. Fioravanti as of December 31, 2012:

Benefits and Payments Upon Separation	Involuntary Termination for Cause or Resignation Without Good Reason ($)	Retirement ( $ )	Death or Disability ($)	Involuntary Termination Without Cause or Resignation for Good Reason ($)		Involuntary Termination Without Cause or Resignation for Good Reason upon a Change of Control ($)
Cash Severance Payment	—	—	-0-	$730,044	(5)	$2,580,270	(6)
Non-Equity Incentive Compensation(1)	—	—	$650,000	650,000		-0-
Accelerated Vesting of Stock Option Awards(2)	—	—	666,443	270,478		666,443
Accelerated Lapse of Restrictions on Performance-Based Restricted Stock Unit Awards(3)	—	—	267,794	-0-		637,936
Accelerated Lapse of Restrictions on Time-Based Restricted Stock Unit Awards(4)	—	—	988,807	62,651		988,807
Other Benefits and Perquisites	—	—	-0-	12,000	(7)	90,168	(8)

(1)	Reflects the non-equity incentive bonus for the 2012 fiscal year paid in February 2013, which is also included in the 2012 Summary Compensation Table above.

(2)

Accelerated vesting of stock option amounts is calculated as the difference between the respective exercise prices of the executive’s in-the-money stock options and the closing market price of the Company’s common stock on December 31, 2012, which was $38.46 as reported on the New York Stock Exchange.

(3)

Accelerated lapse of restrictions on outstanding performance-based stock unit awards is calculated by multiplying the applicable number of shares of common stock to be issued upon vesting of such award by the closing market price of the Company’s common stock on December 31, 2012, which was $38.46 as reported on the New York Stock Exchange. The amounts set forth in this row reflect the shares of common stock issuable under the performance-based restricted stock units awarded to Mr. Fioravanti on February 2, 2011 and February 8, 2012 in connection with the circumstances noted above. In the “Involuntary Termination Without Cause or Resignation for Good Reason upon a Change of Control” column, this amount reflects the 100% vesting that would occur in the event of a change of control. The amounts set forth in the “Death or Disability” column and the “Involuntary Termination Without Cause or Resignation for Good Reason upon a Change of Control” column assume vesting at the target performance level (that is, vesting of 100% of the restricted stock units awarded on February 2, 2011 and February 8, 2012). The number of shares of common stock ultimately to be issued upon vesting of these awards under these circumstances would be determined based on the achievement of the performance goals stated in the award agreement.

(4)

Accelerated lapse of restrictions on outstanding time-based restricted stock unit awards is calculated by multiplying the number of shares of common stock to be issued upon such vesting by the closing market price of the Company’s common stock on December 31, 2012, which was $38.46 as reported on the New York Stock Exchange.

(5)	Amount equal to one times base salary in effect at December 31, 2012, plus one times cash incentive bonus for the 2011 fiscal year.
(6)

Amount equal to three times base salary in effect at December 31, 2012, plus three times Mr. Fioravanti’s cash incentive bonus for the 2010 fiscal year (which is Mr. Fioravanti’s highest incentive cash bonus for the preceding three fiscal years).

(7)

Represents continuation of Mr. Fioravanti’s monthly car allowance for one year following termination. The November 5, 2012 amendment to Mr. Fioravanti’s employment agreement removed the car allowance perquisite, effective as of January 1, 2013.

(8)

Consists of: (i) $36,168, which represents continuation of the Company’s standard level of health insurance coverage for a period of three years following termination (assuming an annual cost to the Company of $12,056, which was the cost of providing these benefits in 2012); (ii) $36,000, which represents continuation of the executive’s monthly car allowance for three years following termination; (iii) $9,000, which represents the maximum allowance for financial consulting services for three years following termination; and (iv) $9,000, which represents the maximum allowance for executive physical examination fees for three years following termination. The November 5, 2012 amendment to Mr. Fioravanti’s employment agreement removed the car allowance and financial planning perquisites, effective as of January 1, 2013.

Carter Todd. The following table shows the potential payments described above for Mr. Todd (however, upon his resignation effective as of March 1, 2013 Mr. Todd actually received the amounts set forth immediately following this table) as of December 31, 2012:

Benefits and Payments Upon Separation	Involuntary Termination for Cause or Resignation Without Good Reason ($)	Retirement ($)	Death or Disability ($)	Involuntary Termination Without Cause or Resignation for Good Reason ($)		Involuntary Termination Without Cause or Resignation for Good Reason upon a Change of Control ($)
Cash Severance Payment	—	—	-0-	$543,540	(5)	$2,074,014	(6)
Non-Equity Incentive Compensation(1)	—	—	$275,000	275,000		-0-
Accelerated Vesting of Stock Option Awards(2)	—	—	318,252	94,133		318,252
Accelerated Lapse of Restrictions on Performance-Based Restricted Stock Unit Awards(3)	—	—	145,519	-0-		337,217
Accelerated Lapse of Restrictions on Time-Based Restricted Stock Unit Awards(4)	—	—	592,399	-0-		592,399
Other Benefits and Perquisites	—	—	-0-	12,000	(7)	104,943	(8)

(1)	Reflects the non-equity incentive bonus for the 2012 fiscal year paid in February 2013, which is also included in the 2012 Summary Compensation Table above.
(2)

Accelerated vesting of stock option amounts is calculated as the difference between the respective exercise prices of the executive’s in-the-money stock options and the closing market price of the Company’s common stock on December 31, 2012, which was $38.46 as reported on the New York Stock Exchange.

(3)

Accelerated lapse of restrictions on outstanding performance-based stock unit awards is calculated by multiplying the applicable number of shares of common stock to be issued upon vesting of such award by the closing market price of the Company’s common stock on December 31, 2012, which was $38.46 as reported on the New York Stock Exchange. The amounts set forth in this row reflect the shares of common stock issuable under the performance-based restricted stock units awarded to Mr. Todd on February 2, 2011 and February 8, 2012 in connection with the circumstances noted above. In the “Involuntary Termination Without Cause or Resignation for Good Reason upon a Change of Control” column, this amount reflects the 100% vesting that would occur in the event of a change of control. The amounts set forth in the “Death or Disability” column and the “Involuntary Termination Without Cause or Resignation for Good Reason upon a Change of Control” column assume vesting at the target performance level (that is, vesting of 100% of the restricted stock units awarded on February 2, 2011 and February 8, 2012). The number of shares of common stock ultimately to be issued upon vesting of these awards under these circumstances would be determined based on the achievement of the performance goals stated in the award agreement.

(4)

Accelerated lapse of restrictions on outstanding time-based restricted stock unit awards is calculated by multiplying the number of shares of common stock to be issued upon such vesting by the closing market price of the Company’s common stock on December 31, 2012, which was $38.46 as reported on the New York Stock Exchange.

(5)	Amount equal to one times base salary in effect at December 31, 2012, plus one times cash incentive bonus for the 2011 fiscal year.
(6)

Amount equal to three times base salary in effect at December 31, 2012, plus three times Mr. Todd’s cash incentive bonus for the 2010 fiscal year (which is Mr. Todd’s highest incentive cash bonus for the preceding three fiscal years).

(7)	Represents continuation of Mr. Todd’s monthly car allowance for one year following termination.
(8)

Consists of: (i) $50,943, which represents continuation of the Company’s standard level of health insurance coverage for a period of three years following termination (assuming an annual cost to the Company of $16,981, which was the cost of providing these benefits in 2012); (ii) $36,000, which represents continuation of the executive’s monthly car allowance for three years following termination; (iii) $9,000, which represents the maximum allowance for financial consulting services for three years following termination; and (iv) $9,000, which represents the maximum allowance for executive physical examination fees for three years following termination.

On February 6, 2013, the Company and Mr. Todd entered into a separation agreement. Pursuant to the terms of the separation agreement, Mr. Todd agreed to a general release of all claims against the Company and its subsidiaries and affiliates, and to a one-year covenant not to solicit any employee of the Company or its successor or affiliated entities to terminate his or her employment with the Company.

In consideration of Mr. Todd’s release of claims and agreement to the restrictive covenant described above the separation agreement provided that Mr. Todd would receive the following:

•	A one-time cash severance payment in the amount of $543,540, payable as of March 1, 2013;

•	Retention pay in the amount of $108,000, plus the amount of $32,400 in full satisfaction of any obligations with respect to 2013 incentive compensation, payable as of March 1, 2013;

•	Mr. Todd’s annual cash bonus for 2012 performance (at a rate not less than target);

•

A one-time payment of $90,142, which represents all accrued and unpaid vacation days earned by Mr. Todd, a supplement for COBRA premium costs for one year, and one year of car allowance, payable as of March 1, 2013;

•

The immediate vesting on March 1, 2013 of 5,671 stock options (as adjusted pursuant to anti-dilution provisions contained in the Company’s equity incentive plans, to take into account the impact of the Company’s special dividend paid on December 21, 2012), with an expiration date of March 1, 2014, if not exercised prior to that time;

•

The immediate vesting on March 1, 2013 of 10,071 (as adjusted pursuant to anti-dilution provisions contained in the Company’s equity incentive plans, to take into account the impact of the Company’s special dividend paid on December 21, 2012) time-based restricted stock units; and

•

Up to 3,436 (as adjusted pursuant to anti-dilution provisions contained in the Company’s equity incentive plans to take into account the impact of the Company’s special dividend paid on December 21, 2012 and assuming vesting at the target achievement level) shares of Mr. Todd’s performance-based restricted stock unit award granted on February 2, 2011, to vest, to the extent performance targets for such award are satisfied, on February 2, 2014.

The amounts payable to Mr. Todd described above represent certain amounts Mr. Todd would have been entitled to under his employment agreement for a termination without cause and certain additional amounts awarded by the Human Resources Committee of the Board of Directors in recognition of Mr. Todd’s service to the Company.

Rod Connor. The following table shows the potential payments described above for Mr. Connor (however, upon his retirement effective as of March 2, 2013, Mr. Connor actually received the amounts set forth immediately following this table) as of December 31, 2012:

Benefits and Payments Upon Separation	Involuntary Termination for Cause or Resignation Without Good Reason ($)	Retirement ($)	Death or Disability ($)	Involuntary Termination Without Cause or Resignation for Good Reason ($)		Involuntary Termination Without Cause or Resignation for Good Reason upon a Change of Control ($)
Cash Severance Payment	—	—	-0-	-0-	(3)	$586,329	(4)
Non-Equity Incentive Compensation	—	—	-0-	-0-		-0-
Accelerated Vesting of Stock Option Awards(1)	—	—	-0-	-0-		866,169
Accelerated Lapse of Restrictions on Performance-Based Restricted Stock Unit Awards	—	—	-0-	-0-		-0-
Accelerated Lapse of Restrictions on Time-Based Restricted Stock Unit Awards(2)	—	—	437,483	-0-		437,483
Other Benefits and Perquisites	—	—	-0-	-0-		25,016	(5)

(1)

Accelerated vesting of stock option amounts is calculated as the difference between the respective exercise prices of the executive’s in-the-money stock options and the closing market price of the Company’s common stock on December 31, 2012, which was $38.46 as reported on the New York Stock Exchange.

(2)

Accelerated lapse of restrictions on outstanding time-based restricted stock unit awards is calculated by multiplying the number of shares of common stock to be issued upon such vesting by the closing market price of the Company’s common stock on December 31, 2012, which was $38.46 as reported on the New York Stock Exchange.

(3)

The terms of Mr. Connor’s severance agreement did not provide for a severance payment in the event of a termination of Mr. Connor without cause. However, as described below, in connection with his retirement, Mr. Connor received a severance payment and a retention payment from the Company pursuant to a general severance plan enacted by the Company in connection with its restructuring transactions.

(4)	Amount equal to 1.5 times base salary in effect at December 31, 2011, plus 1.5 times Mr. Connor’s cash incentive bonus for the 2011 fiscal year.
(5)

Consists of the costs of continuation of the Company’s standard level of health insurance coverage for a period of two years following termination (based on the cost of providing this benefit to Mr. Connor in 2012).

In connection with the Company’s REIT restructuring transactions and the changes to the Company’s management team, the Company implemented a general severance plan designed to compensate those individuals who would be separated from the Company, as well as a retention plan designed to ensure that certain employees would remain with the Company until completion of the restructuring transactions. The terms of the severance plan provided that each participating employee would agree, as a condition of receipt of the payments, to a general release of all claims against the Company and its subsidiaries and affiliates in connection with such employee’s severance. As a result of these plans, Mr. Connor received the following upon his retirement:

•	A one-time severance payment in the amount of $276,133, payable as of March 2, 2013; and

•	Retention pay in the amount of $159,301 (which was payable due to the fact that Mr. Connor remained in the employ of the Company through March 2, 2013), payable as of March 2, 2013.

Pursuant to the terms of the applicable incentive awards and the incentive plan, upon his retirement Mr. Connor forfeited all of his unvested stock options and restricted stock unit award, and Mr. Connor was given 90 days to exercise all previously vested stock options.

Summary of Actual Payments Made in Connection with Resignations of Named Executive Officers in 2012

The tables below list the value of the actual payments paid to Mr. Kloeppel upon his resignation as President and Chief Operating Officer, effective as of November 1, 2012, and to Mr. Maradik upon his resignation as Senior Vice President and Chief Market Officer, effective as of March 1, 2012

David C. Kloeppel. The following table shows the actual payments made to Mr. Kloeppel in connection with his resignation, effective as of November 1, 2012, pursuant to the terms of the separation agreement, dated September 25, 2012, between the Company and Mr. Kloeppel:

	Benefits and Payments Upon Separation ($)
Cash Severance Payment	$3,876,775	(1)
Non-Equity Incentive Compensation	-0 -
Accelerated Vesting of Stock Option Awards	1,122,278	(2)
Accelerated Lapse of Restrictions on Performance-Based Restricted Stock Unit Awards	-0 -	(3)
Accelerated Lapse of Restrictions on Time-Based Restricted Stock Unit Awards	2,130,921	(4)
Other Benefits and Perquisites	-0 -

(1)

Consists of the following amounts: (1) $1,630,137, which represents 28 months of Mr. Kloeppel’s base salary; (2) $1,474,823, which represents two times Mr. Kloeppel’s cash incentive compensation for the 2011 fiscal year; (3) $630,000, which was in full satisfaction of any obligation to pay Mr. Kloeppel cash incentive compensation for the 2012 fiscal year; (4) $24,000, which represents two years of car allowance payments; (5) $63,969, which represents a lump sum payment for COBRA supplement costs; and (6) $53,846, which represents payment of Mr. Kloeppel’s unpaid vacation allotment.

(2)

The terms of Mr. Kloeppel’s separation agreement provided for the accelerated vesting of 81,000 stock options (all of which were in the money) scheduled to vest prior to March 1, 2015. Mr. Kloeppel forfeited all other unvested stock options. Accelerated vesting of stock option amounts is calculated as the difference between the respective exercise prices of 81,000 in-the-money stock options which were vested early pursuant to the terms of Mr. Kloeppel’s separation agreement and the closing market price of the Company’s common stock on October 31, 2012, which was $39.01 as reported on the New York Stock Exchange.

(3)

The terms of Mr. Kloeppel’s separation agreement did not provide for the accelerated vesting of performance-based restricted stock units, and as such the value associated with the performance-based restricted stock unit awards described below are not reflected in the chart above. The separation agreement provided that Mr. Kloeppel would be entitled to receive: (1) 17,772 shares (as adjusted, pursuant to anti-dilution provisions contained in the Company’s equity incentive plans, to take into account the Company’s special dividend paid on December 21, 2012, and assuming vesting at the target achievement level) of his performance-based restricted stock units granted on February 2, 2011 (which will vest on February 2, 2014 to the extent performance targets are satisfied over the applicable performance period); and (2) 16,588 shares (as adjusted, pursuant to anti-dilution provisions contained in the Company’s equity incentive plans, to take into account the Company’s special dividend paid on December 21, 2012, and, assuming vesting at the target achievement level) of his performance-based restricted stock units granted on February 8, 2012 (which will vest on February 8, 2015 to the extent performance targets are satisfied over the applicable performance period; in the event that such award ultimately vests at the stretch achievement level, Mr. Kloeppel will be entitled to receive 150% of the restricted stock units granted on February 8, 2012).

(4)

Accelerated lapse of restrictions on outstanding time-based restricted stock unit awards is calculated by multiplying 54,625 shares of common stock issued upon the accelerated vesting of time-based restricted stock unit awards pursuant to the terms of Mr. Kloeppel’s separation agreement by the closing market price of the Company’s common stock on October 31, 2012, which was $39.01 as reported on the New York Stock Exchange.

In addition to the amounts set forth above, the terms of Mr. Kloeppel’s separation agreement provided that Mr. Kloeppel agreed to a general release of all claims against the Company and its subsidiaries and affiliates, and to a one-year covenant not to solicit any employee of the Company or its successor or affiliated entities to terminate his or her employment with the Company. The amounts payable to Mr. Kloeppel described above represent certain amounts Mr. Kloeppel would have been entitled to under his employment agreement for a termination without cause and certain additional amounts awarded by the Human Resources Committee of the Board of Directors in recognition of Mr. Kloeppel’s service to the Company.

Richard A. Maradik. The following table shows the actual payments made to Mr. Maradik in connection with his resignation, effective as of March 1, 2012:

Benefits and Payments Upon Separation ($)
Cash Severance Payment	-0-
Non-Equity Incentive Compensation	-0-
Accelerated Vesting of Stock Option Awards	-0-
Accelerated Lapse of Restrictions on Performance-Based Restricted Stock Unit Awards	-0-
Accelerated Lapse of Restrictions on Time-Based Restricted Stock Unit Awards	-0-
Other Benefits and Perquisites	18,701	(1)

(1)	Represents the payment of accrued vacation days.

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Registered Public Accounting Firm

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm. Our independent registered public accounting firm will audit our consolidated financial statements for 2013 and the effectiveness of our internal control over financial reporting as of December 31, 2013. This appointment has been submitted for your ratification. If you do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider their appointment. Ernst & Young LLP has served as our independent registered public accounting firm since 2002. Representatives of Ernst & Young LLP will attend the Annual Meeting and will have an opportunity to speak and respond to your questions.

Fee Information

The following table presents fees for audit, audit-related, tax and other services rendered by Ernst & Young LLP, our independent registered public accounting firm, for the years ended December 31, 2012 and 2011:

	2012	2011
Audit Fees	$1,629,271	$1,094,490
Audit-Related Fees	-0-	54,969
Tax Fees	2,063,199	737,637
All Other Fees	-0-	-0-

	$3,692,470	$1,887,096

The fees for audit services during 2012 and 2011 include fees associated with the audit of our consolidated financial statements, including the audit of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, issuances of comfort letters and assistance with documents filed with the Securities and Exchange Commission and reviews of our 2012 and 2011 quarterly financial statements. Fees for tax services relate to tax compliance matters, tax advice and planning, and tax assistance, as well as, in 2012, our REIT restructuring transactions. Ernst & Young LLP did not provide professional services during 2012 or 2011 related to financial information systems design and implementation.

Audit Committee Pre-Approval Policy

All audit, audit-related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s pre-approval policy provides for pre-approval of audit, audit-related services, tax services and other services specifically described by the Audit Committee on an annual basis, and individual engagements anticipated to exceed pre-established thresholds must be separately approved. The policy also requires specific approval by the Audit Committee if total fees for audit-related and tax services would exceed total fees for audit services in any fiscal year. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

Approval of this proposal requires the affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote on the matter. If you abstain from voting on the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, your abstention will have the same effect as a vote against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee operates under a written charter adopted by the Board of Directors on February 4, 2004, which can be found on the Company’s website at www.rymanhp.com under “Corporate Governance” on the Investor Relations page. The charter is also available in print to any stockholder who requests it by making a written request addressed to Ryman Hospitality Properties, Inc., Attn: Corporate Secretary, One Gaylord Drive, Nashville, Tennessee 37214. During the fall of 2012 the Audit Committee conducted its annual self-evaluation in order to assess the effectiveness of the Committee, and at its November 2012 meeting the Audit Committee members discussed the results of its self-evaluation process.

The Audit Committee reviews the financial information provided to stockholders and others, oversees the performance of the internal audit function and the system of internal control over financial reporting which management and the Board of Directors have established, oversees compliance with legal and regulatory requirements by the Company and its employees relating to the preparation of financial information and reviews the independent registered public accounting firm’s qualifications, independence and performance. As part of its oversight of the Company’s financial statements, the Audit Committee has:

•

reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2012, and the financial statements for the three years ended December 31, 2012, with management and Ernst & Young LLP, the Company’s independent registered public accounting firm;

•

discussed with Ernst & Young LLP the matters required to be discussed by auditing standards, including Auditing Standard No. 61, as amended (AICPA, Professional Standards, Vol. 1. AV Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, guidelines established by the SEC and the Sarbanes-Oxley Act; and

•

received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee, and has discussed with Ernst & Young LLP its independence.

The Audit Committee also has considered whether the provision by Ernst & Young LLP of non-audit services described in “Ratification of the Appointment of Ernst & Young LLP as Our Independent Registered Public Accounting Firm—Fee Information” above is compatible with maintaining Ernst & Young LLP’s independence.

The Audit Committee’s review and discussion of the audited financial statements with management included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. In addressing the quality of management’s accounting judgments, members of the Audit Committee asked for management’s representations that the audited consolidated financial statements of the Company have been prepared in conformity with generally accepted accounting principles.

In performing these functions, the Audit Committee acts in an oversight capacity. The Audit Committee does not complete all of its reviews prior to the Company’s public announcements of financial results and, necessarily, in its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of Ernst & Young LLP, which in its report expresses an opinion on the conformity of the Company’s annual financial statements with generally accepted accounting principles.

In reliance on these reviews and discussions and the report of the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE:

MICHAEL J. BENDER, CHAIRMAN

GLENN J. ANGIOLILLO

E. K. GAYLORD II

RALPH HORN

PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Act and Section 14A of the Securities Exchange Act of 1934, we ask that our stockholders vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement.

Our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals and the realization of increased stockholder value. As described in “Compensation Discussion and Analysis” above, in establishing compensation programs designed to implement our compensation philosophy with respect to our named executive officers, we believe that:

•	Our pay practices should create proper incentives for our executive management to achieve corporate and individual objectives and maximize shareholder value over the long-term;

•	Our pay programs must balance risk and reward and must be compatible with prudent capital and risk management decisions;

•	A strong pay-for-performance philosophy synchronizes incentive payments with actual business results relative to performance expectations;

•	Performance measures should align with business objectives and be tied to total shareholder returns;

•	Our pay decisions must be transparent to all stakeholders and tethered to sound governance measures; and

•	Total compensation opportunity throughout our organization should be market competitive to support recruitment and retention.

Our Compensation Committee reviews on an ongoing basis the compensation programs for our named executive officers to ensure that such programs achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices.

As discussed in “Compensation Discussion and Analysis” above, despite the challenges we faced in 2012, we accomplished several significant achievements, including:

•

Successfully completing the sale of our Gaylord Hotels business, and the rights to manage our Gaylord Hotels properties, to Marriott International, Inc. on October 1, 2012 for a purchase price of $210 million.

•	Completing the restructuring transactions to enable us to begin operating as a REIT effective as of January 1, 2013.

•

Our total shareholder return in 2012 (that is, our stock price appreciation, assuming reinvestment of cash dividends) was approximately 94%, significantly outperforming both the S&P 500 Index and the Dow Jones Lodging Index.

•

Achieving solid operating results in 2012, despite the headwinds created by general economic conditions and the uncertainty caused by our restructuring transactions. Our CCF[4] (as defined above in “Compensation Discussion and Analysis”) for the full year 2012, excluding cash-based REIT conversion costs of $67.9 million and base management fees of $4.3 million, was $243.0 million, which (taking into account such adjustments) was an increase of 11.9 percent over the prior year CCF of $217.2 million and the highest level of CCF ever recorded by the Company.

[4]

CCF, as well as CCF adjusted to exclude cash-based REIT conversion costs and base management fees, are non-GAAP financial measures. For a description of these non-GAAP financial measures, as well as why we believe these non-GAAP financial measures present useful information to investors, see footnote 2 above under “Compensation Disclosure and Analysis—Compensation Programs Prior to our REIT Restructuring—Annual Cash Incentive Compensation.” For a reconciliation of these non-GAAP financial measures, see Annex A.

We believe that the compensation paid to our named executive officers in 2012 was appropriate based on the Company’s achievements during the year and our named executive officers’ contributions to our success. We further believe that the changes to our compensation philosophy and programs in connection with our REIT restructuring transactions will further serve to increase shareholder value and to align the interests of management with those of our stockholders. These changes include decreasing the base salary and cash perquisites payable to our Chief Executive Officer and Chief Financial Officer, restructuring the components of our long-term equity incentive compensation plan to and changing the composition of (and reducing the number of members of) our senior management team. For additional information regarding our executive compensation, please see “Compensation Discussion and Analysis” above.

In light of the foregoing considerations, we are asking our stockholders to indicate their approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, in this Proxy Statement.”

While this vote is advisory and therefore not binding on the Company, our Human Resources Committee or our Board of Directors, our Board of Directors and our Human Resources Committee value the opinions of our stockholders and will take into consideration the outcome of this vote when making future decisions regarding our executive compensation programs.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RESOLUTION.

OTHER INFORMATION

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors and persons who beneficially own more than 10% of the outstanding shares of the Company’s common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Based solely on our review of those reports and certain written representations from reporting persons, we believe that in 2012 all of our executive officers, directors and greater than 10% beneficial owners were in compliance with all applicable filing requirements.

ADDITIONAL INFORMATION

Stockholder Nominations of Candidates for Board Membership

A stockholder who wishes to recommend a prospective nominee for the Board should notify the Company’s Secretary in writing with whatever supporting material the stockholder considers appropriate. The Nominating and Corporate Governance Committee will also consider whether to nominate any person nominated by a stockholder who is a stockholder of record on the record date for the meeting and on the date of notice of the meeting, and who delivers timely notice of the nomination in proper written form, as provided by our Bylaws. The notice must include certain biographical information regarding the proposed nominee, a completed written questionnaire with respect to each proposed nominee setting forth the background and qualifications of such proposed nominee (which questionnaire will be provided by the Secretary of the Company upon written request), the proposed nominee’s written consent to nomination and certain additional information as set forth in our Bylaws.

For a stockholder’s notice to the Company’s Secretary to be timely under our Bylaws, it must be delivered to or mailed and received at the principal executive offices of the Company: (a) in the case of a nomination to be voted on at an annual meeting, by February 8, 2014, but not before January 9, 2014 (or, if the annual meeting is called for a date that is not within 30 days of May 9, 2014, the notice must be received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs); and (b) in the case of a special meeting of stockholders called for the purpose of electing directors, not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs. If the presiding officer at a meeting determines that a nomination was not properly made in accordance with the procedures set forth in our Bylaws, then the presiding officer will declare to the meeting that such nomination was defective, and such defective nomination shall be disregarded.

Stockholder Proposals for 2014 Annual Meeting

If you would like to submit a proposal for inclusion in our proxy statement for the 2014 annual meeting, your proposal must be in writing and be received by us at our principal executive offices prior to the close of business on December 6, 2013.

If you want to bring business before the 2014 annual meeting which is not the subject of a proposal submitted for inclusion in the proxy statement, our Bylaws require that you deliver a notice in proper written form (and provide all information required by our Bylaws) to our Secretary by February 8, 2014, but not before January 9, 2014 (or, if the annual meeting is called for a date that is not within 30 days of May 9, 2014, the notice must be received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs). If the presiding officer at an annual meeting determines that business was not properly brought before the annual meeting in accordance with the procedures set forth in our Bylaws, then the presiding officer will declare to the meeting that your business was not properly brought before the meeting, and your business will not be transacted at that meeting.

Requests for Information

A copy of our Annual Report on Form 10-K for the year ended December 31, 2012, excluding certain of the exhibits thereto, may be obtained without charge by writing to the Company’s Investor Relations department at the address set forth below.

Our 2012 Annual Report to Stockholders is being mailed to stockholders with this proxy statement. The Annual Report to Stockholders is not part of the proxy solicitation materials. In certain instances, one copy of the Company’s Annual Report to Stockholders and proxy statement may be delivered to two or more stockholders who share an address. For voting purposes, a separate proxy card will be included for each stockholder at a shared address. Stockholders sharing an address who are receiving multiple copies of the Company’s annual reports or proxy statements may request delivery of a single copy, and stockholders sharing an address who are receiving a single copy of these documents may request delivery of multiple copies. Such requests can be made orally or in writing and should be directed to the attention of Investor Relations at the following address (which is the address of our principal executive offices): Ryman Hospitality Properties, Inc., One Gaylord Drive, Nashville, Tennessee 37214, (615) 316-6000.

ANNEX A TO PROXY STATEMENT

Reconciliation of

Adjusted Earnings Before Interest, Taxes,

Depreciation and Amortization (“Adjusted EBITDA”) and

Consolidated Cash Flow (“CCF”) to Net Income (Loss)

(in thousands)

	Twelve Months Ended December 31,
	2012	2011
Net income (loss)	$(26,644)	$10,177
(Income) loss from discontinued operations, net of taxes	9	(109)
Provision (benefit) for income taxes	(2,034)	7,420
Other (gains) and losses, net	(22,251)	916
Income from unconsolidated companies	(109)	(1,086)
Interest expense, net	46,275	62,213

Operating income (loss)	(4,754)	79,531
Depreciation and amortization	130,691	125,289

Adjusted EBITDA	125,937	204,820
Preopening costs	340	408
Impairment charges	33,291	332
Other non-cash charges	5,706	8,409
Stock option expense	3,176	3,252
Other gains and (losses), net	22,251	(916)
(Gain) Loss on sales of assets	(20,000)	917

CCF	$170,701	$217,222

Adjustments to CCF to Reflect Base Management Fees

and REIT Conversion Costs

(in thousands)

	Twelve Months Ended December 31,
	2012	2011
CCF	$170,701	$217,222
Add: Base management fees	4,337	—
Add: REIT conversion costs	67,926	—

Adjusted CCF	$242,964	$217,222

A-1

RYMAN HOSPITALITY PROPERTIES, INC.

Annual Meeting of Stockholders

May 9, 2013 10:00 AM

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoints Colin V. Reed, Ralph Horn and Scott J. Lynn, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of RYMAN HOSPITALITY PROPERTIES, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 10:00 AM, EDT on May 9, 2013, at the Gaylord Palms Resort and Convention Center, 6000 West Osceola Parkway, Kissimmee, FL, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. This proxy also provides voting instructions for shares held by Wilmington Trust, the Trustee for the Company’s 401(k) Savings Plan, and directs such Trustee to vote, as indicated on the reverse side of this card, any shares allocated to the account in this plan. The Trustee will vote these shares as you direct. The Trustee will vote allocated shares of the Company’s stock for which proxies are not received in direct proportion to voting by allocated shares for which proxies are received. This card should be voted by 11:59 p.m. Eastern time on May 7, 2013, for the Trustee to vote the plan shares.

Continued and to be signed on reverse side

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

The Board of Directors recommends that you vote FOR the following:

1.	Election of Directors

		For	Against	Abstain
01	Michael J. Bender	☐	☐	☐
02	E. K. Gaylord II	☐	☐	☐
03	Ralph Horn	☐	☐	☐
04	Ellen Levine	☐	☐	☐
05	Robert S. Prather, Jr.	☐	☐	☐
06	Colin V. Reed	☐	☐	☐
07	Michael D. Rose	☐	☐	☐
08	Michael I. Roth	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2013.

☐ For	☐ Against	☐ Abstain

3.	To approve, on an advisory basis, the Company’s executive compensation.

☐ For	☐ Against	☐ Abstain

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]

Date:

Signature (Joint Owners)

Date: